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As filed with the Securities and Exchange Commission on November 14, 2003

Registration No. 333-108794

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Equity
Investment Life Holding Company
(Exact Name of Registrant as Specified in Its Charter)

Iowa
(State or Other Jurisdiction of Incorporation or Organization)

6311
(Primary Standard Industrial Classification Code Number)

42-1447959
(I.R.S. Employer Identification Number)

David J. Noble
Chairman, Chief Executive Officer, President and Treasurer
American Equity Investment Life Holding Company
5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266
(515) 221-0002
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

William R. Kunkel Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700	Michael Groll Matthew M. Ricciardi LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, New York 10019-5389 (212) 424-8000

                  Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after the effective date of this Registration Statement.

                  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, par value $1.00 per share	$268,812,500	$21,747

(1)
Calculated on the basis of the maximum aggregate offering price in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares to cover over-allotments, if any, pursuant to an over-allotment option granted to the underwriters.

(3)
The Registrant has previously paid a fee of $20,003 in connection with the registration of securities having an offering price of up to $247,250,000 upon the initial filing of this Registration Statement. The remaining portion of the fee of $1,744 is being paid in connection with this filing for an additional $21,562,500 of securities.

                  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated November 13, 2003

P R O S P E C T U S

18,700,000 Shares

American Equity
Investment Life Holding Company

Common Stock

              This is our initial public offering. We are selling all of the offered shares.

              We expect the public offering price of the shares to be between $10.50 and $12.50 per share. Currently, no public market exists for our shares. We have been authorized to list our common stock on the New York Stock Exchange under the symbol "AEL."

              Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 7 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

              The underwriters may also purchase up to an additional 2,805,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about                        , 2003.

Merrill Lynch & Co.	Advest, Inc.
Raymond James	Sanders Morris Harris Inc.

The date of this prospectus is                        , 2003.

i

PROSPECTUS SUMMARY

              This summary highlights key aspects of our business and our common stock offering that are described more fully elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus carefully, including "Risk Factors" and the consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this prospectus. In this prospectus, "we," "us," "our," "ours" and "our company" refer to American Equity Investment Life Holding Company and, where applicable, our life insurance subsidiaries, American Equity Investment Life Insurance Company and American Equity Investment Life Insurance Company of New York. "American Equity Life" refers to our life insurance subsidiary American Equity Investment Life Insurance Company.

Our Company

Overview

              We operate in one business segment as a full service underwriter of a broad line of annuity and insurance products. Our business consists primarily of the sale of fixed rate and index annuities. We develop, market, issue and administer these annuities and life insurance products through our life insurance subsidiaries, American Equity Investment Life Insurance Company and American Equity Investment Life Insurance Company of New York. We began selling annuities in November 1996. We have grown our annual deposits from the sale of new annuities from $141.9 million in 1997 to $2.4 billion before coinsurance in 2002 ($1.6 billion net of coinsurance). For the nine months ended September 30, 2003, our deposits from sales of new annuities before coinsurance were $1,353.2 million ($846.1 million net of coinsurance). The reduction in annuity deposits in 2003 resulted from actions taken by us to manage our capital position, including reductions in our interest crediting rates on both new and existing annuities, reductions in sales commissions and suspension of sales of one of our higher commission annuity products and our most popular multi-year rate guaranteed annuity product. We will continue to monitor our levels of production and take such actions as we believe appropriate to help maintain our rate of production within the range that the statutory capital and surplus of our life insurance subsidiaries will support. The purpose of this offering is to raise capital to support future growth of our business. If it is successful, we anticipate increasing the level of our sales. For instance, we anticipate the reinstatement of our full marketing program and development of new products. As of September 30, 2003, our total consolidated assets were approximately $6.6 billion.

              Our annuity product line includes fixed rate and index annuities, our primary focus, and to a lesser extent, variable annuities:

  •
  Fixed Rate Annuities.  Fixed rate annuities accounted for approximately 38% of the total annuity deposits that we collected during the nine months ended September 30, 2003 and approximately 39% during the year ended December 31, 2002. At September 30, 2003, approximately 79% of our annuities in force were annually adjustable rate annuities which have an interest rate, called the crediting rate, guaranteed for the first year and which we may adjust in subsequent years. We also sell single premium deferred annuities, or SPDAs, under which the annual crediting rate is guaranteed for either a three-year or a five-year period. Sales of multi-year rate guaranteed SPDAs accounted for approximately 4% of total annuity deposits during the nine months ended September 30, 2003 and approximately 13% during the year ended December 31, 2002.

  •
  Index Annuities.  Index annuities accounted for approximately 62% of the total annuity deposits that we collected during the nine months ended September 30, 2003 and approximately 61% during the year ended December 31, 2002. These products allow policyholders to earn returns linked to index appreciation without the risk of loss of their principal.

  •
  Variable Annuities.  Variable annuities (which accounted for less than 1% of total annuity deposits for the nine months ended September 30, 2003 and for the year ended December 31, 2002) differ from equity index and fixed rate annuities in that the policyholder, rather than the insurance company, bears the investment risk, and the policyholder's return of principal and rate of return are dependent upon the performance of the particular investment option selected by the policyholder.

              In addition to our annuity products, we also provide traditional ordinary and term, universal life and other interest-sensitive life insurance products. We are one of the largest providers of life insurance for members of the state National Guard Associations, with approximately $2.2 billion of life insurance in force for these organizations as of September 30, 2003. We acquired this business in 1995. We intend to continue offering a complete line of life insurance products for individual and group markets. However, as these products represented less than 1% of our premiums and deposits for the first nine months of 2003 and for the year ended December 31, 2002, they are not reported as a separate business segment.

              We market our products through a variable cost distribution network which consisted of approximately 70 national marketing organizations and 42,000 independent agents as of September 30, 2003. We aggressively recruit new agents and expect to continue to expand our independent agency force. In addition, we provide high quality service to our agents and policyholders along with the prompt payment of commissions to our agents. We believe that this has been significant in building excellent relationships with our independent agency force. Our relationships with these agents are largely maintained through our national marketing organizations.

              We have developed what we believe to be one of the most experienced management teams in the industry. Our senior management team is led by David Noble, Chairman, Chief Executive Officer, President and Treasurer. Mr. Noble and the rest of the senior management team have worked together in the life insurance industry for the past 15 years. Overall, our senior management team and board of directors have more than 250 combined years of experience in the life insurance, annuity and financial services industries. Further, our executive officers and directors beneficially owned approximately 30% of our common stock as of September 30, 2003.

              We market our products primarily to individuals in the United States ages 45-75 who are seeking to accumulate tax-deferred savings. As of September 30, 2003, the average age of our policyholders was approximately 67 years. Our fixed rate and index annuity products are particularly attractive to this group as a result of the guarantee of the principal with respect to those products, competitive rates of credited interest, tax-deferred growth and alternative payout options. We believe significant growth opportunities exist for annuity products because of favorable demographic and economic trends. According to the U.S. Census Bureau, there were 35.0 million Americans age 65 and older in 2000, representing 12% of the U.S. population. By 2030, this sector of the population is expected to increase to 22% of the total population. Individual fixed annuity premium income was $143 billion in 2001 (according to A.M. Best Company), having risen at a 13% compound annual rate during the prior five-year period.

Our Strategy

              Our business strategy is to focus on our annuity business and earn predictable returns by managing investment spreads and investment risk. Elements of this strategy include the following:

  •
  Expand our Current Independent Agency Network.  We intend to grow and enhance our core distribution channel by expanding our relationships with national marketing organizations and independent agents, by addressing their product needs and by providing the highest quality service possible.

  •
  Continue to Introduce Innovative and Competitive Products.  We intend to be at the forefront of the fixed and index annuity industry in developing and introducing innovative and new competitive products. We believe that our continued focus on anticipating and being responsive to the product needs of our independent agents and policyholders will lead to increased customer loyalty, revenues and profitability.

  •
  Use our Expertise to Achieve Targeted Spreads on Annuity Products.  We intend to leverage our experience and expertise in managing the investment spread during a range of interest rate environments to achieve our targeted spreads.

  •
  Maintain our Profitability Focus and Improve Operating Efficiency.  We are committed to improving our profitability by advancing the scope and sophistication of our investment management and spread capabilities and continuously seeking out operating efficiencies within our company.

  •
  Take Advantage of the Growing Popularity of Some of Our Products.  We intend to capitalize on our reputation as a leading marketer of index annuities in this expanding segment of the annuity market.

Risks Related to Our Business Strategy

              You should also consider risks we face in our business that could limit our ability to implement our business strategy, including that:

  •
  we face competition from companies that have greater financial resources, broader arrays of products, higher ratings and stronger financial performance;

  •
  we might face reduced new sales, adverse effects on relationships with distributors and increased policy surrenders and withdrawals if our financial strength ratings were downgraded; and

  •
  changing interest rates and market volatility, in general, affect both the risks and returns on our products and investment portfolio.

              For a discussion of these and other factors that you should carefully consider before making an investment decision, see "Risk Factors" beginning on page 7 of this prospectus.

How to Contact Us

              We were incorporated in the State of Delaware on December 15, 1995, and reincorporated in the State of Iowa on January 7, 1998. Our executive offices are located at 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266, and our telephone number is (515) 221-0002. Our web site address is www.american-equity.com. Information contained on our website does not constitute part of this prospectus.

The Offering

Common stock offered by us	18,700,000 shares(1)
Shares outstanding after the offering	33,294,035 shares
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $198.3 million, assuming a public offering price of $11.50 per share, the mid-point of the price range shown on the cover of this prospectus. We expect to contribute substantially all of the proceeds directly or indirectly to the capital and surplus of our life subsidiaries.
Risk factors	Please read "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Dividend policy
In 2002 and 2001, we paid a cash dividend of $0.01 per share on our common stock. We intend to continue to pay an annual cash dividend on such shares so long as we have sufficient capital and/or future earnings to do so.
Proposed NYSE symbol	"AEL"

(1)
One of our shareholders, Farm Bureau Life Insurance Company, or Farm Bureau, has a contractual right of first refusal to purchase up to 3,658,990 of the shares offered in this offering in order to maintain a 20% interest in our issued and outstanding equity securities on a fully diluted basis. There can be no assurance that Farm Bureau will purchase any shares in this offering pursuant to the exercise of its right of first refusal.

              The number of shares of our common stock outstanding immediately after this offering is based on the number of shares outstanding at September 30, 2003. This number excludes (i) 1,875,000 shares of common stock issuable upon the conversion of our series preferred stock, (ii) 2,591,014 shares issuable upon the conversion of the company-obligated convertible mandatorily redeemable preferred securities of our subsidiary trust, which we refer to as the 8% trust preferred securities, (iii) 2,157,375 shares issuable upon the exercise of outstanding management subscription rights, with an exercise price of $5.33 per share, (iv) 3,043,760 shares reserved for future issuances under our stock option plans, including 1,369,302 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $6.57 per share, (v) 1,260,000 shares of common stock issuable upon the exercise of outstanding options under other stock option agreements with a weighted average exercise price of $4.63 per share, (vi) 1,059,292 shares of common stock reserved for issuance under the NMO Deferred Compensation Plan as described in note 10 to our audited consolidated financial statements and (vii) 310,723 shares of common stock reserved for issuance under deferred compensation agreements with certain employees and consultants. Please read "Capitalization" for an explanation of the shares of common stock that will be outstanding immediately following the consummation of this offering.

              Unless otherwise indicated, all information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

Summary Consolidated Financial and Other Data
(Dollars in thousands, except per share data)

              The following table sets forth our summary consolidated financial and other data. The summary consolidated statements of income and balance sheet data as of and for each of the five years in the period ended December 31, 2002 are derived from our audited consolidated financial statements and related notes, with 2002, 2001 and 2000 included elsewhere in this prospectus and 1999 and 1998 not included in this prospectus. The summary consolidated statements of income and balance sheet data as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 are derived from our unaudited interim consolidated financial statements included in this prospectus. The adjusted balance sheet data as of September 30, 2003 reflects our receipt of the estimated net proceeds of $198.3 million from this offering, assuming a public offering price of $11.50 per share, the mid-point of the price range shown on the cover of this prospectus, and the application of the proceeds therefrom. In the opinion of our management, all unaudited interim consolidated financial information presented in the table below reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for such periods. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year.

              The summary consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus. The results for past periods are not necessarily indicative of results that may be expected for future periods.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Consolidated Statements of Income Data:
Revenues
Traditional life and accident and health insurance premiums	$11,088	$10,714	$13,664	$13,141	$11,034	$10,294	$10,528
Annuity and single premium universal life product charges	15,504	10,398	15,376	12,520	8,338	3,452	642
Net investment income	264,060	222,056	308,548	209,086	100,060	66,679	26,357
Realized gains (losses) on investments	6,881	90	(122)	787	(1,411)	(87)	427
Change in fair value of derivatives(a)	25,141	(56,468)	(57,753)	(55,158)	(3,406)	(528)	—

Total revenues	322,674	186,790	279,713	180,376	114,615	79,810	37,954
Benefits and expenses
Insurance policy benefits and change in future policy benefits	8,846	7,040	9,317	9,762	8,728	7,232	6,085
Interest credited to account balances	176,318	126,704	177,633	97,923	56,529	41,727	15,838
Change in fair value of embedded derivatives(a)	40,947	(16,962)	(5,027)	12,921	—	—	—
Interest expense on company-obligated mandatorily redeemable preferred securities of American Equity Capital Trust II(b)	1,335	—	—	—	—	—	—
Interest expense on notes payable	1,131	1,526	1,901	2,881	2,339	896	789
Interest expense on General Agency Commission and Servicing Agreement	2,411	2,847	3,596	5,716	5,958	3,861	1,652
Interest expense on amounts due under repurchase agreements	685	—	734	1,123	3,267	3,491	1,529
Other interest expense	138	1,106	1,043	381	—	—	—
Amortization of deferred policy acquisition costs	40,435	27,686	39,930	23,040	8,574	7,063	2,020
Other operating costs and expenses	19,808	15,593	21,635	17,176	14,602	12,445	9,037

Total benefits and expenses	292,054	165,540	250,762	170,923	99,997	76,715	36,950

Income before income taxes, minority interests and cumulative effect of change in accounting principle	30,620	21,250	28,951	9,453	14,618	3,095	1,004
Income tax expense (benefit)	9,152	5,256	7,299	333	2,385	(1,370)	760

Income before minority interests and cumulative effect of change in accounting principle	21,468	15,994	21,652	9,120	12,233	4,465	244
Minority interests in subsidiaries(b):
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts:
American Equity Capital Trust I	1,555	1,555	2,074	2,078	2,078	693	—
American Equity Capital Trust II	2,685	4,029	5,371	5,371	5,371	1,329	—

Income before cumulative effect of change in accounting principle	17,228	10,410	14,207	1,671	4,784	2,443	244
Cumulative effect of change in accounting for derivatives(a)	—	—	—	(799)	—	—	—

Net income(c)	$17,228	$10,410	$14,207	$872	$4,784	$2,443	$244

Per Share Data:
Earnings per common share:
Income before cumulative effect of change in accounting principle	$1.05	$0.64	$0.87	$0.10	$0.29	$0.15	$0.02
Cumulative effect of change in accounting for derivatives(a)	—	—	—	(0.05)	—	—	—

Earnings per common share	$1.05	$0.64	$0.87	$0.05	$0.29	$0.15	$0.02

Earnings per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.90	$0.55	$0.76	$0.09	$0.26	$0.14	$0.02
Cumulative effect of change in accounting for derivatives(a)	—	—	—	(0.04)	—	—	—

Earnings per common share—assuming dilution	$0.90	$0.55	$0.76	$0.05	$0.26	$0.14	$0.02

Dividends declared per common share	$—	$—	$0.01	$0.01	$0.01	$0.01	$—
	At September 30, 2003		At December 31,
	Actual	As Adjusted	2002	2001	2000	1999	1998
Consolidated Balance Sheet Data:
Total assets	$6,634,396	$6,832,648	$6,042,266	$4,392,445	$2,528,126	$1,717,619	$708,110
Policy benefit reserves	6,179,557	6,179,557	5,452,365	3,993,945	2,099,915	1,358,876	541,082
Notes payable	31,833	31,833	43,333	46,667	44,000	20,600	10,000
Amounts due to related party under General Agency Commission and Servicing Agreement	26,171	26,171	40,345	46,607	76,028	62,119	27,536
Company-obligated mandatorily redeemable preferred securities issued by subsidiary trusts	100,869	100,869	100,486	100,155	99,503	98,982	—
Total stockholders' equity	93,438	291,690	77,478	42,567	58,652	34,324	66,131
	At and for the Nine Months Ended September 30,		At and for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Other Data:
Book value per share(d)	$5.72	$4.74	$4.67	$2.24	$3.35	$1.72	$4.08
Return on equity(e)	24.5%	8.3%	23.7%	1.7%	10.3%	4.9%	0.4%
Number of agents	42,095	40,097	41,396	33,894	21,908	17,855	10,525
Life subsidiaries' statutory capital and surplus	$228,101	$174,310	$227,199	$177,868	$145,048	$139,855	$80,948
Life subsidiaries' statutory net gain (loss) from operations before income taxes and realized capital gains (losses)	24,608	10,502	53,535	(5,675)	9,190	30,498	10,072
Life subsidiaries' statutory net income (loss)(c)(f)	9,435	(3,898)	26,010	(17,187)	10,420	17,837	4,804
(a)
The accounting change resulted from the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which became effective on January 1, 2001.

(b)
Effective July 1, 2003 we adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. See note 1 to our unaudited consolidated financial statements.

(c)
Our GAAP net income and statutory net loss in 2001 were affected by a decision to maintain a significant liquid investment position after the September 11, 2001 terrorist attacks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Annual Results of Operations."

(d)
Book value per share is calculated as total stockholders' equity less the liquidation preference of our series preferred stock divided by the total number of shares of common stock outstanding.

(e)
We define return on equity as net income divided by average total equity. We calculate the returns for interim periods by using net income for the trailing twelve months.

(f)
Our statutory net loss in 2001 was also affected by (i) an increase in reserves related to new sales of certain of our multi-year rate guaranteed products, which have reserve requirements that are higher in earlier years and (ii) tax expense of $6.0 million caused by a difference between statutory and tax basis reserves and other timing differences.

RISK FACTORS

              An investment in our common stock involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you may lose all or part of your investment.

Risks Relating to Our Company

We face competition from companies that have greater financial resources, broader arrays of products, higher ratings and stronger financial performance, which may impair our ability to retain existing customers, attract new customers and maintain our profitability and financial strength.

              We operate in a highly competitive industry. Many of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships. Our annuity products compete with index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers. Our insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and commission structures. While we compete with numerous other companies, we view the following as our most significant competitors:

  •
  Allianz Life Insurance of North America;

  •
  Midland National Life Insurance Company;

  •
  AmerUs Group Co.;

  •
  Jackson National Life Insurance Company; and

  •
  Jefferson Pilot Life Insurance Company.

              Our ability to compete depends in part on product pricing which is driven by our investment performance. We will not be able to accumulate and retain assets under management for our products if our investment results underperform the market or the competition, since such underperformance likely would result in asset withdrawals and reduced sales.

              We compete for distribution sources for our products. We believe that our success in competing for distributors depends on factors such as our financial strength, the services we provide to, and the relationships we develop with, these distributors and offering competitive commission structures. Our distributors are generally free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive. If our products or services fall short of distributors' needs, we may not be able to establish and maintain satisfactory relationships with distributors of our annuity and life insurance products. Our ability to compete in the past has also depended in part on our ability to develop innovative new products and bring them to market more quickly than our competitors. In order for us to compete in the future, we will need to continue to bring innovative products to market in a timely fashion. Otherwise, our revenues and profitability could suffer.

              National banks, with pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the

Gramm-Leach-Bliley Act, prior legislation had limited the ability of banks to engage in securities-related businesses and had restricted banks from being affiliated with insurance companies. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of our products by substantially increasing the number and financial strength of our potential competitors.

In July 2002, A.M. Best Company and Standard & Poor's downgraded our financial strength ratings, and a further downgrade in our financial strength ratings may reduce new sales, adversely affect relationships with distributors, and increase policy surrenders and withdrawals.

              Financial strength ratings are important factors in establishing the competitive position of life insurance and annuity companies. A ratings downgrade, or the potential for a ratings downgrade, could have a number of adverse effects on our business. For example, distributors and sales agents for life insurance and annuity products use the ratings as one factor in determining which insurer's annuities to market. A ratings downgrade could cause those distributors and agents to seek alternative carriers. In addition, a ratings downgrade could materially increase the number of policy or contract surrenders we experience.

              Financial strength ratings generally involve quantitative and qualitative evaluations by rating agencies of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to agents, policyholders and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

              American Equity Life has received financial strength ratings of "B++" (Very Good) with a negative outlook from A.M. Best Company and "BBB+" with a negative outlook from Standard & Poor's. A.M. Best has indicated that the negative outlook reflects the decline in risk-adjusted capitalization of our insurance operations due to the rapid growth of our core individual annuity operations. Standard & Poor's has indicated that the negative outlook reflects the risk on executing our short term initiative to improve our capitalization and our interest rate risk exposure. Standard & Poor's has also indicated that once these issues are resolved within the expected time frame, the outlook could be revised to stable. A.M. Best ratings currently range from "A++" (Superior) to "F" (In Liquidation), and include 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent), "A-" (Excellent), B++ (Very Good) and B+ (Very Good). Publications of A.M. Best indicate that the "B++" rating is assigned to those companies that, in A.M. Best's opinion, have demonstrated a good ability to meet their ongoing obligations to policyholders. Standard & Poor's insurer financial strength ratings currently range from "AAA" to "NR", and include 21 separate ratings categories. Within these categories, "AAA" and "AA" are the highest, followed by "A" and "BBB". Publications of Standard & Poor's indicate that an insurer rated "BBB" or higher is regarded as having strong financial security characteristics, but is somewhat more likely to be affected by adverse business conditions than are higher rated insurers.

              A.M. Best and Standard & Poor's review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. If our ratings were to be downgraded for any reason, we could experience a material adverse effect on the sales of our products and the persistency of our existing business.

              In July 2002, A.M. Best Company and Standard & Poor's adjusted our financial strength ratings from "A-"(Excellent) to "B++"(Very Good) and "A-" to "BBB+", respectively. The adjustments initially had no impact on sales of new annuity products or on lapses of existing balances. Beginning in November 2002, our monthly sales volumes began to decline primarily as a result of certain actions by us, including reductions in crediting rates and suspension of sales of one of our higher commission annuity products and our most popular multi-year rate guaranteed annuity product. The degree to which ratings adjustments also contributed to this decline is unknown. Our ability to grow sales of new annuities and the level of surrenders of our existing annuity contracts in force during 2003 may be affected by, among other things, the current ratings and our levels of statutory capital and surplus.

General economic conditions, including changing interest rates and market volatility, affect both the risks and the returns on both our products and our investment portfolio.

              The market value of our investments and our investment performance, including yields and realization of gains or losses, may vary depending on economic and market conditions. Such conditions include the shape of the yield curve, the level of interest rates and recognized equity and bond indices, including, without limitation, the S&P 500 Index®, the Dow Jones IndexSM and the NASDAQ-100 Index® (the "Indices"). Interest rate risk is our primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can materially and adversely affect the profitability of our products, the market value of our investments and the reported value of stockholders' equity. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk" for a further discussion of our interest rate risk exposure.

              From time to time, for business or regulatory reasons, we may be required to sell certain of our investments at a time when their market value is less than the carrying value of these investments. Rising interest rates may cause declines in the value of our fixed maturity securities. With respect to our available for sale fixed maturity securities, such declines (net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs) reduce our reported stockholders' equity and book value per share. We have a portfolio of held for investment securities which consists principally of long duration bonds issued by U.S. government agencies, the value of which is also sensitive to interest rate changes.

              We may also have difficulty selling our commercial mortgage loans because they are less liquid than our publicly traded securities. As of September 30, 2003, our commercial mortgage loans represented approximately 9% of the value of our invested assets. If we require significant amounts of cash on short notice, we may have difficulty selling these loans at attractive prices or in a timely manner, or both.

              A key component of our net income is the investment spread. A narrowing of investment spreads may adversely affect operating results. Although we have the right to adjust interest crediting rates (referred to as "participation," "asset fee" or "cap" rates for index annuities) on most products, changes to crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In general, our ability to lower crediting rates is subject to a minimum crediting rate filed with and approved by state regulators. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid the narrowing of spreads under certain market conditions. Our policy structure generally provides for resetting of policy crediting rates at least annually and imposes withdrawal penalties for withdrawals during the first three to 16 years a policy is in force.

              Our spreads may be compressed in declining interest rate environments. A substantial portion of our fixed income securities have call features and are subject to redemption currently or in the near future. We have reinvestment risk related to these redemptions to the extent we cannot reinvest the net proceeds in assets with credit quality and yield characteristics similar to or better than those of the redeemed bonds.

              Managing the investment spread on our index annuities is more complex than it is for fixed rate annuity products. Index products are credited with a percentage (known as the "participation rate") of gains in the Indices. Some of our index products have an annual asset fee which is deducted from the amount credited to the policy. In addition, caps are set on some products to limit the maximum amount which may be credited on a particular product. To fund the earnings to be credited to the index products, we purchase options on the Indices. The price of such options increases with increases in the volatility in the Indices and interest rates, which may either narrow the spread or cause us to lower participation rates. Thus, the volatility of the Indices adds an additional degree of uncertainty to the profitability of the index products. We attempt to mitigate this risk by resetting participation rates and asset fees annually and adjusting the applicable caps.

Our investment portfolio is also subject to credit quality risks which may diminish the value of our invested assets and affect our sales, profitability and reported book value per share.

              We are subject to the risk that the issuers of our fixed maturity securities and other debt securities (other than our U.S. agency securities), and borrowers on our commercial mortgages, will default on principal and interest payments, particularly if a major downturn in economic activity occurs. At September 30, 2003, 89% of our invested assets consisted of fixed maturity securities, of which 1% were below investment grade. At September 30, 2003, there were no delinquencies in our commercial mortgage loan portfolio. An increase in defaults on our fixed maturity securities and commercial mortgage loan portfolios could harm our financial strength and reduce our profitability.

              We use derivative instruments to fund the annual credits on our index annuities. We purchase derivative instruments, consisting primarily of one-year call options, from a number of counterparties. Our policy is to acquire such options only from counterparties rated BBB+ or better by a nationally recognized rating agency. If, however, our counterparties fail to honor their obligations under the derivative instruments, we will have failed to provide for crediting to policyholders related to the appreciation in the applicable indices. Any such failure could harm our financial strength and reduce our profitability.

Our reinsurance program involves risks because we remain liable with respect to the liabilities ceded to reinsurers if the reinsurers fail to meet the obligations assumed by them.

              Our life subsidiaries cede insurance to other insurance companies through reinsurance. In particular, effective August 1, 2001, American Equity Life entered into a coinsurance agreement with Equitrust Life Insurance Company, or Equitrust, an affiliate of Farm Bureau, covering 70% of our non-multi year rate guarantee fixed annuities and index annuities issued from August 1, 2001 through December 31, 2001, and 40% of those contracts for 2002 and 2003. At September 30, 2003, the aggregate policy benefit reserve transferred to Equitrust was approximately $1.8 billion. Equitrust has been assigned a financial strength rating of "A" by A.M. Best Company. We remain liable with respect to the policy liabilities ceded to Equitrust should it fail to meet the obligations assumed by it. As of September 30, 2003, Farm Bureau beneficially owned 32% of our common stock.

              In addition, we have entered into other types of reinsurance transactions including indemnity and financial reinsurance. Should any of these reinsurers fail to meet the obligations assumed under such reinsurance, we remain liable with respect to the liabilities ceded.

We may experience volatility in net income due to changes in standards for accounting for derivatives.

              The Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS No. 133, which became effective for us on January 1, 2001. Under SFAS No. 133, as amended, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings. This impacts the items of revenue and expense we report on our equity index business in three ways.

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  We must mark to market the purchased call options we use to fund the annual index credits on our index annuities based upon quoted market prices from related counterparties. We record the change in fair value of these options as a component of our revenues. Included within the change in fair value of the options is an element reflecting the time value of the options, which initially is their purchase cost declining to zero at the end of their one-year lives. For the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, the change in fair value of derivatives was $25.1 million, $(57.8) million and $(55.2) million, respectively.

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  Under SFAS No. 133, the future annual index credits on our index annuities are treated as a "series of embedded derivatives" over the expected life of the applicable contracts. We are required to estimate the fair value of these embedded derivatives. Our estimates of the fair value of these embedded derivatives are based on assumptions related to underlying policy terms (including annual cap rates, participation rates, asset fees and minimum guarantees), index values, notional amounts, strike prices and expected lives of the policies. The change in fair value of embedded derivatives increases with increases in volatility in the Indices and interest rates. The change in fair value of the embedded derivatives will not correspond to the change in fair value of the purchased options because the purchased options are one-year options while the options valued in the fair value of embedded derivatives cover the expected life of the contract which typically exceeds 10 years. The change in estimated fair value of the series of embedded options included in policyholder benefits in the consolidated statements of income was $40.9 million, $(5.0) million and $12.9 million for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, respectively.

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  We adjust the amortization of deferred policy acquisition costs to reflect the impact of the two items discussed above. Amortization of deferred policy acquisition costs decreased by $0.5 million during the nine months ended September 30, 2003, increased by $1.4 million for the year ended December 31, 2002 and decreased by $0.8 million for the year ended December 31, 2001.

              The application of SFAS No. 133 in future periods to the revenues and expenses related to our index annuity business may cause volatility in our reported net income.

If we do not manage our growth effectively, our financial performance could be adversely affected; our historical growth rates may not be indicative of our future growth.

              We have experienced rapid growth since our formation in December 1995. Our annuity deposits have grown from approximately $141.9 million in 1997 to $2.4 billion before coinsurance ($1.6 billion net of coinsurance) in 2002. For the nine months ended September 30, 2003, our deposits from sales of new annuities before coinsurance were $1,353.2 million ($846.1 million net of coinsurance). Our work force has grown from approximately 65 employees and 4,000 independent agents as of December 31, 1997 to approximately 200 employees and 42,000 independent agents as of September 30, 2003. We intend to continue to grow by recruiting new independent agents, increasing the productivity of our existing agents, expanding our insurance distribution network, making strategic acquisitions, developing new products, expanding into new product lines, becoming licensed in all 50 states and continuing to develop new incentives for our sales agents. Future growth will impose significant added responsibilities on our management, including the need to identify, recruit, maintain and integrate additional employees, including management. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. In addition, due to our rapid growth and resulting increased size, it may be necessary to expand the scope of our investing activities to asset classes in which we historically have not invested or have not had significant exposure. If we are unable to adequately manage our investments in these classes, our financial condition or operating results in the future could be less favorable than in the past. Further, we have utilized reinsurance to support our growth and the future availability of reinsurance is uncertain. Our failure to manage growth effectively, or our inability to recruit, maintain and integrate additional qualified employees and independent agents, could have a material adverse effect on our business, financial condition or results of operations. In addition, due to our rapid growth, our historical growth rates are not likely to accurately reflect our future growth rates or our growth potential. We cannot assure you that our future revenues will increase or that we will continue to be profitable.

We must retain and attract key employees or else we may not grow or be successful.

              We are dependent upon our executive management for the operation and development of our business. Our executive management team includes:

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  David J. Noble, Chairman, Chief Executive Officer, President and Treasurer;

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  John M. Matovina, Vice Chairman;

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  Kevin R. Wingert, President of American Equity Life;

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  James R. Gerlach, Executive Vice President;

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  Terry A. Reimer, Executive Vice President;

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  Debra J. Richardson, Senior Vice President; and

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  Wendy L. Carlson, General Counsel and Chief Financial Officer.

              Although we have change in control agreements with members of our executive management team, we do not have employment contracts with any of the members of our executive management team. Although none of our executive management team has indicated that they intend to terminate their employment with us, there can be no assurance that these employees will remain with us for any particular period of time. Also, we do not maintain "key person" life insurance for any of our personnel.

If we are unable to attract and retain national marketing organizations and independent agents, sales of our products may be reduced.

              We distribute our annuity products through a variable cost distribution network which included approximately 70 national marketing organizations and 42,000 independent agents as of September 30, 2003. We must attract and retain such marketers and agents to sell our products. Insurance companies compete vigorously for productive agents. We compete with other life insurance companies for marketers and agents primarily on the basis of our financial position, support services, compensation and product features. Such marketers and agents may promote products offered by other life insurance companies that may offer a larger variety of products than we do. Our competitiveness for such marketers and agents also depends upon the long-term relationships we develop with them. If we are unable to attract and retain sufficient marketers and agents to sell our products, our ability to compete and our revenues would suffer.

We may require additional capital to support sustained future growth which may not be available when needed or may be available only on unfavorable terms.

              Our long-term strategic capital requirements will depend on many factors including the accumulated statutory earnings of our life subsidiaries and the relationship between the statutory capital and surplus of our life subsidiaries and (i) the rate of growth in sales of our products; and (ii) the levels of credit risk and/or interest rate risk in our invested assets. To support long-term capital requirements, we may need to increase or maintain the statutory capital and surplus of our life subsidiaries through additional financings, which could include debt, equity, financial reinsurance and/or other surplus relief transactions. Such financings, if available at all, may be available only on terms that are not favorable to us. In the case of additional equity offerings, dilution to our shareholders could result, and/or such securities may have rights, preferences and privileges that are senior to those of the common stock offered hereby. In the case of debt offerings or placements, the holders of the debt will have rights preferences and privileges that are senior to those of the common stock offered hereby. If we cannot maintain adequate capital, we may be required to limit growth in sales of new annuity products, and such action could adversely affect our business, financial condition or results of operations.

Changes in state and federal regulation may affect our profitability.

              We are subject to regulation under applicable insurance statutes, including insurance holding company statutes, in the various states in which our life subsidiaries write insurance. Our life subsidiaries are domiciled in New York and Iowa. We are currently licensed to sell our products in 46 states and the District of Columbia.

              Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies. Regulators oversee matters relating to trade practices, policy forms, claims practices, guaranty funds, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends.

              State insurance regulators and the National Association of Insurance Commissioners, or NAIC, continually reexamine existing laws and regulations, and may impose changes in the future.

              Our life subsidiaries are subject to the NAIC's risk-based capital requirements which are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. Our life subsidiaries also may be required, under solvency or guaranty laws of most states in which they do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies.

              Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. As increased scrutiny has been placed upon the insurance regulatory framework, a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state authority to regulate insurance companies and holding company systems. In addition, legislation has been introduced in Congress which could result in the federal government assuming some role in the regulation of the insurance industry. The regulatory framework at the state and federal level applicable to our insurance products is evolving. The changing regulatory framework could affect the design of such products and our ability to sell certain products. Any changes in these laws and regulations could materially and adversely affect our business, financial condition or results of operations.

              From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantage for annuities and life insurance. If the legislation were enacted to eliminate the tax deferral for annuities, such a change would have a material adverse effect on our ability to sell non-qualified annuities.

Changes in federal income taxation laws, including recent reductions in individual income tax rates, may affect sales of our products and profitability.

              The annuity products that we market generally offer tax advantages to the policyholders, as compared to other savings instruments such as certificates of deposit and taxable bonds. This tax preference is the deferral of income tax on the earnings during the accumulation period of the annuity as opposed to the current taxation of other savings instruments. From time to time, Congress has considered proposals to revise or eliminate this tax deferral. There is no such proposal currently pending in Congress, nor has the current Administration announced any consideration of such a proposal. Legislation eliminating the tax deferral for certain annuities would have a material adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are sold to a policyholder other than an individual retirement account or other qualified retirement plan.

              In June 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 (the "2001 Act") was signed into law. The 2001 Act contains provisions that will, over time, significantly lower individual income tax rates. The 2001 Act will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. Some of these changes might hinder sales of our annuities and result in the increased surrender of annuities. We cannot predict the overall effect on the sales or surrenders of our products of the tax law changes included in the 2001 Act.

              In May 2003, the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Act") was signed into law. The 2003 Act provisions accelerate the individual income tax rate reductions passed in the 2001 Act. The 2003 Act will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. In addition, the 2003 Act significantly reduced the individual income tax rate on corporate dividends which might cause investors to view annuities as somewhat less attractive when compared to investments in equity securities that pay dividends than they were prior to the 2003 Act. Therefore, these changes could have the result of reducing sales of our annuities.

We face risks relating to litigation, including the costs of such litigation, management distraction and the potential for damage awards, which may adversely impact our business.

              We are occasionally involved in litigation, both as a defendant and as a plaintiff. In addition, state regulatory bodies, such as state insurance departments, the SEC, the National Association of Securities Dealers, Inc., the Department of Labor, and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, the Employee Retirement Income Security Act of 1974, as amended, and laws governing the activities of broker-dealers. Companies in the life insurance and annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims. We are currently a defendant in two purported class action lawsuits filed in state courts alleging improper sales practices. In both lawsuits, the plaintiffs are seeking returns of premiums and other compensatory and punitive damages. However, in neither lawsuit have damage amounts been specified. In neither case has the class been certified at this time. Although we have denied all allegations in these lawsuits and intend to vigorously defend against them, the lawsuits are in the early stages of litigation and their outcomes cannot at this time be determined. While we do not believe that these lawsuits will have a material adverse effect on our business, financial condition or results of operations, there can be no assurance that such litigation, or any future litigation, will not have such an effect, whether financially, through distraction of our management or otherwise.

Risks Relating to This Offering

An active trading market may not develop for our common stock.

              You may find it difficult to sell your shares of common stock because an active trading market for our common stock may not develop. There is no existing trading market for our common stock, and there can be no assurance regarding the future development of a market for our common stock, or the ability of the holders of our common stock to sell their shares of common stock or the price at which such holders may be able to sell their shares of common stock. If such a market were to develop, our common stock could trade at prices that may be higher or lower than the initial offering price of our common stock depending on many factors, including the number of holders of our common stock, our future operating results and financial condition, the interest of securities dealers in making a market in our common stock, the market for similar securities and general economic and market conditions. We cannot predict the effects these factors will have on future trading prices of our common stock offered pursuant to this prospectus.

              We have been authorized to list our common stock on the New York Stock Exchange under the symbol "AEL." We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the underwriters have informed us that they intend to make a market in our common stock, they are not obligated to do so, and any market-making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for our common stock or that an active market for our common stock will develop or, if developed, that it will continue. As a result, the market price of our common stock, as well as your ability to sell our common stock, could be adversely affected.

The value of your investment may be subject to sudden decreases due to the potential volatility of the price for our common stock.

              The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including the following:

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  actual or anticipated fluctuations in our operating results;

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  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

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  the operating and stock performance of our competitors;

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  announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  changes in interest rates;

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  general domestic or international economic, market and political conditions;

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  additions or departures of key personnel; and

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  future sales of our common stock.

              In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

              In the past, some shareholders have brought securities class action lawsuits against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

Possible future sales of our common stock by our officers and others could cause the market price of our common stock to decrease and make equity capital raising more difficult.

              Sales of significant amounts of our common stock after this offering or the perception that such sales will occur could adversely affect the market price of our common stock or our future ability to raise capital through an offering of equity securities. After this offering, we will have outstanding 33,294,035 shares of common stock. All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" within the meaning of Rule 144 under the Securities Act. The 14,594,035 remaining shares of outstanding common stock upon completion of this offering will be "restricted securities" under the Securities Act, subject to restrictions on the timing, manner and volume of sales of those shares.

              All of our directors and officers and certain shareholders, including Farm Bureau and the NMO Deferred Compensation Trust, holding an aggregate of 84% of our outstanding common stock prior to this offering have entered into 180-day lock-up agreements as described in "Shares Eligible for Future Sale" and "Underwriting". Each of the remaining shareholders that have entered into these lock-up agreements held less than 3% of our outstanding common stock prior to this offering. Subject to these lock-up agreements, holders of up to 2,242,250 shares of common stock will have the right to request the registration of their shares under the Securities Act. Upon the effectiveness of that registration, all shares covered by that registration statement will be freely transferable. Following the closing of this offering, we also intend to file a registration statement on Form S-8 under the Securities Act covering 6,161,135 shares of common stock reserved for issuance under our stock option plans and other stock options and rights granted to members of management. Accordingly, subject to applicable vesting requirements and exercise with respect to options, shares registered under that registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. For a more detailed description of additional shares that may be sold in the future, please refer to "Shares Eligible for Future Sale" on page 85 and "Underwriting" on page 89.

Our ability to meet our payment obligations is dependent upon distributions from our subsidiaries, but our subsidiaries' ability to make distributions is limited by law and several contractual agreements.

              We are a holding company and, by virtue of our holding company structure, our common stock in effect will be junior in right of payment to all existing and future liabilities of our life subsidiaries. Our principal assets are the shares of the capital stock and surplus notes of our life subsidiaries and a note receivable from American Equity Investment Service Company, or the Service Company. As a holding company without independent means of generating operating revenues, we depend on dividends, interest on surplus notes, investment advisory fees and other payments from our life subsidiaries to fund our obligations and meet our cash needs. We also receive principal and interest payments on our note receivable from the Service Company. For a more detailed description of our note receivable from the Service Company, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity of Parent Company" on page 48.

              The transfer of funds by American Equity Life is restricted by certain covenants in our loan agreement which, among other things, require American Equity Life to maintain statutory capital and surplus (including the asset valuation and interest maintenance reserves) of $140 million plus 25% of statutory net income and 75% of the capital contributions to American Equity Life for periods subsequent to December 31, 1999. Under the most restrictive of these limitations, $25.9 million of our earned surplus at September 30, 2003 and December 31, 2002 was available for distribution by American Equity Life to the parent company in the form of dividends or other distributions. As disclosed in the unaudited and audited consolidated financial statements included elsewhere in this prospectus, our loan agreement has been amended from time to time to maintain our continuing compliance with these and other restrictive covenants.

              The payment of dividends or distributions, including surplus note payments, by our life subsidiaries is subject to regulation by each such subsidiary's state of domicile's insurance department. Currently, our life subsidiaries may pay dividends or make other distributions without the prior approval of their state of domicile's insurance department, unless such payments, together with all other such payments within the preceding twelve months, exceed, in Iowa, the greater of, and in New York, the lesser of (1) the life subsidiary's net gain from operations for the preceding calendar year, or (2) 10% of the life subsidiary's statutory surplus at the preceding December 31. For 2003, up to $25.9 million can be distributed as dividends or surplus note payments by American Equity Life without prior approval of the Iowa insurance department. In addition, dividends and surplus note payments may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities in the life subsidiary's state of domicile. American Equity Life had approximately

$48.3 million and $47.4 million of earned surplus at September 30, 2003 and December 31, 2002, respectively.

              In addition, our life subsidiaries are subject to the NAIC's risk-based capital, or RBC, requirement set forth in the Risk-Based Capital for Insurers Model Act, or the Model Act. The main purpose of the Model Act is to provide a tool for insurance regulators to evaluate the capital of insurers relative to the risks assumed by them and determine whether there is a need for possible corrective action. U.S. insurers and reinsurers are required to report the results of their RBC calculations as part of the statutory annual statements filed with state insurance regulatory authorities.

              The Model Act provides for four different levels of regulatory actions based on annual statements, each of which may be triggered if an insurer's total adjusted capital, as defined in the Model Act, is less than a corresponding RBC.

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  The company action level is triggered if an insurer's total adjusted capital is less than 250% of its authorized control level RBC, as defined in the Model Act. At the company action level, the insurer must submit a plan to the regulatory authority that discusses proposed corrective actions to improve its capital position.

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  The regulatory action level is triggered if an insurer's total adjusted capital is less than 150% of its authorized control level RBC. At the regulatory action level, the regulatory authority will perform a special examination of the insurer and issue an order specifying corrective actions that must be followed.

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  If an insurer's total adjusted capital is less than its authorized control level RBC, the regulatory authority is authorized (although not mandated) to take regulatory control of the insurer.

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  The mandatory control level is triggered if an insurer's total adjusted capital is less than 70% of its authorized control level RBC, and at that level the regulatory authority must take regulatory control of the insurer. Regulatory control may lead to rehabilitation or liquidation of an insurer.

              As of September 30, 2003, the total adjusted capital of our life subsidiaries exceeded the company action level.

              Although we believe our current sources of funds provide adequate cash flow to us to meet our current and reasonably forseeable future obligations, there can be no assurance that we will continue to have access to these sources in the future.

Anti-takeover provisions affecting us could prevent our shareholders from obtaining a change of control premium for their shares of our common stock and could impede an attempt to replace or remove our board of directors or management.

              Our articles of incorporation, as amended, our amended and restated bylaws and Iowa law contain anti-takeover provisions that could have the effect of delaying or preventing changes in control that a shareholder may consider favorable. The provisions in our charter documents include the following:

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  our amended articles of incorporation and bylaws provide for a classified board of directors pursuant to which our directors are divided into three classes, with three-year staggered terms;

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  our amended articles of incorporation provide our board of directors the ability to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

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  our bylaws provide that shareholder action may be taken only at a special or regular meeting or by written consent signed by the holders of outstanding shares having not less than 90% of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted;

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  our bylaws limit our shareholders' ability to make proposals at shareholder meetings; and

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  our bylaws establish advance notice procedures for nominating candidates to our board of directors.

              The foregoing provisions could have the effect of entrenching our board of directors or management, or delaying, deferring or preventing a change in control of our company; discourage bids for our common stock at a premium over the market price; or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. We are subject to certain Iowa laws that could have similar effects. One of these laws, Section 490.1110 of the Iowa Business Corporation Act, prohibits us from engaging in a business combination with any interested shareholder for a period of three years from the date the person became an interested shareholder unless certain conditions are met.

You will incur immediate and substantial dilution in net tangible book value.

              We expect that the initial public offering price of our common stock will be substantially higher than the net tangible book value of each outstanding share of common stock. If you purchase common stock in this offering, you will suffer immediate and substantial dilution. Assuming a public offering price of $11.50 per share, the mid-point of the price range shown on the cover of this prospectus, the dilution will be $3.06 per share in the net tangible book value of the common stock from the initial public offering price. This means that investors who purchase shares in this offering will:

  •
  pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities; and

  •
  contribute 76.5% of the total amount to fund the company but will own only 56.2% of the shares outstanding.

              For a more detailed discussion of dilution, please refer to "Dilution" on page 23.

After the offering, our executive officers, directors, and parties related to them, in the aggregate, will control 11% of our voting stock and may have the ability to control matters requiring shareholder approval, and another shareholder may control 20% of our voting stock and may also have the ability to significantly influence matters requiring shareholder approval.

              Our executive officers, directors and parties related to them own a large enough stake in us to have an influence on the matters presented to shareholders. As a result, these shareholders may have the ability to control matters requiring shareholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of our assets, and the control of our management and affairs. One of our shareholders, Farm Bureau, has a "right of first refusal" to maintain a 20% interest in our issued and outstanding equity securities on a fully diluted basis in certain circumstances, including in connection with this offering. See "Principal Shareholders." If Farm Bureau elects to exercise this right in full and maintain its ownership at 20% of our issued and outstanding equity securities on a fully diluted basis, it may have the ability to significantly influence matters requiring shareholder approval, including the matters listed above. There can be no assurance that Farm Bureau will purchase any shares in this offering pursuant to the exercise of this right. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock. In addition, some of Farm Bureau's affiliates have entered into transactions with us (see "Certain Relationships and Related Party Transactions") and, as a result, Farm Bureau may have interests that are different from or in addition to its interest as a shareholder in our company. Farm Bureau may seek to use its position as a major shareholder to further those other interests.

Our management will have broad discretion in allocating proceeds from this offering.

              The net proceeds to us from this offering, after deducting underwriting commissions and expenses payable by us, are estimated to be approximately $198.3 million, assuming a public offering price of $11.50 per share, the mid-point of the price range shown on the cover of this prospectus. The primary purpose of this offering is to increase the capital and surplus of our life subsidiaries to support future growth of our business. Our management will retain broad discretion as to the allocation of the proceeds of this offering. The failure of management to apply these funds effectively could negatively impact our business and prospects. See "Use of Proceeds."

FORWARD-LOOKING STATEMENTS

              All statements, trend analyses and other information contained in this prospectus and elsewhere (such as in filings by us with the Securities and Exchange Commission, press releases, presentations by us or our management or oral statements) relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include, among other things:

  •
  general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated therewith, the market value of our investments and the lapse rate and profitability of policies;

  •
  customer response to new products and marketing initiatives;

  •
  changes in Federal income tax laws and regulations which may affect the relative income tax advantages of our products;

  •
  increasing competition in the sale of annuities;

  •
  regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of products; and

  •
  the factors discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

              You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this prospectus. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

              You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

              You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations or prospects may have changed since that date.

USE OF PROCEEDS

              We estimate that we will receive net proceeds of approximately $198.3 million from the sale of shares of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses, assuming a public offering price of $11.50 per share, the mid-point of the price range shown on the cover of this prospectus. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be aproximately $228.3 million.

              We expect to contribute substantially all of the proceeds directly or indirectly to the capital and surplus of our life subsidiaries.

DIVIDEND POLICY

              In 2002 and 2001, we paid a cash dividend of $0.01 per share on our common stock and $0.03 on our series preferred stock. We intend to continue to pay an annual cash dividend on such shares so long as we have sufficient capital and/or future earnings to do so. However, we anticipate retaining most of our future earnings, if any, for use in our operations and the expansion of our business. Any further determination as to dividend policy will be made by our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects and such other factors as our board of directors may deem relevant.

              Our credit agreement contains a restrictive covenant which limits our ability to declare or pay dividends in any fiscal year to 25% of our consolidated net income for the prior year. In addition, since we are a holding company, our ability to pay cash dividends depends in large measure on our subsidiaries' ability to make distributions of cash or property to us.

              The transfer of funds by American Equity Life is restricted by certain covenants in our loan agreement which, among other things, require American Equity Life to maintain statutory capital and surplus (including the asset valuation and interest maintenance reserves) of $140 million plus 25% of statutory net income and 75% of the capital contributions to American Equity Life for periods subsequent to December 31, 1999. Under the most restrictive of these limitations, $25.9 million of our earned surplus at September 30, 2003 and December 31, 2002 was available for distribution by American Equity Life to the parent company in the form of dividends or other distributions. As disclosed in the unaudited and audited consolidated financial statements included elsewhere in this prospectus, our loan agreement has been amended from time to time to maintain our continuing compliance with these and other restrictive covenants.

              The payment of dividends or distributions, including surplus note payments, by our life subsidiaries is subject to regulation by each such subsidiary's state of domicile's insurance department. Currently, our life subsidiaries may pay dividends or make other distributions without the prior approval of their state of domicile's insurance department, unless such payments, together with all other such payments within the preceding twelve months, exceed, in Iowa, the greater of, and in New York, the lesser of (1) the life subsidiary's net gain from operations for the preceding calendar year, or (2) 10% of the life subsidiary's statutory surplus at the preceding December 31. For 2003, up to approximately $25.9 million can be distributed as dividends or surplus note payments by American Equity Life without prior approval of the Iowa insurance department. In addition, dividends and surplus note payments may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities in the life subsidiary's state of domicile. American Equity Life had approximately $48.3 million and $47.4 million of earned surplus at September 30, 2003 and December 31, 2002, respectively.

CAPITALIZATION

              The following table sets forth our capitalization as of September 30, 2003 and as adjusted to reflect our receipt of the estimated net proceeds of $198.3 million from this offering and the application of the proceeds therefrom, assuming a public offering price of $11.50 per share, the mid-point of the price range shown on the cover of this prospectus. The table set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

	At September 30, 2003
	Actual	As Adjusted
	(Dollars in thousands)
Notes payable	$31,833	$31,833
Company-obligated mandatorily redeemable preferred securities of American Equity Capital Trust II	74,959	74,959
Minority interest in subsidiary:
Company-obligated convertible mandatorily redeemable preferred securities of American Equity Capital Trust I	25,910	25,910
Stockholders' equity:
Series preferred stock, $1 par value per share, 2,000,000 shares authorized; 625,000 shares of 1998 Series A Participating Preferred Stock issued and outstanding	625	625
Common stock, par value $1 per share, 75,000,000 shares authorized; 14,594,035 shares issued and outstanding (33,294,035 shares as adjusted)	14,594	33,294
Additional paid-in capital	57,871	237,423
Accumulated other comprehensive loss	(13,895)	(13,895)
Retained earnings	34,243	34,243

Total stockholders' equity	93,438	291,690

Total capitalization	$226,140	$424,392

              The table above excludes (i) 1,875,000 shares of common stock issuable upon the conversion of our series preferred stock and (ii) 2,591,014 shares issuable upon the conversion of the 8% trust preferred securities at a conversion price of $10.00 per share (based upon an assumed offering price of $11.50 per share). The table above also excludes (i) 2,157,375 shares of common stock issuable upon the exercise of outstanding management subscription rights, with an exercise price of $5.33 per share and (ii) 4,303,760 shares reserved for future issuances under our stock option plans and other stock option agreements including shares of common stock issuable upon the exercise of outstanding stock options. See "Management—Executive Compensation". The table above also excludes 1,059,292 shares reserved for issuance under the NMO Deferred Compensation Plan as described in note 10 to our audited consolidated financial statements and 310,723 shares reserved for issuance under deferred compensation agreements with certain employees and consultants.

	At September 30, 2003
	Actual	As Adjusted
Ratio of debt to total capitalization(a)	47.2%	25.2%
Ratio of debt and company-obligated convertible mandatorily redeemable preferred securities of American Equity Capital Trust I to total capitalization	58.7%	31.3%

(a)
Ratio of debt to total capitalization excludes from debt the company-obligated convertible mandatorily redeemable preferred securities of American Equity Capital Trust I.

DILUTION

              Purchasers of our common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the offering price paid by the purchasers of our common stock to be sold in this offering exceeds the net tangible book value per share of our common stock after the offering. Net tangible book value per share is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of our common stock deemed to be outstanding on the date the book value is determined.

              Our net tangible book value as of September 30, 2003 was approximately $82.8 million, or $5.68 per share of common stock taking into effect the liquidation preference of our series preferred stock. After giving effect to the sale of 18,700,000 shares of common stock in this offering at an assumed public offering price of $11.50 per share, the mid-point of the price range shown on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses and after giving effect to the application of the estimated net proceeds, our net tangible book value as of September 30, 2003, would have been $281.1 million or $8.44 per share. This represents an immediate increase in net tangible book value of $2.76 per share to the existing shareholders and an immediate dilution of $3.06 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$11.50
Net tangible book value per share before this offering	$5.68
Pro forma increase in net tangible book value per share attributable to new investors	2.76

Pro forma net tangible book value per share after this offering		8.44

Dilution per share to new investors		$3.06

              The following table summarizes, as of September 30, 2003, the differences between existing shareholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting estimated underwriting discounts, commissions and other expenses payable by us.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	14,594,035	43.8%	$66,187,549	23.5%	$4.54
New investors	18,700,000	56.2	215,050,000	76.5	$11.50

Total	33,294,035	100.0%	$281,237,549	100.0%

              The tables and calculations above exclude (i) 1,875,000 shares of common stock issuable upon the conversion of our series preferred stock, (ii) 2,591,014 shares issuable upon the conversion of the 8% trust preferred securities, (iii) 2,157,375 shares issuable upon the exercise of outstanding management subscription rights, with an exercise price of $5.33 per share, (iv) 3,043,760 shares reserved for future issuances under our stock option plans, including 1,369,302 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $6.57 per share, (v) 1,260,000 shares of common stock issuable upon the exercise of outstanding options under other stock option agreements with a weighted average exercise price of $4.63 per share, (vi) 1,059,292 shares reserved for issuance under the NMO Deferred Compensation Plan as described in note 10 to our audited consolidated financial statements and (vii) 310,723 shares of common stock reserved for issuance under deferred compensation agreements with certain employees and consultants. To the extent that these options are exercised or these shares are issued under the NMO Deferred Compensation Plan, there will be further dilution to new investors. See "Management—Executive Compensation."

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands except per share data)

              The following table sets forth our selected consolidated financial and other data. The selected consolidated statements of income and balance sheet data as of and for each of the five years in the period ended December 31, 2002 are derived from our audited consolidated financial statements and related notes, with 2002, 2001 and 2000 included elsewhere in this prospectus and 1999 and 1998 not included in this prospectus. The selected consolidated statements of income and balance sheet data as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 are derived from our unaudited interim consolidated financial statements included in this prospectus. The adjusted balance sheet data as of September 30, 2003 reflects our receipt of the estimated net proceeds of $198.3 million from this offering, assuming a public offering price of $11.50 per share, the mid-point of the price range shown on the cover of this prospectus and the application of the proceeds therefrom. In the opinion of our management, all unaudited interim consolidated financial information presented in the table below reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for such periods. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year.

              The summary consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus. The results for past periods are not necessarily indicative of results that may be expected for future periods.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Consolidated Statements of Income Data:
Revenues
Traditional life and accident and health insurance premiums	$11,088	$10,714	$13,664	$13,141	$11,034	$10,294	$10,528
Annuity and single premium universal life product charges	15,504	10,398	15,376	12,520	8,338	3,452	642
Net investment income	264,060	222,056	308,548	209,086	100,060	66,679	26,357
Realized gains (losses) on investments	6,881	90	(122)	787	(1,411)	(87)	427
Change in fair value of derivatives(a)	25,141	(56,468)	(57,753)	(55,158)	(3,406)	(528)	—

Total revenues	322,674	186,790	279,713	180,376	114,615	79,810	37,954
Benefits and expenses
Insurance policy benefits and change in future policy benefits	8,846	7,040	9,317	9,762	8,728	7,232	6,085
Interest credited to account balances	176,318	126,704	177,633	97,923	56,529	41,727	15,838
Change in fair value of embedded derivatives(a)	40,947	(16,962)	(5,027)	12,921	—	—	—
Interest expense on company-obligated mandatorily redeemable preferred securities of American Equity Capital Trust II(b)	1,335	—	—	—	—	—	—
Interest expense on notes payable	1,131	1,526	1,901	2,881	2,339	896	789
Interest expense on General Agency Commission and Servicing Agreement	2,411	2,847	3,596	5,716	5,958	3,861	1,652
Interest expense on amounts due under repurchase agreements	685	—	734	1,123	3,267	3,491	1,529
Other interest expense	138	1,106	1,043	381	—	—	—
Amortization of deferred policy acquisition costs	40,435	27,686	39,930	23,040	8,574	7,063	2,020
Other operating costs and expenses	19,808	15,593	21,635	17,176	14,602	12,445	9,037

Total benefits and expenses	292,054	165,540	250,762	170,923	99,997	76,715	36,950

Income before income taxes, minority interests and cumulative effect of change in accounting principle	30,620	21,250	28,951	9,453	14,618	3,095	1,004
Income tax expense (benefit)	9,152	5,256	7,299	333	2,385	(1,370)	760

Income before minority interests and cumulative effect of change in accounting principle	21,468	15,994	21,652	9,120	12,233	4,465	244

Minority interests in subsidiaries(b):
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts:
American Equity Capital Trust I	1,555	1,555	2,074	2,078	2.078	693	—
American Equity Capital Trust II	2,685	4,029	5,371	5,371	5,371	1,329	—

Income before cumulative effect of change in accounting principle	17,228	10,410	14,207	1,671	4,784	2,443	244
Cumulative effect of change in accounting for derivatives(a)	—	—	—	(799)	—	—	—

Net income(c)	$17,228	$10,410	$14,207	$872	$4,784	$2,443	$244

Per Share Data:
Earnings per common share:
Income before cumulative effect of change in accounting principle	$1.05	$0.64	$0.87	$0.10	$0.29	$0.15	$0.02
Cumulative effect of change in accounting for derivatives(a)	—	—	—	(0.05)	—	—	—

Earnings per common share	$1.05	$0.64	$0.87	$0.05	$0.29	$0.15	$0.02

Earnings per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.90	$0.55	$0.76	$0.09	$0.26	$0.14	$0.02
Cumulative effect of change in accounting for derivatives(a)	—	—	—	(0.04)	—	—	—

Earnings per common share—assuming dilution	$0.90	$0.55	$0.76	$0.05	$0.26	$0.14	$0.02

Dividends declared per common share	$—	$—	$0.01	$0.01	$0.01	$0.01	$—
	At September 30, 2003		At December 31,
	Actual	As Adjusted	2002	2001	2000	1999	1998
Consolidated Balance Sheet Data:
Total assets	$6,634,396	$6,832,648	$6,042,266	$4,392,445	$2,528,126	$1,717,619	$708,110
Policy benefit reserves	6,179,557	6,179,557	5,452,365	3,993,945	2,099,915	1,358,876	541,082
Notes payable	31,833	31,833	43,333	46,667	44,000	20,600	10,000
Amounts due to related party under General Agency Commission and Servicing Agreement	26,171	26,171	40,345	46,607	76,028	62,119	27,536
Company-obligated mandatorily redeemable preferred securities issued by subsidiary trusts	100,869	100,869	100,486	100,155	99,503	98,982	—
Total stockholders' equity	93,438	291,690	77,478	42,567	58,652	34,324	66,131
	At and for the Nine Months Ended September 30,		At and for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Other Data:
Book value per share(d)	$5.72	$4.74	$4.67	$2.24	$3.35	$1.72	$4.08
Return on equity(e)	24.5%	8.3%	23.7%	1.7%	10.3%	4.9%	0.4%
Number of agents	42,095	40,097	41,396	33,894	21,908	17,855	10,525
Life subsidiaries' statutory capital and surplus	$228,101	$174,310	$227,199	$177,868	$145,048	$139,855	$80,948
Life subsidiaries' statutory net gain (loss) from operations before income taxes and realized capital gains (losses)	24,608	10,502	53,535	(5,675)	9,190	30,498	10,072
Life subsidiaries' statutory net income (loss)(c)(f)	9,435	(3,898)	26,010	(17,187)	10,420	17,837	4,804
(a)
The accounting change resulted from the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which became effective on January 1, 2001.

(b)
Effective July 1, 2003 we adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. See note 1 to our unaudited consolidated financial statements.

(c)
Our GAAP net income and statutory net loss in 2001 were affected by a decision to maintain a significant liquid investment position after the September 11, 2001 terrorist attacks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Annual Results of Operations."

(d)
Book value per share is calculated as total stockholders' equity less the liquidation preference of our series preferred stock divided by the total number of shares of common stock outstanding.

(e)
We define return on equity as net income divided by average total equity. We calculate the returns for interim periods by using net income for the trailing twelve months.

(f)
Our statutory net loss in 2001 was also affected by (i) an increase in reserves related to new sales of certain of our multi-year rate guaranteed products, which have reserve requirements that are higher in earlier years and (ii) tax expense of $6.0 million caused by a difference between statutory and tax basis reserves and other timing differences.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion should be read in conjunction with our consolidated financial statements and accompanying notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the caption "Risk Factors".

Overview

              We commenced business on January 1, 1996, shortly after our formation and incorporation. As a foundation for beginning our business, we acquired two existing blocks of insurance from another insurance company, of which several of our executive officers were previously employees. Later in 1996, we acquired another life insurance company with no existing insurance which expanded our licensing authority to sell insurance and annuities to 23 states and the District of Columbia. Since then, we have expanded our licensing to 46 states and the District of Columbia. On June 5, 2001, we formed a New York domiciled insurance company named American Equity Investment Life Insurance Company of New York.

              We specialize in the sale of individual annuities (primarily deferred annuities) and, to a lesser extent, we also sell life insurance policies. Under accounting principles generally accepted in the United States, or GAAP, premium collections for deferred annuities are reported as deposit liabilities instead of as revenues. Sources of revenues for products accounted for as deposit liabilities are net investment income, surrender charges deducted from the account balances of policyholders in connection with withdrawals, realized gains and losses on investments and changes in fair value of derivatives. Components of expenses for products accounted for as deposit liabilities are interest credited to account balances, changes in fair value of embedded derivatives, amortization of deferred policy acquisition costs, other operating costs and expenses and income taxes.

              Earnings from products accounted for as deposit liabilities are primarily generated from the excess of net investment income earned over the interest credited to the policyholder, or the "investment spread". In the case of index annuities, the investment spread consists of net investment income in excess of the cost of the options purchased to fund the index-based component of the policyholder's return and amounts credited as a result of minimum guarantees.

              Our investment spread is summarized as follows:

	September 30,		December 31,
	2003	2002	2002	2001	2000
Weighted average yield on invested assets	6.58%	7.02%	6.91%	7.08%	7.78%
Weighted average crediting rate for fixed rate annuities	4.86%	5.25%	5.18%	5.64%	5.18%
Weighted average net index costs for index annuities	3.62%	4.29%	4.19%	4.54%	5.21%
Investment spread:
Fixed rate annuities	1.72%	1.77%	1.73%	1.44%	2.60%
Index annuities	2.96%	2.73%	2.72%	2.54%	2.57%

              The weighted average crediting rate and investment spread are computed without the impact of first year bonuses paid to policyholders. The weighted average crediting rate and investment spread for fixed rate annuity liabilities include the impact of higher crediting rates on multi-year rate guaranteed policies for which the targeted investment spread is lower than the targeted investment spread for annually adjustable fixed rate annuity liabilities. With respect to our index annuities, index costs represent the expenses we incur to fund the annual income credits through the purchase of options and minimum guaranteed interest credited on the index business. Gains realized on such options are recorded as part of the change in fair value of derivatives, and are largely offset by an expense for interest credited to annuity policyholder account balances.

              Our profitability depends in large part upon the amount of assets under our management, investment spreads we earn on our policyholders' account balances, our ability to manage our investment portfolio to maximize returns and minimize risks such as interest rate charges, defaults or impairment of assets, our ability to manage costs of the options purchased to fund the interest credits on our index annuities, our ability to manage the costs of acquiring new business (principally commissions to agents) and our ability to manage our operating expenses.

Critical Accounting Policies

              The increasing complexity of the business environment and applicable authoritative accounting guidance require us to closely monitor our accounting policies. We have identified four critical accounting policies that are complex and require significant judgment. The following summary of our critical accounting policies is intended to enhance your ability to assess our financial condition and results of operations and the potential volatility due to changes in estimates.

Valuation of Investments

              Our fixed maturity securities (bonds and redeemable preferred stocks maturing more than one year after issuance) and equity securities (common and non-redeemable preferred stocks) classified as available for sale are reported at estimated fair value. Unrealized gains and losses, if any, on these securities are included directly in a separate component of shareholders' equity, net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs. Fair values for securities that are actively traded are determined using quoted market prices. For fixed maturity securities that are not actively traded, fair values are estimated using price matrices developed using yield data and other factors relating to instruments or securities with similar characteristics. The carrying amounts of all our investments are reviewed on an ongoing basis for credit deterioration. If this review indicates a decline in market value that is other than temporary, our carrying amount in the investment is reduced to its fair value and a specific writedown is taken. Such reductions in carrying amount are recognized as realized losses and charged to income.

              Our periodic assessment of our ability to recover the amortized cost basis of investments that have materially lower quoted market prices requires a high degree of management judgment and involves uncertainty. Factors considered in evaluating whether a decline in value is other than temporary include:

  •
  the length of time and the extent to which the fair value has been less than cost;

  •
  the financial condition and near-term prospects of the issuer;

  •
  whether the investment is rated investment grade;

  •
  whether the issuer is current on all payments and all contractual payments have been made as agreed;

  •
  our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery;

  •
  consideration of rating agency actions; and

  •
  changes in cash flows of asset-backed and mortgage-backed securities.

              In addition, for securities expected to be sold, an other than temporary impairment charge is recognized if we do not expect the fair value of a security to recover to cost or amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, we then continue to review the other than temporarily impaired securities for appropriate valuation on an ongoing basis. Realized losses through a charge to earnings may be recognized in future periods should we later conclude that the decline in market value below amortized cost is other than temporary pursuant to our accounting policy described above.

              At September 30, 2003, December 31, 2002 and December 31, 2001 the amortized cost and estimated fair value of fixed maturity securities and equity securities that were in an unrealized loss position were as follows:

	September 30, 2003
	Number of Positions	Amortized Cost	Unrealized Losses	Estimated Fair Value
		(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	37	$1,986,142	$(34,269)	$1,951,873
State, municipal and other governments	—	—	—	—
Public utilities	—	—	—	—
Corporate securities	12	80,640	(14,913)	65,727
Redeemable preferred stocks	—	—	—	—
Mortgage and asset-backed securities:
United States Government and agencies	3	89,859	(362)	89,497
Non-government	17	322,627	(32,110)	290,517

	69	$2,479,268	$(81,654)	$2,397,614

Held for investment:
United States Government and agencies	28	$1,490,825	$(85,360)	$1,405,465

	28	$1,490,825	$(85,360)	$1,405,465

Equity securities, available for sale:
Non-redeemable preferred stocks	3	$13,702	$(502)	$13,200
Common stocks	4	5,133	(794)	4,339

	7	$18,835	$(1,296)	$17,539

	December 31, 2002				December 31, 2001
	Number of Positions	Amortized Cost	Unrealized Losses	Estimated Fair Value	Number of Positions	Amortized Cost	Unrealized Losses	Estimated Fair Value
		(Dollars in thousands)				(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	5	$179,828	$(1,907)	$177,921	33	$1,334,060	$(64,631)	$1,269,429
State, municipal and other governments	—	—	—	—	1	5,234	(135)	5,099
Public utilities	3	10,008	(2,907)	7,101	7	29,364	(1,368)	27,996
Corporate securities	34	210,826	(19,408)	191,418	61	320,703	(27,228)	293,475
Redeemable preferred stocks	1	1,000	(240)	760	2	3,528	(188)	3,340
Mortgage and asset-backed securities:
United States Government and agencies	2	50,250	(3,752)	46,498	11	493,295	(23,854)	469,441
Non-government	14	153,616	(43,008)	110,608	16	168,321	(21,366)	146,955

	59	$605,528	$(71,222)	$534,306	131	$2,354,505	$(138,770)	$2,215,735

Held for investment:
United States Government and agencies	2	$230,231	$(579)	$229,652	4	$379,011	$(45,210)	$333,801

	2	$230,231	$(579)	$229,652	4	$379,011	$(45,210)	$333,801

Equity securities, available for sale:
Non-redeemable preferred stocks	1	$2,650	$(110)	$2,540	1	$6,850	$(130)	$6,720
Common stocks	6	5,874	(1,223)	4,651	3	2,992	(252)	2,740

	7	$8,524	$(1,333)	$7,191	4	$9,842	$(382)	$9,460

              The amortized cost and estimated fair value of fixed maturity securities at September 30, 2003, December 31, 2002 and December 31, 2001 by contractual maturity that were in an unrealized loss position are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of our mortgage-backed and asset-backed securities provide for periodic payments throughout their lives, and are shown below as a separate line.

	September 30, 2003
	Available for sale		Held for investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due after one year through five years	$—	$—	$—	$—
Due after five years through ten years	200,262	191,215	—	—
Due after ten years through twenty years	603,132	583,714	35,000	34,954
Due after twenty years	1,263,388	1,242,671	1,455,825	1,370,511

	2,066,782	2,017,600	1,490,825	1,405,465
Mortgage-backed and asset-backed securities	412,486	380,014	—	—

	$2,479,268	$2,397,614	$1,490,825	$1,405,465

	December 31, 2002
	Available for sale		Held for investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due after one year through five years	$5	$4	$—	$—
Due after five years through ten years	48,785	45,522	—	—
Due after ten years through twenty years	65,430	56,339	—	—
Due after twenty years	287,442	275,335	230,231	229,652

	401,662	377,200	230,231	229,652
Mortgage-backed and asset-backed securities	203,866	157,106	—	—

	$605,528	$534,306	$230,231	$229,652

	December 31, 2001
	Available for sale		Held for investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due after one year through five years	$4,718	$4,554	$—	$—
Due after five years through ten years	69,715	66,307	—	—
Due after ten years through twenty years	377,480	351,674	—	—
Due after twenty years	1,240,976	1,176,804	379,011	333,801

	1,692,889	1,599,339	379,011	333,801
Mortgage-backed and asset-backed securities	661,616	616,396	—	—

	$2,354,505	$2,215,735	$379,011	$333,801

              Approximately 76%, 80% and 69% of our total invested assets at September 30, 2003, December 31, 2002 and December 31, 2001, respectively, were in United States Government agency fixed maturity securities including government guaranteed mortgage-backed securities. Corporate securities represented approximately 5%, 8% and 15% at September 30, 2003, December 31, 2002 and December 31, 2001, respectively, of our total invested assets. There are no other significant concentrations in our portfolio by type of security or by industry.

              At September 30, 2003, December 31, 2002 and December 31, 2001, the fair value of investments we owned that were non-investment grade or not rated was $87.1 million, $51.9 million and $52.5 million, respectively. Non-investment grade or not rated securities represented 1.7%, 1.1% and

1.5% at September 30, 2003, December 31, 2002 and December 31, 2001, respectively, of the fair value of our fixed maturity securities. The unrealized losses on investments we owned that were non-investment grade or not rated at September 30, 2003, December 31, 2002 and December 31, 2001, were $10.9 million, $19.8 million and $7.2 million, respectively. The unrealized losses on such securities at September 30, 2003, December 31, 2002 and December 31, 2001 represented 6.5%, 27.6% and 3.9%, respectively, of gross unrealized losses on fixed maturity securities.

              At September 30, 2003, December 31, 2002 and December 31, 2001, we identified certain invested assets which have characteristics (i.e., significant unrealized losses compared to book value and industry trends) creating uncertainty as to our future assessment of other than temporary impairments which are listed below by length of time these invested assets have been in an unrealized loss position. This list is referred to as our watch list. We have excluded from this list securities with unrealized losses which are related to market movements in interest rates and which have no factors indicating that such unrealized losses may be other than temporary.

	September 30, 2003
	Amortized Cost	Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
3 months or less	$—	$—	$—
Greater than 3 months to 6 months	—	—	—
Greater than 6 months to 9 months	—	—	—
Greater than 9 months to 12 months	20,015	(8,872)	11,143
Greater than 12 months	36,064	(12,648)	23,416

	$56,079	$(21,520)	$34,559

	December 31, 2002
	Amortized Cost	Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
3 months or less	$39,853	$(14,815)	$25,038
Greater than 3 months to 6 months	15,628	(4,050)	11,578
Greater than 6 months to 9 months	—	—	—
Greater than 9 months to 12 months	6,185	(3,185)	3,000
Greater than 12 months	40,067	(13,956)	26,111

	$101,733	$(36,006)	$65,727

	December 31, 2001
	Amortized Cost	Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
3 months or less	$8,361	$(1,075)	$7,286
Greater than 3 months to 6 months	24,968	(5,418)	19,550
Greater than 6 months to 9 months	9,547	(1,155)	8,392
Greater than 9 months to 12 months	26,664	(7,849)	18,815
Greater than 12 months	—	—	—

	$69,540	$(15,497)	$54,043

              We have reviewed these investments and concluded that there was no other than temporary impairment on these investments at September 30, 2003, December 31, 2002 and December 31, 2001.

              At September 30, 2003, the amortized cost and estimated fair value of each fixed maturity security on the watch list are as follows:

Issuer	Amortized Cost	Unrealized Losses	Estimated Fair Value	Maturity Date	Months Below Amortized Cost
		(Dollars in thousands)
Continental Airlines Pass Thru Certificates 2001-001 Class B	$10,056	$(2,756)	$7,300	6/15/17	13
Diversified Asset Securities II Class B-1	3,000	(1,187)	1,813	9/15/35	11
IMC Global Inc Notes	3,000	(792)	2,208	1/15/28	33
Land O' Lakes Capital Securities	8,075	(4,075)	4,000	3/15/28	33
Northwest Airlines Pass Thru Certificates 1999-1 Class C	8,873	(3,665)	5,208	2/1/14	30
Oakwood Mortgage 2000-C M1	17,015	(7,685)	9,330	10/15/30	11
Pegasus Aviation 1999-1A C1	6,060	(1,360)	4,700	3/25/29	25

	$56,079	$(21,520)	$34,559

              Our analysis of these securities and their credit performance at September 30, 2003 is as follows:

    Continental Airlines Pass Thru Certificates 2001-001 Class B are backed by the general credit of Continental Airlines as well as the collateral from a pool of airplanes. We determined that an other than temporary impairment charge was not necessary for the following reasons. We believed that a bankruptcy was unlikely since Continental Airlines' liquidity seemed to be improving. Even if Continental Airlines were to declare bankruptcy, the chance of full recovery on this security was high due to the excess collateral coverage supplied by the aircraft collateral.

    Diversified Asset Securities II Class B-1 is a pool of asset-backed securities that entitle the holders thereof to receive payments that depend primarily on the cash flow from a specified pool of financial assets. We determined that an other than temporary impairment charge was not necessary for the following reasons. As of September 30, 2003 the securities still had investment grade ratings by both Moody's and Fitch (Baa3/BBB-). The securities were current on all scheduled interest payments. The securities were also passing applicable asset coverage covenants, which we believed should allow Diversified Asset Securities to continue to make interest payments.

    IMC Global is a fertilizer company and is the world's largest producer of potash and phosphate. We determined that an other than temporary impairment charge was not necessary for the following reasons. IMC Global operated in a cyclical industry and had successfully managed through previous cyclical lows. We believed that IMC Global would benefit from recent cost-reduction efforts and had adequate liquidity with no near-term debt maturities. We believed that these factors would enable IMC Global to successfully manage through the current cyclical low.

    Land O' Lakes is a national, farmer-owned food and agricultural cooperative. We determined that an other than temporary impairment charge was not necessary for the following reasons. Land O' Lakes operated in a cyclical industry and had successfully managed through previous cyclical lows. We calculated that Land O' Lakes had an EBITDA to interest coverage of 4.33 times for bank debt and 4.45 times for bond debt and determined that Land O'Lakes had adequate liquidity. Land O' Lakes was in the process of improving its balance sheet and had decreased long-term debt to capital from 55.4% to 50.8%. Further improvements were expected in the future.

    Northwest Airlines Pass Thru Certificates 1999-1 Class C are backed by the general credit of Northwest Airlines as well as the collateral from a pool of airplanes. We determined that an other than temporary impairment charge was not necessary for the following reasons. We believed that a bankruptcy was unlikely since Northwest had begun to see benefits from its attempts to return to profitability. Northwest appeared to have adequate liquidity. We calculated Northwest to have unrestricted cash at the end of the second quarter of 2003 of approximately $2.8 billion. Even if Northwest declared bankruptcy, these bonds would have remained current for at least 18 months due to a liquidity coverage feature. The bonds could remain current after 18 months if Northwest affirmed the leases on the planes in the collateral pool in the unlikely event of a bankruptcy. Based upon the liquidity of Northwest ($2.8 billion at June 30, 2003) and the improving conditions in the airline industry we believe the event of a default is remote.

    Oakwood Mortgage 2000-C Class M1 is backed by installment sales contracts secured by manufactured homes and liens on real estate. We determined that an other than temporary impairment charge was not necessary for the following reasons. The security still had solid investment grade ratings from both Moody's and S&P (A3/BBB+) and the security was current on all scheduled interest payments. We performed stress tests with above average default rates and above average loss severity per default and the M1 Tranche still received all of its scheduled principal and interest payments.

    Pegasus Aviation 1999-1A C1 is backed by leases on airplanes and is structured as a pass-through security. We took an impairment charge of $1.8 million on this security in the fourth quarter of 2001 because we did not expect to receive further principal payments. However, due to the continued problems in the leased airplane industry, the market value of this security had declined further. We determined that no additional other than temporary impairment charge was necessary for the following reasons. Although we did not expect to receive principal payments on this security, we expected that interest payments would continue to be made until 2019. The value of the expected future interest payments supported the current book value.

              Each of the seven securities on the watch list is current in respect to payments of principal and interest. We have concluded for each of the seven securities on the watch list that we have the intent and the ability to hold these bonds for a period of time sufficient to allow for a recovery in fair value.

              We took writedowns on certain other investments that we concluded did have other than temporary impairments during the first nine months of 2003 and during 2002 and 2001 of $7.1 million, $13.0 million and $7.8 million, respectively. Following is a discussion of each security for which we have taken write downs on during the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001.

    AIG Global Investment is a trust that consists of the equity tranche of a collateralized bond obligation wrapped by a U.S. Treasury strip. The security is rated AAA due to the principal being backed by U.S. Treasury strip. We took an impairment charge of $2.8 million on this security in the fourth quarter of 2001. This adjustment reflected our belief that the only future cash flow likely to be received on this security was upon the maturity of the U.S Treasury Strip.

    South Street is a trust that consists of the equity tranche of a collateralized bond obligation wrapped by a U.S. Treasury strip. The security is rated AAA due to the principal being backed by U.S. Treasury strip. We took an impairment charge of $1.4 million on this security in the fourth quarter of 2001. This adjustment reflected our belief that the only future cash flow likely to be received on this security was upon the maturity of the U.S Treasury strip.

    Knight Funding is a trust that consists of the equity tranche of a collateralized bond obligation wrapped by a U.S. Treasury strip. The security is rated AAA due to the principal being backed by U.S. Treasury strip. We took an impairment charge of $1.7 million on this security in the fourth quarter of 2001. We determined that while payments on the equity tranche would continue to be paid, it was likely that these payments would be less than previously estimated.

    Pegasus Aviation 1999-1A Class C bonds are backed by leases on airplanes. We wrote down this security by $1.9 million to its fair value in the fourth quarter of 2001. We determined that while a near term default was unlikely, it was probable that we would not receive a return of the entire principal on this security because of the downturn in the airline industry and significantly lower lease rates on renewing leases.

    We owned the Class A3-A Tranche of the Juniper Collateralized Bond Obligation. We wrote down this security by $2.0 million to its fair value in the first quarter of 2002. Due to the structure of payments from the collateralized bond obligation, it was likely that we would continue receiving interest payments for the foreseeable future, but it was unlikely that we would receive our entire principal at maturity. The fair value of this security continued to decline in subsequent months and we sold the bond at an additional loss of $0.5 million in the second quarter of 2003.

    Pegasus 2001-1A C2 is an asset-backed security backed by leases on 41 specific aircraft. We wrote down this security by $3.0 million in the third quarter of 2002. The downturn in the airline industry had caused lease rates on renewing leases to be significantly below expectations and this was exacerbated by the terrorist attacks on September 11, 2001. Due to the continuing problems in the airline industry and continued lower lease rates on renewing leases, we took an additional write-down of $2.9 million on this security in the first quarter of 2003.

    Jet Equipment Trust is an asset-backed security backed by collateral from a pool of planes and the general credit of United Airlines. We wrote down this security by $6.4 million in the third quarter of 2002. The downturn in the airline industry and the possibility of United Airlines declaring bankruptcy had caused this security to trade significantly below cost at the time of the original write-down. United Airlines declared bankruptcy in the fourth quarter of 2002 and discontinued making lease payments on the planes that support this trust. Due to the fact that any further payments on this security were unlikely, we took an additional write-down of $1.6 million in the fourth quarter of 2002 to reduce the book value to zero.

    Oakwood Mortgage 1999-E Class M2 is an asset-backed security backed by installment sales contracts secured by manufactured homes and liens on real estate. We wrote down this security by $4.2 million in the third quarter of 2003 due to continuing high default rates for the manufactured housing industry causing doubt about the return of the entire principal balance.

              In making the decisions to write down the securities described above, we considered whether the factors leading to those write downs impacted any other securities held in our portfolio. In cases where we determined that a decline in value was related to an industry-wide concern, we considered the impact of such concern on all securities we held within that industry classification.

              We have sold some securities at a loss which are listed below. This list excludes realized losses arising from interest rate changes in connection with certain securities (aggregating $1.98 million) which were sold as a result of our decision to exit a particular investment category in its entirety.

	Nine Months Ended September 30, 2003
Issuer	Amortized Cost	Fair Value	Realized Losses	Months Below Amortized Cost
	(Dollars in thousands)
Transamerica Capital	$6,765	$6,437	$328	9
Calpine Canada	5,023	3,613	1,410	20
American Airlines Pass Thru Certificates	1,750	902	848	10
Ford Motor Co.	5,003	4,567	436	24
Juniper	2,594	2,075	519	12

	$21,135	$17,594	$3,541

	Year Ended December 31, 2002
Issuer	Amortized Cost	Fair Value	Realized Losses	Months Below Amortized Cost
	(Dollars in thousands)
Qwest	$9,851	$6,113	$3,738	5

	Year Ended December 31, 2001
Issuer	Amortized Cost	Fair Value	Realized Losses	Months Below Amortized Cost
	(Dollars in thousands)
Florida Gas Transmission	$5,122	$4,779	$343	1
Enron	4,893	1,206	3,687	1

	$10,015	$5,985	$4,030

              Generally, for each of these sales there was an unexpected event resulting in a decline in credit quality which occurred shortly before the sale. This led to the decision to sell a security at a loss concurrent with the decision that an initial or additional impairment charge was required. Accordingly, in all cases, this did not contradict our previous assertion that we had the ability and intent to hold the security until recovery in value. Each of these securities and the factors resulting in the sales of such securities are discussed individually below.

    Florida Gas Transmission (indirectly related to Enron) had a small unrealized gain at September 30, 2001. It was sold within a month after the security began trading below cost.

    Enron was sold within two months after the security was acquired and within one month after the security began trading significantly below cost as a result of publicity regarding accounting abnormalities.

    Qwest was sold as the result of several factors, including its rapidly deteriorating operating environment, the sale of one of its business units for a value well below expectations and continuing government investigations.

    Transamerica Capital was sold to reduce our exposure to European insurance companies and not as a result of deteriorating credit quality.

    Calpine Canada was sold because it engaged in re-financing activities that threatened its long term profitability and exacerbated its reliance on leverage. The wholesale power market in which it was engaged was expected to be weak.

    American Airlines Pass Thru Certificates, which were collateralized by a pool of airplanes, were sold as a result of inadequate collateral coverage in a potential bankruptcy situation and recent changes regarding the airline's bank covenants regarding required minimum unrestricted cash balances.

    Ford Motor Co. was determined to be an improving credit, however we decided to reduce our position in this security to $10 million by selling a portion of these securities with a par value of $5 million at a loss of $0.4 million.

    Juniper was a collateralized debt obligation backed by corporate debt obligations rated primarily below investment grade. In the first quarter of 2002, we wrote this security down as a result of downgrades and significant deterioration in the value of the underlying corporate debt. Continued deterioration led us to sell the security in 2003.

Derivative Instruments—Index Products

              We offer a variety of index annuities with crediting strategies linked to several equity market indices, including the S&P 500, the Dow Jones Industrial Average and the NASDAQ 100. Several of these products also offer a bond strategy linked to the Lehman Aggregate Bond Index or the Lehman U.S. Treasury Bond Index. These products allow policyholders to earn returns linked to equity or bond index appreciation without the risk of loss of their principal. Most of these products allow policyholders to transfer funds once a year among several different crediting strategies, including one or more of the index based strategies, a traditional fixed rate strategy and a multi-year rate guaranteed strategy. Substantially all of our index products require annual crediting of interest and an annual reset of the applicable index on the contract anniversary date. The computation of the annual index credit is based upon either a one year point-to-point calculation (i.e., the gain in the applicable index from the beginning of the applicable contract year to the next anniversary date) or a monthly averaging of the index during the contract year.

              The annuity contract value is equal to the premiums paid plus annual index credits based upon a percentage, known as the "participation rate," of the annual appreciation (based in some instances on monthly averages) in a recognized index or benchmark. The participation rate, which we may reset annually, generally varies among the index products from 50% to 100%. Some of the products have an "asset fee" ranging from 1% to 4%, which is deducted from the interest to be credited. The asset fees may be adjusted annually by us, subject to stated limits. In addition, some products apply an overall limit, or "cap," ranging from 7% to 13%, on the amount of annual interest the policyholder may earn in any one contract year, and the applicable cap also may be adjusted annually subject to stated minimums. The minimum guaranteed contract values range from 80% to 100% of the premium collected plus interest credited on the minimum guaranteed contract value at an annual rate of 3%.

              We purchase one-year call options on the applicable indices as an investment to provide the income needed to fund the amount of the annual index credits on the index products. New one-year options are purchased at the outset of each contract year. We budget a specific amount to the purchase price of the specific options needed to fund the annual credits, and the cost of the options represents our cost of providing the credits. The amount we budget to the purchase of index call options is based on our interest spread targets and is comparable to the credited rates of interest we offer on fixed rate annuities. For example, if the yield on our invested assets is 6.50% and our targeted spread is 2.50%, we allocate up to 4.00% of the premium in the first year or account balance after the first year to the purchase of one-year call options on the index products. Participation rates, which define the policyholder's level of participation in index gains each year, are determined by option costs. For example, if, based on current market conditions, the amount allocated to the purchase of options is sufficient to purchase an option that will provide a return equal to 70% of the annual gain in the applicable index, we will set the policyholder's participation rate at 70%. We have the ability to modify participation rates each year when a new option is purchased. In general, if option costs increase, participation rates may be decreased, and if option costs decrease, participation rates may be increased. We purchase call options weekly based upon new and renewing index account values during the applicable week, and the purchases are made by category according to the particular products and indices applicable to the new or renewing account values. Any gains on the options at the expiration of the one-year term offset the related index credits to the index option holders. If there is no gain in an option, the policyholder receives a zero index credit on the policies, and we incur no costs beyond the option cost, except in cases where the minimum guaranteed value of a contract exceeds its index value.

              Our primary risk associated with the current options we hold is limited to the cost of such options. Market value changes associated with those investments are reported as an increase or decrease in revenues in our consolidated statements of income in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The risk associated with prospective purchases of future one-year options is the uncertainty of the cost, which will determine whether we are able to earn our spread on our index business. All our index products permit us to modify participation rates, asset fees or annual income caps at least once a year. This feature is comparable to our fixed rate annuities which allow us to adjust crediting rates annually. By modifying our participation rates or other features, we can limit our costs of purchasing the related one-year call options, except in cases where contractual features would prevent further modifications. Based upon actuarial testing which we conduct as a part of the design of our index products and on an ongoing basis, we believe the risk that contractual features would prevent us from controlling option costs is not material.

              After the purchase of the one-year call options and payment of acquisition costs, we invest the balance of index premiums as a part of our general account invested assets. With respect to the index products, our spread is measured as the difference between the aggregate yield on the relevant portion of our invested assets, less the aggregate option costs and the costs associated with minimum guarantees. If the minimum guaranteed value of an index product exceeds the index value (computed on a cumulative basis over the life of the contract) then the general account earnings are available to satisfy the minimum guarantees. If there were little or no gains in the entire series of one-year options purchased over the expected life of an index annuity (typically 10 to 15 years), then we would incur expenses for credited interest over and above our option costs, causing our spread to tighten and reducing our profits or potentially resulting in losses on these products.

              The Financial Accounting Standards Board issued, then subsequently amended, SFAS No. 133 which became effective for us on January 1, 2001. Under SFAS No. 133, as amended, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings. This impacts the items of revenue and expense we report on our index business in three ways:

  •
  We must mark to market the purchased call options we use to fund the annual index credits on our index annuities based upon quoted market prices from related counterparties. We record the change in fair value of these options as a component of our revenues. Included within the change in fair value of the options is an element reflecting the time value of the options, which initially is their purchase cost declining to zero at the end of their one-year lives. In addition, change in fair value of derivatives also includes gains received at the expiration of the one year option terms and gains or losses upon early termination.

  •
  Under SFAS No. 133, the future annual index credits on our index annuities are treated as a "series of embedded derivatives" over the expected life of the applicable contracts. We are required to estimate the fair value of these embedded derivatives. Our estimates of the fair value of these embedded derivatives are based on assumptions related to underlying policy terms (including annual participation rates, asset fees, cap rates and minimum guarantees), index values, notional amounts, strike prices and expected lives of the policies. The change in fair value of embedded derivatives increases with increases in volatility in the Indices and interest rates. The change in fair value of the embedded derivatives will not correspond to the change in fair value of the purchased options because the purchased options are one-year options while the options valued in the fair value of embedded derivatives cover the expected life of the contract which typically exceeds 10 years.

  •
  We adjust the amortization of deferred policy acquisition costs to reflect the impact of the items discussed above.

The amounts reported with respect to our index business for SFAS No. 133 are summarized as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001
	(Dollars in thousands)
Change in fair value of derivatives:
Gains received at expiration or recognized upon early termination	$32,210	$8,871	$9,735	$3,085
Cost of money for index annuities	(45,586)	(50,912)	(68,861)	(71,797)
Change in difference between fair value and remaining option cost at beginning and end of period	38,517	(14,427)	1,373	13,554

	$25,141	$(56,468)	$(57,753)	$(55,158)

Change in fair value of embedded derivatives	$40,947	$(16,962)	$(5,027)	$12,921
Related increase (decrease) in amortization of deferred policy acquisition costs	$(538)	$125	$1,447	$846

Deferred Policy Acquisition Costs

              Commissions and certain other costs relating to the production of new business are not expensed when incurred but instead are capitalized as deferred policy acquisition costs. These costs for annuities are amortized into expense with the emergence of gross profits. Only costs which are expected to be recovered from future policy revenues and gross profits may be deferred. These costs consist principally of commissions, first-year bonus interest and certain costs of policy issuance. Deferred policy acquisition costs totaled $669.6 million, $595.5 million and $492.8 million at September 30, 2003, December 31, 2002 and December 31, 2001, respectively. For annuity and single premium universal life products, these costs are being amortized generally in proportion to expected gross profits from investments, and, to a lesser extent, from surrender charges and mortality and expense margins. Current period amortization must be adjusted retrospectively if changes occur in estimates of future gross profits/margins (including the impact of realized investment gains and losses). Our estimates of future gross profits/margins are based on actuarial assumptions related to the underlying policies terms, lives of the policies, yield on investments supporting the liabilities and level of expenses necessary to maintain the polices over their entire lives.

Deferred Income Tax Assets

              As of September 30, 2003, December 31, 2002 and December 31, 2001, we had $54.1 million, $50.7 million and $51.2 million, respectively, of net deferred income tax assets related principally to book-to-tax temporary differences in the recording of policy benefit reserves. The realization of these assets is based upon estimates of future taxable income, which requires management judgment. Based upon future projections of sufficient taxable income of our life subsidiaries, and the adoption of plans and policies related to our net (non-life) operating loss carryforwards, we have not recorded a valuation allowance against these assets.

Interim Results of Operations

              Annuity deposits (before and net of coinsurance) collected during the nine months ended September 30, 2003 and 2002, by product type, were as follows:

	Before coinsurance Nine months ended September 30,		Net of coinsurance Nine months ended September 30,
Product Type
	2003	2002	2003	2002
	(Dollars in thousands)		(Dollars in thousands)
Index Annuities:
Index Strategies	$573,712	$913,110	$349,807	$551,814
Fixed Strategy	271,473	286,316	165,524	173,028

	845,185	1,199,426	515,331	724,842
Fixed Rate Annuities:
Single-Year Rate Guaranteed	452,475	460,805	275,181	278,695
Multi-Year Rate Guaranteed	55,568	250,958	55,568	250,958

	508,043	711,763	330,749	529,653

	$1,353,228	$1,911,189	$846,080	$1,254,495

              For information related to our coinsurance agreement, see note 5 to our audited consolidated financial statements.

              The reduction in annuity deposits in the first nine months of 2003 resulted from actions taken by us to manage our capital position, including reductions in our interest crediting rates on both new and existing annuities, reductions in sales commissions and suspension of sales of one of our higher commission annuity products and our most popular multi-year rate guaranteed annuity product. We will continue to monitor our levels of production and take such actions as we believe appropriate to help maintain our rate of production within the range that our statutory capital and surplus of our life subsidiaries will support.

              Net income increased 65% to $17.2 million for the nine months ended September 30, 2003, compared to $10.4 million for the same period in 2002. The growth in net income was directly tied to: (i) an increase in our invested assets of 23.9% (on an amortized cost basis) from September 30, 2002 to September 30, 2003, (ii) decreases in weighted average interest crediting rates of 51 basis points from September 30, 2002 to September 30, 2003 and (iii) realized gains on sales of investments of $6.9 million for the nine months ended September 30, 2003 compared to $0.1 million for the same period in 2002.

              Annuity and single premium universal life product charges (surrender charges assessed against policy withdrawals and mortality and expense charges assessed against single premium universal life policyholder account balances) increased 49% to $15.5 million for the nine months ended September 30, 2003 compared to $10.4 million for the same period in 2002. This increase is principally attributable to the growth in our annuity business and correspondingly, an increase in annuity policy withdrawals subject to surrender charges. Withdrawals from annuity and single premium universal life policies were $354.0 million for the nine months ended September 30, 2003 compared to $232.7 million for the same period in 2002.

              Net investment income increased 19% to $264.1 million for the nine months ended September 30, 2003 compared to $222.1 million for the same period in 2002. This increase is principally attributable to the growth in our annuity business and corresponding increases in our invested assets. Invested assets (on an amortized cost basis) increased 23.9% to $5,773.7 million at September 30, 2003 compared to $4,658.3 million at September 30, 2002, while the weighted average yield earned on average invested assets was 6.58% for the nine months ended September 30, 2003 compared to 7.02% for the same period in 2002.

              Realized gains on the sale of investments were $6.9 million for the nine months ended September 30, 2003 compared to realized gains of $0.1 million for the same period in 2002. In the first nine months of 2003, realized gains of $6.9 million included: (i) net realized gains of $14.0 million on the sale of certain corporate fixed maturity and equity securities and (ii) the write down of $7.1 million in the fair value of two securities in recognition of an "other than temporary" impairment.

              Change in fair value of derivatives that we hold to fund the annual index credits on our index annuities was an increase to $25.1 million for the nine months ended September 30, 2003 compared to a decline to $56.5 million for the same period in 2002. The difference between the change in fair value of the derivatives for the nine months ended September 30, 2003 and September 30, 2002 was primarily due to (i) an increase to $38.6 million from $(14.4) million in the difference between the fair value of the derivatives and the remaining options cost at the beginning and end of these periods, (ii) an increase to $32.2 million from $8.9 million in the gains received at expiration or early termination of the options, and (iii) a decrease to $(45.6) million from $(50.9) million in our cost of money associated with the options. The increase in the difference between the fair value of the derivatives and the remaining option costs was caused by the general increase in the underlying equity market indices on which our options are based. For the nine months ended September 30, 2003, the S&P 500 Index (upon which the majority of our options are based) increased by 13.2% compared to a decrease of 29.0% during the same period in 2002. See "Critical Accounting Policies—Derivative Instruments—Index Products" and note 1 to our audited consolidated financial statements.

              Interest credited to account balances increased 39% to $176.3 million for the nine months ended September 30, 2003 compared to $126.7 million for the same period in 2002. This increase was principally attributable to an increase of 27.3% to $5,778.5 million from $4,539.4 million in the average amount of annuity liabilities outstanding during the nine months ended September 30, 2003 compared to the same period in 2002. This increase was offset in part by the decrease in weighted average crediting rates of 51 basis points from September 30, 2002 to September 30, 2003, which we implemented in connection with our spread management process.

              Change in fair value of embedded derivatives increased to $40.9 million for the nine months ended September 30, 2003 compared to $(17.0) million for the same period in 2002. Under SFAS No. 133, the annual crediting liabilities on our index annuities are treated as a "series of embedded derivatives" over the life of the applicable contracts. We are required to estimate the fair value of the future index reserve liabilities by valuing the "host" (or guaranteed) component of the liabilities and projecting (i) the expected index credits on the next policy anniversary dates and (ii) the net cost of the annual options we will purchase in the future to fund index credits. The increase in this expense to $40.9 million for the nine months ended September 30, 2003 primarily resulted from the increase in expected index credits on the next policy anniversary dates, which are related to the change in the fair value of the options acquired to fund these index credits discussed above in the "Change in fair value of derivatives." In addition, the host value of the index reserve liabilities increased primarily as a result of increases in index annuity premium deposits. See "Critical Accounting Policies—Derivative Instruments—Index Products" and note 1 to our audited consolidated financial statements.

              Amortization of deferred policy acquisition costs increased 46% to $40.4 million for the nine months ended September 30, 2003 compared to $27.7 million for the same period in 2002. This increase is primarily due to additional annuity deposits as discussed above. Additional amortization associated with net realized gains on investments for the nine months ended September 30, 2003 was $3.1 million.

              Other operating costs and expenses increased 27% to $19.8 million for the nine months ended September 30, 2003 compared to $15.6 million for the same period in 2002. This increase was principally attributable to an increase of $1.6 million in professional fees related to litigation, $1.2 million in salaries and related costs of employment due to growth in our annuity business and $1.0 million in risk charges related to the reinsurance agreement entered into with Hannover Life Reassurance Company of America, or Hannover, on November 1, 2002. This agreement is more fully described in note 5 to our audited consolidated financial statements.

              Income tax expense increased 74% to $9.2 million for the nine months ended September 30, 2003, compared to $5.3 million for the same period in 2002. This increase was principally due to an increase in pre-tax income. Our effective tax rate for the nine months ended September 30, 2003 was 35% after taking into consideration the impact of earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts, compared to 34% for the same period in 2002. See note 6 to our audited consolidated financial statements.

Annual Results of Operations

              Annuity deposits (before and net of coinsurance) collected in 2002, 2001 and 2000, by product type, were as follows:

	Before coinsurance Year ended December 31,			Net of coinsurance Year ended December 31,
Product Type
	2002	2001	2000	2002	2001	2000
	(Dollars in thousands)			(Dollars in thousands)
Index Annuities:
Index Strategies	$867,880	$656,731	$593,070	$523,224	$431,571	$593,070
Fixed Strategy	614,549	237,824	37,030	370,496	156,553	37,030

	1,482,429	894,555	630,100	893,720	588,124	630,100
Fixed Rate Annuities:
Single-Year Rate Guaranteed	629,945	391,470	207,069	380,772	279,598	207,069
Multi-Year Rate Guaranteed	322,856	1,139,160	6,171	322,856	1,139,160	6,171

	952,801	1,530,630	213,240	703,628	1,418,758	213,240

	$2,435,230	$2,425,185	$843,340	$1,597,348	$2,006,882	$843,340

              For information related to our coinsurance agreement, see note 5 to our audited consolidated financial statements.

              Our annuity reserves continued to show strong growth throughout 2002, primarily as a result of the growth in our agency force. Annuity reserves and the approximate number of our appointed agents have grown as follows during the last three years:

	Annuity Reserves	Agents
	(Dollars in thousands)
2000	$2,079,561	22,000
2001	$3,968,455	34,000
2002	$5,419,276	41,000

              The growth in our annuity business resulted in a sizeable increase in our earnings from invested assets for 2002 and 2001. While certain expenses also increased as a result of the growth in our annuity business, the incremental profits from a larger deposit base allowed us to offset a greater portion of our fixed operating costs and expenses. Production decreased in the last two months of 2002 due to actions (i.e. crediting rate reductions and suspension of sales of one of our higher commission annuity products and our most popular multi-year rate guaranteed annuity product) taken by us throughout the year to manage our capital position. We intend to manage our production throughout 2003 at levels the statutory capital and surplus of our life subsidiaries will support. The purpose of this offering is to raise capital to support future growth of our business. If it is successful, we anticipate increasing the level of our sales. For instance, we anticipate the reinstatement of our full marketing program and development of new products.

              Net income was $14.2 million in 2002, $0.9 million in 2001 and $4.8 million in 2000. The strong growth in net income was directly tied to the growth of our assets from the sales of annuities. In addition, net income in 2001 was lower than expected due to our decision to maintain a greater portion of our investment portfolio in lower yielding short-term cash investments (cash equivalents) following the September 11th terrorist attacks. We estimate that net income for 2001 was reduced by approximately $5.7 million due to the high level of liquidity maintained between September 11, 2001 and the end of the year.

              Traditional life and accident and health insurance premiums increased 5% to $13.7 million in 2002 and increased 19% to $13.1 million in 2001 from $11.0 million in 2000. The majority of our traditional life and accident and health insurance premiums consist of group policies. These changes are principally attributable to corresponding changes in direct sales of life products.

              Annuity and single premium universal life product charges (surrender charges assessed against policy withdrawals and mortality and expense charges assessed against single premium universal life policyholder account balances) increased 23% to $15.4 million in 2002, and 51% to $12.5 million in 2001 from $8.3 million in 2000. These increases were principally attributable to the growth in our annuity business and, correspondingly, increases in annuity policy withdrawals subject to surrender charges. Withdrawals from annuity and single premium universal life policies were $332.0 million, $223.2 million and $144.1 million for 2002, 2001 and 2000, respectively.

              Net investment income increased 48% to $308.5 million in 2002 and 109% to $209.1 million in 2001 from $100.1 million in 2000. These increases are principally attributable to the growth in our annuity business and, correspondingly, increases in our invested assets. Invested assets (amortized cost basis) increased 44% to $5,299.1 million at December 31, 2002 and 88% to $3,682.7 million at December 31, 2001 compared to $1,960.3 million at December 31, 2000, while the weighted average yield earned on average invested assets was 6.91%, 7.08% and 7.78% for 2002, 2001, and 2000, respectively. Prior to the adoption of SFAS No. 133 on January 1, 2001, net investment income for 2000 included amounts related to the options we hold to fund the annual index credits on our index annuities. This included gains received on such options, which were passed on to the index policyholders and the amortization of such options. Gains received on options held for index policies were $13.2 million for 2000. Costs of amortization of such options were $55.9 million for 2000.

              Realized losses on investments amounted to $0.1 million in 2002, compared to realized gains of $0.8 million in 2001 and realized losses of $1.4 million in 2000. In 2002, net realized losses of $0.1 million consisted of gains of $19.9 million, offset by losses of $7.0 million on the sale of securities and write downs of approximately $13.0 million in the fair value of certain securities in recognition of "other than temporary" impairments. In 2001, net realized gains of $0.8 million consisted of gains of $13.0 million, offset by losses of $4.4 million on the sale of securities and write downs of approximately $7.8 million in the fair value of certain securities in recognition of "other than temporary" impairments. In 2000, net realized losses of $1.4 million were entirely comprised of losses related to the sale of certain corporate fixed maturity and equity securities.

              Change in fair value of derivatives was $(57.8) million for the year ended December 31, 2002 compared to $(55.2) million in 2001 and $(3.4) million in 2000. The difference between the change in fair value of the derivatives in 2002 and 2001 was primarily due to a decrease to $1.4 million from

$13.6 million in the difference between the fair value of the derivatives and the remaining option cost at the beginning and end of these years. This change, which was caused by the general decrease in the underlying equity market indices on which our options are based, was offset in part by (i) an increase to $9.7 million from $3.1 million in the gains received at expiration of the options; and (ii) and a decrease to $(68.9) million from $(71.8) million in the cost of money for index annuities. For the year ended December 31, 2002, the S&P 500 Index (upon which the majority of our options are based) decreased by 23.4%. See "—Critical Accounting Policies—Derivative Instruments—Index Products" and note 1 to our audited consolidated financial statements. The change in fair value of derivatives of $(3.4) million in 2000 is related to the change in fair value of total return exchange agreements that we entered into during 2000. See note 3 to our audited consolidated financial statements.

              Insurance policy benefits and changes in future policy benefits decreased 5% to $9.3 million in 2002 and increased 13% to $9.8 million in 2001 compared to $8.7 million in 2000. These increases were attributable to an increase in death benefits and surrenders.

              Interest credited to account balances increased 81% to $177.6 million in 2002 and 73% to $97.9 million in 2001 from $56.5 million in 2000. These increases were principally attributable to increases in annuity liabilities, and also to the increased costs of funding the minimum guaranteed interest credited on our index policies. The estimated weighted average cost of funding these minimum guarantees on these contracts during 2002, 2001 and 2000 was 0.42%, 0.35% and 0.26% of account balances, respectively. See "—Critical Accounting Policies—Derivative Instruments—Index Products" and note 1 to our audited consolidated financial statements. The amounts were also impacted by changes in the weighted average crediting rates for our annuity liabilities.

              Weighted average crediting rates on our fixed rate annuities were lower in 2002 compared to 2001 and 2000 primarily as a result of a decrease in crediting rates on new and renewal business.

              Change in fair value of embedded derivatives was $(5.0) million for the year ended December 31, 2002 compared to $12.9 million in 2001. Under SFAS No. 133, the annual crediting liabilities on our index annuities are treated as a "series of embedded derivatives" over the expected life of the applicable contracts. We are required to estimate the fair value of the future index reserve liabilities by valuing the "host" (or guaranteed) component of the liabilities and projecting (i) the expected index credits on the next policy anniversary dates and (ii) the net cost of the annual options we will purchase in the future to fund index credits. The decrease in this expense to $(5.0) million in 2002 from $12.9 million in 2001 primarily resulted from a decrease in expected index credits on the next policy anniversary dates, which are related to the change in the fair value of the call options acquired to fund these index credits and discussed above in the "Change in fair value of derivatives." This decrease was offset in part by an increase in the host value of the index reserve liabilities which resulted primarily from an increase in index annuity premium deposits during 2002. See "—Critical Accounting Policies—Derivative Instruments—Index Products" and note 1 to our audited consolidated financial statements.

              Interest expense on General Agency Commission and Servicing Agreement decreased 37% to $3.6 million in 2002 and 5% to $5.7 million in 2001 from $6.0 million in 2000. These changes were principally attributable to corresponding decreases in the amount due to related party under the General Agency Commission and Servicing Agreement, which resulted from payments of renewal commissions by American Equity Life under this agreement. See note 8 to our audited consolidated financial statements.

              Interest expense on notes payable decreased 34% to $1.9 million in 2002 and increased 26% to $2.9 in 2001 from $2.3 million in 2000. The decrease from 2001 to 2002 was due to a decrease in the balance outstanding under the notes and a decrease in the average applicable interest rate. The increase from 2000 to 2001 was due to increases in the outstanding borrowings, offset in part by a decrease in the average applicable interest rate. The applicable interest rate was 4.36%, 6.28% and 7.99% for 2002, 2001 and 2000, respectively.

              Interest expense on amounts due under repurchase agreements decreased 36% to $0.7 million in 2002 and 67% to $1.1 million in 2001 from $3.3 million in 2000. These changes were principally attributable to a decrease in the average balances outstanding. See note 7 to our audited consolidated financial statements.

              Other interest expense increased $0.6 million to $1.0 million in 2002 from $0.4 million in 2001, and resulted from the financial reinsurance transactions we entered into with a subsidiary of Swiss Reinsurance Company, or Swiss Re, effective January 1, 2001 and net interest expense on the short sale of $150.0 million of U.S. Treasury Securities. See notes 3 and 5 to our audited consolidated financial statements.

              Amortization of deferred policy acquisition costs increased 73% to $39.9 million in 2002 and 167% to $23.0 million in 2001 from $8.6 million in 2000. These increases were primarily due to (i) the growth in our annuity business as discussed above, (ii) the introduction of multi-year rate guaranteed products with shorter expected lives; and (iii) an increase of $1.4 million in 2002 resulting from our application of SFAS No. 133. See notes 1 and 4 to our audited consolidated financial statements.

              Other operating costs and expenses increased 26% to $21.6 million in 2002 and 18% to $17.2 million in 2001 from $14.6 million in 2000. These increases were principally attributable to increases in marketing expenses, number of employees and related salaries and costs of employment due to growth in our annuity business.

              Income tax expense was $7.3 million, $0.3 million, and $2.4 million in 2002, 2001, and 2000, respectively. Our effective tax rates for 2002, 2001 and 2000 were 25%, 4% and 16%, respectively. These effective income tax rates varied from the applicable statutory federal income tax rates of 35% principally due to (i) the impact of earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts and (ii) the impact of state taxes on the federal income tax expense. See note 6 to our audited consolidated financial statements.

              Minority interest in earnings of subsidiaries includes amounts for distributions and the accretion of the issue discount on company-obligated mandatorily redeemable preferred stocks of subsidiary trusts issued in 1999. Tax benefits attributable to these amounts are reported as a reduction of income tax expense. See notes 6 and 9 to our audited consolidated financial statements.

Financial Condition

Investments

              Our investment strategy is to maintain a predominantly investment grade fixed income portfolio, provide adequate liquidity to meet our cash obligations to policyholders and others and maximize current income and total return through active investment management. Consistent with this strategy, our investments principally consist of fixed maturity securities and short-term investments. We also had approximately 1.5% and 1.0% of our invested assets at September 30, 2003 and December 31, 2002, respectively, in derivative instruments (primarily equity market index call options) purchased in connection with the issuance of index annuities. Such options represented approximately 3.1% and 1.5% at September 30, 2003 and December 31, 2002, respectively, of the related index reserves.

              Insurance statutes regulate the type of investments that our life subsidiaries are permitted to make and limit the amount of funds that may be used for any one type of investment. In light of these statutes and regulations and our business and investment strategy, we generally seek to invest in United States government and government-agency securities and corporate securities rated investment grade by established nationally recognized rating organizations or in securities of comparable investment quality, if not rated.

              We have classified a substantial portion of our fixed maturity investments as available for sale. Available for sale securities are reported at market value and unrealized gains and losses, if any, on these securities (net of income taxes and certain adjustments for changes in amortization of deferred policy acquisition costs) are included directly in a separate component of stockholders' equity, thereby exposing stockholders' equity to volatility due to changes in market interest rates and the accompanying changes in the reported value of securities classified as available-for-sale, with stockholders' equity increasing as interest rates decline and, conversely, decreasing as interest rates rise.

              Cash and investments increased to $5,816.8 million at September 30, 2003 compared to $5,327.8 million at December 31, 2002 as a result of the growth in our annuity business discussed above and a decrease in the unrealized loss on our available for sale fixed maturity and equity securities. At September 30, 2003, the fair value of our available for sale fixed maturity and equity securities was $54.9 million less than the amortized cost of those investments, compared to $44.8 million at December 31, 2002. At September 30, 2003, the amortized cost of our fixed maturity securities held for investment exceeded the market value by $84.8 million, compared to $1.8 million at December 31, 2002. The decrease in the net unrealized investment losses at September 30, 2003 compared to December 31, 2002 was related to an increase in market interest rates.

              The composition of our investment portfolio is summarized in the table below:

			December 31,
	September 30, 2003		2002		2001
	Carrying Amount	Percent	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Fixed maturity securities:
United States Government and agencies	$4,177,864	71.8%	$4,207,840	79.0%	$2,087,484	55.2%
State, municipal, and other governments	—	—%	5,631	0.1%	5,099	0.1%
Public utilities	32,582	0.6%	51,023	1.0%	38,472	1.0%
Corporate securities	266,299	4.6%	413,743	7.8%	549.150	14.5%
Redeemable preferred stocks	14,679	0.3%	12,822	0.2%	17,055	0.5%
Mortgage and asset-backed securities:
Government	229,720	3.9%	70,047	1.3%	528,325	14.0%
Non-Government	438,189	7.5%	141,548	2.7%	203,781	5.4%

Total fixed maturity securities	5,159,333	88.7%	4,902,654	92.1%	3,429,366	90.7%
Equity securities	31,728	0.5%	17,006	0.3%	18,245	0.5%
Mortgage loans on real estate	527,383	9.1%	334,339	6.3%	108,181	2.9%
Derivative instruments	87,083	1.5%	52,313	1.0%	40,052	1.0%
Policy loans	313	—%	295	—%	291	—%
Cash and cash equivalents	11,005	0.2%	21,163	0.3%	184,130	4.9%

Total cash and investments	$5,816,845	100.0%	$5,327,770	100.0%	$3,780,265	100.0%

              The table below presents our total fixed maturity securities by NAIC designation and the equivalent ratings of a nationally recognized securities rating organization.

				December 31,
		September 30, 2003		2002		2001
NAIC Designation	Rating Agency Equivalent	Carrying Amount	Percent	Carrying Amount	Percent	Carrying Amount	Percent
		(Dollars in thousands)
1	Aaa/Aa/A	$4,913,860	95.3%	$4,624,824	94.3%	$2,991,024	87.2%
2	Baa	177,761	3.4%	230,847	4.7%	388,560	11.3%
3	Ba	42,022	0.8%	37,478	0.8%	43,134	1.3%
4	B	14,798	0.3%	7,505	0.2%	6,648	0.2%
5	Caa and lower	10,859	0.2%	2,000	0.0%	—	—
6	In or near default	33	—	—	—	—	—

	Total fixed maturities	$5,159,333	100.0%	$4,902,654	100.0%	$3,429,366	100.0%

              During 2001, we began a commercial mortgage loan program. At September 30, 2003 and December 31, 2002, we held $527.4 million and $334.3 million, respectively, of mortgage loans with commitments outstanding amounting to $51.9 million at September 30, 2003. These mortgage loans are diversified as to property type, location, and loan size, and are collateralized by the related properties. Our mortgage lending policies establish limits on the amount that can be loaned to one borrower and require diversification by geographic location and collateral type. As of September 30, 2003, there were no delinquencies in our mortgage portfolio. The commercial mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

			December 31,
	September 30, 2003		2002		2001
	Carrying Amount	Percent	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Geographic distribution
East	$90,244	17.1%	$51,785	15.5%	$25,218	23.3%
Middle Atlantic	58,389	11.1%	40,879	12.2%	18,352	17.0%
Mountain	75,425	14.3%	26,478	7.9%	—	—
New England	24,589	4.7%	13,242	4.0%	3,496	3.2%
Pacific	36,880	7.0%	20,499	6.1%	—	—
South Atlantic	107,564	20.4%	96,401	28.8%	39,260	36.3%
West	134,292	25.4%	85,055	25.5%	21,855	20.2%

Total mortgage loans	$527,383	100.0%	$334,339	100.0%	$108,181	100.0%

			December 31,
	September 30, 2003		2002		2001
	Carrying Amount	Percent	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Property type distribution
Office	$172,248	32.7%	$98,271	29.4%	$23,917	22.1%
Retail	153,592	29.1%	102,362	30.6%	18,561	17.2%
Industrial/Warehouse	146,746	27.8%	97,811	29.3%	48.423	44.8%
Hotel	20,922	4.0%	21,218	6.4%	13,135	12.1%
Apartments	14,843	2.8%	4,176	1.2%	3,200	3.0
Mixed use/other	19,032	3.6%	10,501	3.1%	945	0.8%

Total mortgage loans	$527,383	100.0%	$334,339	100.0%	$108,181	100.0%

Liabilities

              Our liability for policy benefit reserves increased $727.2 million, $1,458.5 million and $1,894.0 million during the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, respectively, to $6,179.6 million at September 30, 2003, $5,452.4 million at December 31, 2002 and $3,993.9 million at December 31, 2001, primarily due to increases in annuity sales as discussed above. Substantially all of our annuity products have a surrender charge feature designed to reduce the risk of early withdrawal or surrender of the policies and to compensate us for our costs if policies are withdrawn early. Notwithstanding these policy features, the withdrawal rates of policyholder funds may be affected by changes in interest rates and other factors.

              We have a credit agreement with Fleet National Bank, U.S. Bank National Association and West Des Moines State Bank. The amount outstanding under this agreement was $31.8 million at September 30, 2003 and $43.3 million at December 31, 2002, of which $10.0 million was borrowed in December 2002, and contributed to the surplus of American Equity Life. Principal and interest under this agreement are paid quarterly. The notes bear interest (3.62% at September 30, 2003) at prime or LIBOR plus a specified margin of up to 2.25%. Under this agreement, we are required to maintain minimum capital and surplus levels at American Equity Life and meet certain other financial and operating ratio requirements. We are also prohibited from incurring other indebtedness for borrowed money without obtaining a waiver from the lenders and from paying dividends on our capital stock in excess of 25% of our consolidated net income for the prior fiscal year. On August 14, 2003, we amended our credit agreement to provide that the financial strength ratings for American Equity Life issued by A.M. Best and Standard & Poor's may not be less than the current financial strength ratings of B++ and BBB+, respectively. On October 24, 2003, we amended our credit agreement to provide that we (and not our subsidiaries) must own cash equivalents (as defined in the credit agreement) having a market value of at least $30.0 million from the time of the consummation of this offering through and including the time of payment in full of the installments of the loans under the credit agreement due on June 30, 2004. The amendment also provides that subsequent to this offering, quarterly principal payments for the quarters ending December 31, 2003, March 31, 2004 and June 30, 2004 will be deferred until June 30, 2004. See note 7 to our audited consolidated financial statements and note 4 to our unaudited consolidated financial statements.

Stockholders' Equity

              We were initially capitalized in 1995 and 1996 through the issuance of shares of common stock for cash. Subsequent to our initial capitalization, we issued additional shares of common stock, warrants to purchase shares of common stock and shares of preferred stock convertible into shares of common stock in several private placement offerings.

              In 1997, in connection with a rights offering of shares of our common stock, we issued subscription rights to purchase an aggregate of 2,157,375 shares of our common stock to certain officers and directors. The subscription rights have an exercise price of $5.33 per share and are fully exercisable. During 2002, the board of directors extended the expiration date of the subscription rights from December 1, 2002 to December 1, 2005 and in conjunction therewith, we recognized compensation expense of $0.3 million.

              During 1998, we issued 625,000 shares of 1998 Series A Participating Preferred Stock. These shares have participating dividend rights with the shares of our common stock when and as such dividends are declared, are convertible into 1,875,000 shares common stock upon the earlier of the initial public offering of our common stock or December 31, 2003, are non-voting and have an aggregate liquidation preference of $10.0 million.

              During 1999, two wholly-owned subsidiary trusts issued preferred securities in private placement offerings. In September 1999, American Equity Capital Trust I, or Trust I, issued $26.0 million of the 8% trust preferred securities. In connection with Trust I's issuance of the 8% trust preferred securities and the related purchase by us of all of Trust I's common securities, we issued $26.8 million in principal amount of our 8% debentures to Trust I. In October 1999, American Equity Capital Trust II, or Trust II, issued 97,000 shares of company obligated mandatorily redeemable preferred securities, or the 5% trust preferred securities. The 5% trust preferred securities have a liquidation value of $100 per share ($97.0 million in the aggregate). In connection with Trust II's issuance of the 5% trust preferred securities and the related purchase by us of all of Trust II's common securities, we issued $100.0 million in principal amount of our 5% debentures to Trust II. The terms of the preferred securities issued by Trust I and Trust II parallel the terms of the debentures which represent all of the trust assets. Our obligations under the debentures and related agreements provide a full and unconditional guarantee of payments due under the preferred securities. The net proceeds to us from the issuance of our subordinated debentures to the subsidiary trusts were used to fund capital contributions to American Equity Life. Pursuant to the adoption of SFAS No. 150, the company obligated mandatorily redeemable preferred securities of American Equity Capital Trust II are now classified as a liability instead of mezzanine equity.

              The preferred securities issued by Trust I are convertible into 2,591,014 shares of our common stock. The consideration received by Trust II in connection with the issuance of its preferred securities consisted of fixed income trust preferred securities of equal value issued by the parent company of Farm Bureau. See note 9 to our audited consolidated financial statements for additional information concerning the preferred securities of the subsidiary trusts.

              During 2002, we purchased 112,750 shares of our common stock at a total cost of $0.9 million ($7.60 per share) and issued 34,228 shares of our common stock for total proceeds of $0.1 million ($4.00 per share). During 2002, one of our subsidiaries purchased 2,000 shares of the trust preferred securities described above that are convertible into shares of our common stock at a total cost of $0.1 million.

              During 2003, we purchased 1,369,500 shares of our common stock at a total cost of $8.9 million ($6.50 per share). We issued these shares and 221,583 shares held as treasury stock to a rabbi trust established for the benefit of agents who have earned shares of our common stock under the American Equity Investment NMO Deferred Compensation Plan. See note 5 to our unaudited consolidated financial statements and note 10 to our audited consolidated financial statements.

Liquidity for Insurance Operations

              Our life subsidiaries generally receive adequate cash flow from premium collections and investment income to meet their obligations. Annuity and life insurance liabilities are generally long-term in nature. Policyholders may, however, withdraw funds or surrender their policies, subject to surrender and withdrawal penalty provisions. At September 30, 2003 and December 31, 2002, approximately 99.9% of our annuity liabilities were subject to penalty upon surrender, with a weighted average remaining surrender charge period of 8.5 years and 8.7 years, respectively, and a weighted average surrender charge rate of 12%.

              We believe that the diversity of our investment portfolio and the concentration of investments in high-quality securities provides sufficient liquidity to meet foreseeable cash requirements. The investment portfolio at September 30, 2003 and December 31, 2002 included $5,127.5 million and $3,503.7 million (on an amortized cost basis), respectively, of investment grade bonds. Although there is no present need or intent to dispose of such investments, our life subsidiaries could readily liquidate portions of their investments, if such a need arose. Please read "—Quantitative and Qualitative Disclosures about Market Risk" for a further discussion of the related interest rate risk exposure. In addition, investments could be used to facilitate borrowings under reverse-repurchase agreements or dollar-roll transactions. Such borrowings have been used by our life subsidiaries from time to time to increase our return on investments and to improve liquidity.

Liquidity of Parent Company

              We, as the parent company, are a legal entity separate and distinct from our subsidiaries, and have no business operations. We need liquidity primarily to service our debt, including the subordinated debentures issued to subsidiary trusts, pay operating expenses and pay dividends to shareholders. The primary sources of funds for these payments are: (i) principal and interest payments received on our note receivable from American Equity Investment Service Company (see discussion that follows); (ii) dividends on capital stock and surplus note interest payments from American Equity Life; and (iii) investment advisory fees from our life subsidiaries. These sources provide adequate cash flow to us to meet our current and reasonably forseeable future obligations. We may also obtain cash by issuing debt or equity securities.

              The payment of dividends or distributions, including surplus note payments, by our life subsidiaries is subject to regulation by each such subsidiary's state of domicile's insurance department. Currently, our life subsidiaries may pay dividends or make other distributions without the prior approval of their state of domicile's insurance department, unless such payments, together with all other such payments within the preceding twelve months, exceed, in Iowa, the greater of, and in New York, the lesser of (1) the life subsidiary's net gain from operations for the preceding calendar year, or (2) 10% of the life subsidiary's statutory surplus at the preceding December 31. For 2003, up to approximately $25.9 million can be distributed as dividends or surplus note payments by American Equity Life without prior approval of the Iowa insurance department. In addition, dividends and surplus note payments may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities in the life subsidiary's state of domicile. American Equity Life had approximately $48.3 million and $47.4 million of earned surplus at September 30, 2003 and December 31, 2002, respectively.

              The maximum distribution permitted by law or contract is not necessarily indicative of an insurer's actual ability to pay such distributions, which may be constrained by business and regulatory considerations, such as the impact of such distributions on surplus, which could affect the insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends or make other distributions. Further, state insurance laws and regulations require that the statutory surplus of our life subsidiaries following any dividend or distribution must be reasonable in relation to their outstanding liabilities and adequate for their financial needs.

              The transfer of funds by American Equity Life is also restricted by certain covenants in our loan agreement which, among other things, require American Equity Life to maintain statutory capital and surplus (including the asset valuation and interest maintenance reserves) of $140 million plus 25% of statutory net income and 75% of the capital contributions to American Equity Life for periods subsequent to December 31, 1999. Under the most restrictive of these limitations, $25.9 million of our earned surplus at September 30, 2003 and December 31, 2002 was available for distribution by American Equity Life to the parent company in the form of dividends or other distributions. As disclosed in the unaudited and audited consolidated financial statements included elsewhere in this prospectus, our loan agreement has been amended from time to time to maintain our continuing compliance with these and other restrictive covenants.

              Statutory accounting practices prescribed or permitted for our life subsidiaries differ in many respects from those governing the preparation of financial statements under GAAP. Accordingly, statutory operating results and statutory capital and surplus may differ substantially from amounts reported in the GAAP basis financial statements for comparable items. Information as to statutory capital and surplus and statutory net income for our life subsidiaries as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is included in note 11 to our audited consolidated financial statements.

              American Equity Life has entered into a General Agency Commission and Servicing Agreement with American Equity Investment Service Company, or the Service Company, an affiliated company wholly-owned by our chairman, chief executive officer, president and treasurer, whereby the affiliate acts as a national supervisory agent with responsibility for paying commissions to our agents. This agreement initially benefits American Equity Life's statutory surplus by extending the payment of a portion of the first year commissions on new annuity business written by American Equity Life over a longer period of time, and thereby enabling American Equity Life to conduct a comparatively greater volume of business. In subsequent periods, American Equity Life's statutory surplus is reduced through the payment of renewal commissions to the affiliate on this business based upon the account balances of the annuities remaining in force for a period of five years (see note 8 to our audited consolidated financial statements). During the years ended December 31, 2002 and 2000, the Service Company paid $11.8 million and $28.4 million, respectively, to agents of American Equity Life. The Service Company made no payments to the agents of American Equity Life during the nine months ended September 30, 2003 and the year ended December 31, 2001. American Equity Life paid renewal commissions to the Service Company of $16.6 million, $21.7 million, $23.2 million and $22.4 million, respectively, during the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000.

              From time to time the Service Company has borrowed money from us as a source of funds for the commissions it paid to American Equity Life's agents. At September 30, 2003 and December 31, 2002 and 2001, the amount receivable from the Service Company was $13.4 million, $20.5 million and $29.1 million, respectively. Principal and interest are payable quarterly over five years from the date of each advance.

              Future payments by American Equity Life on business in force at September 30, 2003 are dependent upon the account balances of the annuities remaining in force on each remaining quarterly renewal commission payment date.

Cash Flow Obligations

              In the normal course of business, we enter into financing transactions, lease agreements, or other commitments. These commitments may obligate us to certain cash flows during future periods. The following table summarizes such obligations as of September 30, 2003.

	Payments Due by Period
	Total	Less Than 1 Year	1—3 Years	4—5 Years
	(Dollars in thousands)
Notes payable	$31,833	$15,333	$16,000	$500
Amounts due to related party under General Agency Commission and Servicing Agreement	26,171	19,774	6,397	—
2002 Hannover Transaction (See note 5 to our audited consolidated financial statements)	3,228	1,178	2,050	—
2003 Hannover Transaction (See note 3 to our unaudited consolidated financial statements)	4,036	1,306	2,463	267
Operating leases	2,749	1,010	1,739	—
Mortgage loan funding	51,895	51,895	—	—

Total	$119,912	$90,496	$28,649	$767

Inflation

              Inflation does not have a significant effect on our balance sheet. We have minimal investments in property, equipment or inventories. To the extent that interest rates may change to reflect inflation or inflation expectations, there would be an effect on our balance sheet and operations. Higher interest rates experienced in recent periods have decreased the value of our fixed maturity investments. It is likely that declining interest rates would have the opposite effect. It is not possible to calculate the effect such changes in interest rates, if any, have had on our operating results.

Quantitative and Qualitative Disclosures about Market Risk

              We seek to invest our available funds in a manner that will maximize shareholder value and fund future obligations to policyholders and debtors, subject to appropriate risk considerations. We seek to meet this objective through investments that: (i) consist predominately of investment grade fixed maturity securities; (ii) have projected returns which satisfy our spread targets; and (iii) have characteristics which support the underlying liabilities. Many of our products incorporate surrender charges, market interest rate adjustments or other features to encourage persistency.

              We seek to maximize the total return on our available for sale investments through active investment management. Accordingly, we have determined that our available for sale portfolio of fixed maturity securities is available to be sold in response to: (i) changes in market interest rates; (ii) changes in relative values of individual securities and asset sectors; (iii) changes in prepayment risks; (iv) changes in credit quality outlook for certain securities; (v) liquidity needs; and (vi) other factors. We have a portfolio of held for investment securities which consists principally of long duration bonds issued by U.S. government agencies. These securities are purchased to secure long-term yields which meet our spread targets and support the underlying liabilities.

              Interest rate risk is our primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can affect the profitability of our products, the amount of interest we pay on our notes payable, and the market value of our investments. Our notes payable bear interest at prime or LIBOR plus a specified margin of up to 2.25%. Our outstanding balance of notes payable at September 30, 2003 and December 31, 2002 was $31.8 million and $43.3 million, respectively. The profitability of most of our products depends on the spreads between interest yield on investments and rates credited on insurance liabilities. We have the ability to adjust crediting rates (participation or asset fee rates for index annuities) on substantially all of our annuity policies at least annually (subject to minimum guaranteed values). In addition, substantially all of our annuity products have surrender and withdrawal penalty provisions designed to encourage persistency and to help ensure targeted spreads are earned. However, competitive factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions.

              A major component of our interest rate risk management program is structuring the investment portfolio with cash flow characteristics consistent with the cash flow characteristics of our insurance liabilities. We use computer models to simulate cash flows expected from our existing business under various interest rate scenarios. These simulations enable us to measure the potential gain or loss in fair value of our interest rate-sensitive financial instruments, to evaluate the adequacy of expected cash flows from our assets to meet the expected cash requirements of our liabilities and to determine if it is necessary to lengthen or shorten the average life and duration of our investment portfolio. The "duration" of a security is the time weighted present value of the security's expected cash flows and is used to measure a security's sensitivity to changes in interest rates. When the durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in value of assets should be largely offset by a change in the value of liabilities. At September 30, 2003 and December 31, 2002, the effective duration of our fixed maturity securities and short-term investments was approximately 9.42 years and 7.92 years, respectively, and the estimated duration of our insurance liabilities was approximately 6.34 years and 6.58 years, respectively.

              If interest rates were to increase 10% (35 basis points) from levels at September 30, 2003, we estimate that the fair value of our fixed maturity securities would decrease by approximately $226.8 million. If interest rates were to increase 50 basis points from the levels at September 30, 2003, the effective duration of our cash and invested assets backing our insurance liabilities would be approximately 12.1 years. The computer models used to estimate the impact of a 10% or 50 basis points change in market interest rates incorporate numerous assumptions, require significant estimates and assume an immediate and parallel change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in value of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, our net exposure to interest rates can vary over time. However, any such decreases in the fair value of our fixed maturity securities (unless related to credit concerns of the issuer requiring recognition of an other than temporary impairment) would generally be realized only if we were required to sell such securities at losses prior to their maturity to meet our liquidity needs, which we manage using the surrender and withdrawal provisions of our annuity contracts and through other means as discussed earlier. Please read "Financial Condition—Liquidity for Insurance Operations" for a further discussion of the liquidity risk.

              At September 30, 2003 and December 31, 2002, 74.9% and 86.7%, respectively, of our fixed income securities had call features and 19.7% and 2.0%, respectively, are subject to current redemption. Another 10.8% will become subject to call redemption through December 31, 2003. During the nine months ended September 30, 2003 and the year ended December 31, 2002, we received $2,497.6 million and $1,541.6 million, respectively, in net redemption proceeds related to the exercise of such call options. We have reinvestment risk related to these redemptions to the extent we cannot reinvest the net proceeds in assets with credit quality and yield characteristics similar to or better than those of the redeemed bonds. Such reinvestment risk typically occurs in a declining rate environment. Should rates decline to levels which tighten the spread between our average portfolio yield and average cost of interest credited on our annuity liabilities, we have the ability to reduce crediting rates on most of our annuity liabilities to maintain the spread at our targeted level. At September 30, 2003 and December 31, 2002, approximately 73% and 71%, respectively, of our annuity liabilities were subject to annual adjustment of the applicable crediting rates at our discretion, limited by minimum guaranteed crediting rates of 3% to 4%.

              With respect to our index annuities, we purchase call options on the applicable indices to fund the annual index credits on such annuities. These options are primarily one-year instruments purchased to match the funding requirements of the underlying policies. Our primary risk associated with the options we currently hold is limited to the cost of such options. Market value changes associated with those investments are substantially offset by an increase or decrease in the amounts added to policyholder account balances for index products. For the nine months ended September 30, 2003 and the year ended December 31, 2002, we realized gains of $27.5 million and $9.7 million, respectively, on our index options at their expiration, and we credited $25.9 million and $10.6 million, respectively, to policyholders on their respective policy anniversaries. On the respective anniversary dates of the index policies, we purchase new one-year call options to fund the next annual index credits. The risk associated with these prospective purchases is the uncertainty of the cost, which will determine whether we are able to earn our spread on our index business. This is a risk we attempt to manage through the terms of our index annuities, which permit us to change annual participation rates, asset fees, and caps, subject to contractual features. By modifying participation rates, asset fees or caps, we can limit option costs to budgeted amounts, except in cases where the contractual features would prevent further modifications. Based upon actuarial testing which we conduct as a part of the design of our index products and on an ongoing basis, we believe the risk that contractual features would prevent us from controlling option costs is not material.

BUSINESS

History

              We were formed on December 15, 1995, to develop, market, issue and administer annuities and life insurance. We are a full service underwriter of a broad array of annuity and insurance products. Our business consists primarily of the sale of fixed rate and index annuities and, accordingly, we have only one business segment. Our business strategy is to focus on our annuity business and earn predictable returns by managing investment spreads and investment risk.

              As a foundation for beginning our business, we acquired two existing blocks of insurance from American Life and Casualty Insurance Company, or American Life and Casualty, the principal operating subsidiary of The Statesman Group, Inc., or Statesman, of which certain of our executive officers, David J. Noble, John M. Matovina, Kevin R. Wingert, James M. Gerlach, Terry A. Reimer and Debra J. Richardson, were previously officers. In September 1996, we acquired Century Life Insurance Company which expanded our licensing authority to 23 states and the District of Columbia. We then merged our life subsidiary into Century Life Insurance Company and renamed the merged entity "American Equity Investment Life Insurance Company."

              On June 5, 2001, we formed a New York domiciled insurance company named American Equity Investment Life Insurance Company of New York. We are currently licensed to sell our products in 46 states and the District of Columbia.

Annuity Market Overview

              Our target market includes the group of individuals ages 45-75 who seek to accumulate tax-deferred savings. We believe that significant growth opportunities exist for annuity products because of favorable demographic and economic trends. According to the U. S. Census Bureau, there were 35.0 million Americans age 65 and older in 2000, representing 12% of the U. S. population. By 2030, this sector of the population is expected to increase to 22% of the total population. Our fixed rate and index annuity products are particularly attractive to this group as a result of the guarantee of principal with respect to those products, competitive rates of credited interest, tax-deferred growth and alternative payout options.

              According to LIMRA International, sales of individual annuities were $185.3 billion in 2001 and $190.5 billion in 2000. In 2001 (last year in which actual data is available), fixed annuity sales, which include equity index and fixed rate annuities, increased 41% to $74.3 billion from $52.7 billion in 2000. Sales of index annuities grew to $6.8 billion in 2001, an increase of 24% from $5.5 billion in 2000. Further, from 1997 through 2001, index annuity sales have grown from $3.0 billion to $6.8 billion. We believe index annuities, which have a crediting rate linked to the change in various indices, appeal to policyholders interested in participating in returns linked to equity and/or bond markets without the risk of loss of principal. Our wide range of fixed rate annuity products has enabled us to enjoy favorable growth during volatile equity and bond markets.

Strategy

              Our business strategy is to focus on our annuity business and earn predictable returns by managing investment spreads and investment risk. Key elements of this strategy include the following:

  •
  Expand our Current Independent Agency Network. We believe that our successful relationships with approximately 70 national marketing organizations and, through them, 42,000 independent agents, represent a significant competitive advantage. We intend to grow and enhance our core distribution channel by expanding our relationships with national marketing organizations and independent agents, by addressing their product needs and by providing the highest quality service possible.

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  Continue to Introduce Innovative and Competitive Products. We intend to be at the forefront of the fixed and index annuity industry in developing and introducing innovative and new competitive products. We were the first company to introduce an index annuity which allowed policyholders to earn returns linked to the Dow Jones IndexSM. We were also one of the first companies to offer an index product offering a choice among interest crediting strategies which includes both equity and bond indices as well as a traditional fixed rate strategy. We believe that our continued focus on anticipating and being responsive to the product needs of our independent agents and policyholders will lead to increased customer loyalty, revenues and profitability.

  •
  Use our Expertise to Achieve Targeted Spreads on Annuity Products. We have had a successful track record in achieving the targeted spreads on our annuity products. We intend to leverage our experience and expertise in managing the investment spread during a range of interest rate environments to achieve our targeted spreads.

  •
  Maintain our Profitability Focus and Improve Operating Efficiency. We are committed to improving our profitability by advancing the scope and sophistication of our investment management and spread capabilities and continuously seeking out operating efficiencies within our company. We have made substantial investments in technology improvements to our business, including the development of a password-secure website which allows our independent agents to receive proprietary sales, marketing and product materials and the implementation of software designed to enable us to operate in a completely paperless environment with respect to policy administration. Further, we have implemented competitive incentive programs for our national marketing organizations, agents and employees to stimulate performance.

  •
  Take Advantage of the Growing Popularity of Some of Our Products. We believe that the growing popularity of some of our products that allow equity and bond market participation without the risk of loss of the premium deposit presents an attractive opportunity to grow our business. We intend to capitalize on our reputation as a leading marketer of index annuities in this expanding segment of the annuity market.

Products

              Our products include fixed rate annuities, index annuities, a variable annuity and life insurance.

Fixed Rate Annuities

              These products, which accounted for approximately 38% of our total annuity deposits collected for the nine months ended September 30, 2003 and approximately 39% during the year ended December 31, 2002, include single premium deferred annuities ("SPDAs"), flexible premium deferred annuities ("FPDAs") and single premium immediate annuities ("SPIAs"). An SPDA generally involves the tax-deferred accumulation of interest on a single premium paid by the policyholder. After a number of years, as specified in the annuity contract, the annuitant may elect to take the proceeds of the annuity either in a single payment or in a series of payments for life, for a fixed number of years, or for a combination of these payment options. We also sell SPDAs, under which the annual crediting rate is guaranteed for either a three-year or a five-year period. FPDAs are similar to SPDAs in many respects, except that the FPDA allows additional deposits in varying amounts by the policyholder without a new application.

              Our SPDAs and FPDAs (excluding the multi-year rate guaranteed products) generally have an interest rate (the "crediting rate") that is guaranteed by us for the first policy year. After the first policy year, we have the discretionary ability to change the crediting rate once annually to any rate at or above a guaranteed minimum rate. The guaranteed rate on our non-multi-year rate guaranteed policies in force and new issues ranges from 3% to 4%. The guaranteed rate on our multi-year rate guaranteed policies in force ranges from 3.05% to 6.50% for the three-year rate guaranteed product and from 3.25% to 7.0% for the five-year rate guaranteed product. The initial crediting rate is largely a function of the interest rate we can earn on invested assets acquired with new annuity deposits and the rates offered on similar products by our competitors. For subsequent adjustments to crediting rates, we take into account the yield on our investment portfolio, annuity surrender assumptions, competitive industry pricing and crediting rate history for particular groups of annuity policies with similar characteristics.

              Approximately 92% and 70% of our fixed rate annuity sales during the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively, were "bonus" products. The initial crediting rate on these products specifies a bonus crediting rate ranging from 1% to 7% of the annuity deposit. After the first year, the bonus interest portion of the initial crediting rate is automatically discontinued, and the renewal crediting rate is established. Generally, there is a compensating adjustment in the commission paid to the agent to offset the first year interest bonus. In all situations, we obtain an acknowledgment from the policyholder, upon policy issuance, that a specified portion of the first year interest will not be paid in renewal years. As of September 30, 2003, crediting rates on our outstanding SPDAs and FPDAs generally ranged from 3.05% to 7.00%, excluding interest bonuses guaranteed for the first year. The average crediting rate on FPDAs and SPDAs including interest bonuses at September 30, 2003 was 5.39%, and the average crediting rate on those products excluding bonuses was 4.86%.

              Policyholders are typically permitted to withdraw all or a part of the premium paid, plus accrued interest credited to the account (the "accumulation value"), subject to the assessment of a surrender charge for withdrawals in excess of specified limits. Most of our SPDAs and FPDAs provide for penalty-free withdrawals of up to 10% of the accumulation value each year after the first year, subject to limitations. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period which generally ranges from three to 16 years after the date the policy is issued. This surrender charge is initially 9% to 25% of the accumulation value and generally decreases by approximately one to two percentage points per year during the surrender charge period. At September 30, 2003, approximately 99.9% of our annuity liabilities were subject to penalty upon surrender, with a weighted average remaining surrender charge period of 8.5 years and a weighted average surrender charge rate of 12.05%. Surrender charges are set at levels aimed at protecting us from loss on early terminations and reducing the likelihood of policyholders terminating their policies during periods of increasing interest rates. This practice lengthens the effective duration of the policy liabilities and enables us to maintain profitability on such policies.

              Our SPIAs are designed to provide a series of periodic payments for a fixed period of time or for life, according to the policyholder's choice at the time of issue. The amounts, frequency, and length of time of the payments are fixed at the outset of the annuity contract. SPIAs are often purchased by persons at or near retirement age who desire a steady stream of payments over a future period of years. The implicit interest rate on SPIAs is based on market conditions when the policy is issued. The implicit interest rate on our outstanding SPIAs averaged 4.37% and 4.93% at September 30, 2003 and December 31, 2002, respectively.

Index Annuities

              Index annuities accounted for approximately 62% of the total annuity deposits collected for the nine months ended September 30, 2003 and approximately 61% during the year ended December 31, 2002. These products allow policyholders to link returns to the performance of a particular index without the risk of loss of their principal. Several of these products allow policyholders to transfer funds once a year among several different crediting strategies, including one or more index based strategies, a traditional fixed rate strategy and/or a multi-year rate guaranteed strategy.

              The annuity contract value is equal to the premiums paid increased for returns which are based upon a percentage (the "participation rate") of the annual appreciation (based in certain situations on monthly averages) in a recognized index or benchmark. The participation rate, which we may reset annually, generally varies among the index products from 50% to 100%. Some of the products also have an "asset fee" ranging from 1% to 4%, which is deducted from the interest to be credited. The asset fees may be adjusted annually by us, subject to stated limits. In addition, some products apply an overall limit (or "cap"), ranging from 7% to 13%, on the amount of annual interest the policyholder may earn in any one contract year, and the applicable cap also may be adjusted annually subject to stated minimums. The minimum guaranteed contract values are equal to 80% to 100% of the premium collected plus interest credited at an annual rate of 3%. We purchase options on the applicable indices as an investment to provide the income needed to fund the amount of the index credits on the index products. The setting of the participation rates, asset fees and caps is a function of the interest rate we can earn on the invested assets acquired with annuity fund deposits, cost of options and features offered on similar products by competitors. Approximately 39.1% of our index annuity sales for the nine months ended September 30, 2003 and approximately 30.8% during the year ended December 31, 2002, were "premium bonus" products. The initial annuity deposit on these policies is increased at issuance by the specified premium bonus ranging from 3% to 6%. Generally, there is a compensating adjustment in the commission paid to the agent to offset the premium bonus.

              The index annuities provide for penalty-free withdrawals of up to 10% of premium or accumulation value (depending on the product) in each year after the first year of the annuity's term. Other withdrawals are subject to a surrender charge ranging initially from 9% to 25% over a surrender period ranging from five to 16 years. During the applicable surrender charge period, the surrender charges on some index products remain level, while on other index products, the surrender charges decline by one to two percentage points per year. After a number of years, as specified in the annuity contract, the annuitant may elect to take the proceeds of the annuity either in a single payment or in a series of payments for life, for a fixed number of years, a combination of these payment options, or enter into a new contract term.

Variable Annuities

              Variable annuities differ from fixed rate and index annuities in that the policyholder, rather than the insurance company, bears the investment risk and the policyholder's return of principal and rate of return are dependent upon the performance of the particular investment option selected by the policyholder. Profits on variable annuities are derived from the fees charged to contract owners rather than from the investment spread.

              In December 1997, we entered into a strategic alliance with Farm Bureau for the development, marketing and administration of variable annuity products. This alliance, which consists of the reinsurance and related administrative agreements discussed hereafter, enabled us to introduce variable products into our product line. An affiliate of Farm Bureau provides the administrative support necessary to manage this business, and is paid an administrative fee for those services. We share in 30% of the risks, costs and operating results of these products through the reinsurance arrangement. See "—Reinsurance" for additional information regarding this arrangement as well as Farm Bureau's beneficial ownership of our common stock.

Life Insurance

              These products include traditional ordinary and term, universal life and other interest-sensitive life insurance products. We had approximately $2.2 billion of life insurance in force as of September 30, 2003. We acquired this business in 1995. We intend to continue offering a complete line of life insurance products for individual and group markets. Premiums related to this business accounted for

3% and 5% of the revenues in the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively.

Investments

              Investment activities are an integral part of our business, and net investment income is a significant component of our total revenues. Profitability of many of our products is significantly affected by spreads between interest yields on investments and rates credited on annuity liabilities. Although substantially all credited rates on non-multi-year rate guaranteed SPDAs and FPDAs may be changed annually, subject to minimum guarantees, changes in crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. For the nine months ended September 30, 2003, the weighted average yield, computed on the average amortized cost basis of our investment portfolio, was 6.58%; the weighted average cost of our liabilities at September 30, 2003, excluding interest bonuses guaranteed for the first year of the annuity contract, was 4.29%.

              We manage the index-based risk component of our index annuities by purchasing call options on the applicable indices to fund the annual index credits on these annuities and by adjusting the participation rates, asset fee rates and other product features to reflect the change in the cost of such options (which varies based on market conditions). All of such options are purchased to fund the index credits on our index annuities at their respective anniversary dates, and new options are purchased at each of the anniversary dates to fund the next annual index credits.

              For additional information regarding the composition of our investment portfolio and our interest rate risk management, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk" and note 3 to our audited consolidated financial statements.

Marketing

              We market our products through a variable cost distribution network of approximately 70 national marketing organizations and 42,000 independent agents as of September 30, 2003. We emphasize high quality service to our agents and policyholders along with the prompt payment of commissions to our agents. We believe this has been significant in building excellent relationships with our existing agency force.

              Our independent agents and agencies range in profile from national sales organizations to personal producing general agents. We aggressively recruit new agents and expect to continue to expand our independent agency force. In our recruitment efforts, we emphasize that agents have direct access to our executive officers, giving us an edge in recruiting over larger and foreign-owned competitors. We also have favorable relationships with our national marketing organizations, which have enabled us to efficiently sell through an expanded number of independent agents. We are currently licensed to sell our products in 46 states and the District of Columbia. We have applied or anticipate applying for licenses to sell our products in the remaining states.

              The insurance distribution system is comprised of insurance brokers and marketing organizations. We are pursuing a strategy to increase the size of our distribution network by developing additional relationships with national and regional marketing organizations. These organizations typically recruit agents for us by advertising our products and our commission structure, through direct mail advertising, or through seminars for insurance agents and brokers. These organizations bear most of the cost incurred in marketing our products. We compensate marketing organizations by paying them a percentage of the commissions earned on new annuity policy sales generated by the agents recruited in such organizations. We also conduct other incentive programs for agents from time to time, including equity-based programs for our leading national marketers. See note 10 to our audited consolidated financial statements. We generally do not enter into exclusive arrangements with these marketing organizations.

              One of our national marketing organizations accounted for approximately 17% and 10% of the annuity deposits and insurance premium collections during the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively. The states with the largest share of direct premiums collected in the first nine months of 2003 were California (11.9%), Florida (10.6%), Texas (9.6%), Illinois (7.5%) and Michigan (6.7%). The states with the largest share of direct premiums collected in 2002 were: California (14.5%), Texas (11.4%), Florida (9.7%), Illinois (7.1%) and Michigan (5.4%).

Competition and Ratings

              We operate in a highly competitive industry. Many of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships. Our annuity products compete with index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other investment and retirement funding alternatives offered by asset managers, banks, and broker-dealers. Our insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of features, including crediting rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings, reputation and broker compensation.

              The sales agents for our products use the ratings assigned to an insurer by independent rating agencies as one factor in determining which insurer's annuity to market. In recent years, the market for annuities has been dominated by those insurers with the highest ratings. American Equity Life has received financial strength ratings of "B++" (Very Good) with a negative outlook from A.M. Best Company and "BBB+" with a negative outlook from Standard & Poor's. In July 2002, A.M. Best Company and Standard & Poor's adjusted our financial strength ratings from "A-"(Excellent) to "B++"(Very Good) and "A-" to "BBB+", respectively. A.M. Best has indicated that the negative outlook reflects the decline in risk-adjusted capitalization of our insurance operations due to the rapid growth of our core individual annuity operations. Standard & Poor's has indicated that the negative outlook reflects the risk on executing our short term initiative to improve our capitalization and our interest rate risk exposure. Standard & Poor's has also indicated that once these issues are resolved within the expected time frame, the outlook could be revised to stable. The adjustments initially had no impact on sales of new annuity products or on lapses of existing balances. Beginning in November 2002, our monthly sales volumes began to decline primarily as a result of certain actions by us, including reductions in crediting rates and suspension of sales of one of our higher commission annuity products and our most popular multi-year rate guaranteed annuity product. The degree to which ratings adjustments also contributed to this decline is unknown. Our ability to grow sales of new annuities and the level of surrenders of our existing annuity contracts in force during 2003 may be affected by, among other things, the current ratings and our levels of statutory capital and surplus.

              Financial strength ratings generally involve quantitative and qualitative evaluations by rating agencies of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

              A.M. Best Company ratings currently range from "A++" (Superior) to "F" (In Liquidation), and include 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent) and "A-" (Excellent) then followed by "B++" (Very Good) and "B+" (Very Good). Publications of A.M. Best Company indicate that the "B++" rating is assigned to those companies that, in A.M. Best Company's opinion, have demonstrated a good ability to meet their ongoing obligations to policyholders.

              Standard & Poor's insurer financial strength ratings currently range from "AAA" to "NR", and include 21 separate ratings categories. Within these categories, "AAA" and "AA" are the highest, followed by "A" and "BBB". Publications of Standard & Poor's indicate that an insurer rated "BBB" or higher is regarded as having strong financial security characteristics, but is somewhat more likely to be affected by adverse business than are higher rated insurers.

              A.M. Best Company and Standard & Poor's review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. If our ratings were to be adjusted again for any reason, we could experience a material decline in the sales of our products and the persistency of our existing business.

Reinsurance

Coinsurance

              Effective August 1, 2001, American Equity Life entered into a coinsurance agreement with Equitrust, an affiliate of Farm Bureau, covering 70% of certain of our non-multi-year rate guarantee fixed annuities and index annuities issued from August 1, 2001 through December 31, 2001, and 40% of those contracts for 2002 and 2003. Equitrust has received a financial strength rating of "A" from A.M. Best Company. As of September 30, 2003, Farm Bureau beneficially owned 32% of our common stock. Total annuity deposits ceded were approximately $507.3 million, $837.9 million and $418.3 million for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, respectively. We received expense allowances of approximately $52.1 million, $99.4 million and $51.2 million under this agreement for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, respectively. The balance due under this agreement to Equitrust was $10.3 million at September 30, 2003 and $1.5 million at December 31, 2002, and represents the market value of the call options related to the ceded business held by us to fund the index credits and cash due to or from Equitrust related to the transfer of ceded annuity deposits. At September 30, 2003, the aggregate policy benefit reserves transferred to Equitrust under this agreement was $1.8 billion. We remain liable with respect to the policy liabilities ceded to Equitrust should it fail to meet the obligations assumed by it.

              During 1998, American Equity Life also entered into a modified coinsurance agreement to cede 70% of its variable annuity business to Equitrust. Separate account deposits ceded under this agreement during the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001 were immaterial. Under this agreement and related administrative services agreements, we paid Equitrust $0.2 million for each of the years ended December 31, 2002 and 2001. The modified coinsurance agreement has an initial term of four years and will continue thereafter until termination by written notice at the election of either party. Any such termination will apply to the submission or acceptance of new policies, and business reinsured under the agreement prior to any such termination is not eligible for recapture before the expiration of 10 years.

Financial Reinsurance

              American Equity Life has entered into two reinsurance transactions with Hannover which are treated as reinsurance under statutory accounting practices and as financial reinsurance under GAAP.

Hannover has received a financial strength rating of A+ from A.M. Best Company. The first transaction became effective November 1, 2002 (the "2002 Hannover Transaction") and the second transaction became effective September 30, 2003 (the "2003 Hannover Transaction"). The agreements for these transactions include a coinsurance segment and a yearly renewable term segment reinsuring a portion of death benefits payable on certain annuities issued from January 1, 2002 to December 31, 2002 (2002 Hannover Transaction) and issued from January 1, 2003 to September 30, 2003 (the 2003 Hannover Transaction). The coinsurance segments provide reinsurance to the extent of 6.88% (2002 Hannover Transaction) and 13.39% (2003 Hannover Transaction) of all risks associated with our annuity policies covered by these reinsurance agreements. The 2002 Hannover Transaction provided approximately $29.8 million in statutory surplus benefit during 2002 and $3.9 million in statutory surplus reduction during the first nine months of 2003. Risk charges attributable to the 2002 transaction of $1.0 million were incurred during the nine months ended September 30, 2003. The 2003 Hannover Transaction provided approximately $30 million in statutory surplus benefit during the third quarter of 2003.

              The statutory surplus benefit provided by the 2003 Hannover Transaction replaced the statutory surplus benefit previously provided by a financial reinsurance agreement with a subsidiary of Swiss Re. The Company has terminated this agreement and has recaptured all reserves subject to this agreement effective September 30, 2003. This agreement was effective January 1, 2001, and provided an initial statutory surplus benefit of $35.0 million in 2001. The statutory surplus benefit remaining at January 1, 2003 was $30.9 million, all of which was eliminated as of September 30, 2003. Risk charges and interest expense incurred on the cash portion of the surplus benefit provided by the agreement were $0.2 million, $0.6 million and $0.5 million for the nine months ended September 30, 2003, and the years ended December 31, 2002 and 2001, respectively.

Indemnity Reinsurance

              Consistent with the general practice of the life insurance industry, American Equity Life enters into agreements of indemnity reinsurance with other insurance companies in order to reinsure portions of the coverage provided by its life and accident and health insurance products. Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a large or unusually hazardous risk or to diversify its risks. The maximum loss retained by us on all life insurance policies we have issued was $0.1 million or less as of September 30, 2003. Indemnity reinsurance does not discharge the original insurer's primary liability to the insured. Reinsurance related to our life and accident and health insurance that was ceded by us primarily to two reinsurers was immaterial. We believe the assuming companies will be able to honor all contractual commitments, based on our periodic review of their financial statements, insurance industry reports and reports filed with state insurance departments.

Regulation

              Life insurance companies are subject to regulation and supervision by the states in which they transact business. State insurance laws establish supervisory agencies with broad regulatory authority, including the power to:

  •
  grant and revoke licenses to transact business;

  •
  regulate and supervise trade practices and market conduct;

  •
  establish guaranty associations;

  •
  license agents;

  •
  approve policy forms;

  •
  approve premium rates for some lines of business;

  •
  establish reserve requirements;

  •
  prescribe the form and content of required financial statements and reports;

  •
  determine the reasonableness and adequacy of statutory capital and surplus;

  •
  perform financial, market conduct and other examinations;

  •
  define acceptable accounting principles;

  •
  regulate the type and amount of permitted investments; and

  •
  limit the amount of dividends and surplus note payments that can be paid without obtaining regulatory approval.

              State insurance regulators and the National Association of Insurance Commissioners, or NAIC, continually reexamine existing laws and regulations, and may impose changes in the future.

              Our life subsidiaries are subject to periodic examinations by state regulatory authorities. In 2002, the Iowa Insurance Division completed an examination of American Equity Life, as of December 31, 2000. No adjustments to our financial statements were recommended or required as a result of this examination.

              The payment of dividends or the distributions, including surplus note payments, by our life subsidiaries is subject to regulation by each subsidiary's state of domicile's insurance department. Currently, our life subsidiaries may pay dividends or make other distributions without the prior approval of their state of domicile's insurance department, unless such payments, together with all other such payments within the preceding twelve months, exceed the greater of (1) the life subsidiary's net gain from operations for the preceding calendar year, or (2) 10% of the life subsidiary's statutory surplus at the preceding December 31. For 2003, up to approximately $25.9 million can be distributed as dividends or surplus note payments by American Equity Life without prior approval of its state of domicile's insurance department. In addition, dividends and surplus note payments may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities. American Equity Life had approximately $48.3 million and $47.4 million of earned surplus at September 30, 2003 and December 31, 2002, respectively.

              Most states have also enacted regulations on the activities of insurance holding company systems, including acquisitions, extraordinary dividends, the terms of surplus notes, the terms of affiliate transactions and other related matters. We are registered pursuant to such legislation in Iowa. Recently, a number of state legislatures have considered or have enacted legislative proposals that alter and, in many cases, increase the authority of state agencies to regulate insurance companies and holding company systems.

              Most states, including Iowa and New York where our life subsidiaries are domiciled, have enacted legislation or adopted administrative regulations affecting the acquisition of control of insurance companies as well as transactions between insurance companies and persons controlling them. The nature and extent of such legislation and regulations currently in effect vary from state to state. However, most states require administrative approval of the direct or indirect acquisition of 10% or more of the outstanding voting securities of an insurance company incorporated in the state. The acquisition of 10% of such securities is generally deemed to be the acquisition of "control" for the purpose of the holding company statutes and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition. In many states, the insurance authority may find that "control" in fact does not exist in circumstances in which a person owns or controls more than 10% of the voting securities.

              Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation can significantly affect the insurance business. In addition, legislation has been passed which could result in the federal government assuming some role in regulating insurance companies and which allows combinations between insurance companies, banks and other entities.

              In 1998, the SEC requested comments as to whether index annuities, such as those sold by us, should be treated as securities under the federal securities laws rather than as insurance products. Treatment of these products as securities would likely require additional registration and licensing of these products and the agents selling them, as well as cause us to seek additional marketing relationships for these products. No action has been taken by the SEC on this issue.

              State insurance regulators and the NAIC are continually reexamining existing laws and regulations and developing new legislation for the passage by state legislatures and new regulations for adoption by insurance authorities. Proposed laws and regulations or those still under development pertain to insurer solvency and market conduct and in recent years have focused on:

  •
  insurance company investments;

  •
  risk-based capital ("RBC") guidelines, which consist of regulatory targeted surplus levels based on the relationship of statutory capital and surplus, with prescribed adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures;

  •
  the implementation of non-statutory guidelines and the circumstances under which dividends may be paid;

  •
  product approvals;

  •
  agent licensing;

  •
  underwriting practices; and

  •
  insurance and annuity sales practices.

              For example, the NAIC has promulgated proposed changes to statutory accounting standards. These initiatives may be adopted by the various states in which we are licensed, but the ultimate content, timing and impact of any statutes and regulations adopted by the states cannot be determined at this time.

              The NAIC's RBC requirements are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. The RBC formula defines a new minimum capital standard which supplements low, fixed minimum capital and surplus requirements previously implemented on a state-by-state basis. Such requirements are not designed as a ranking mechanism for adequately capitalized companies.

              The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of a company's total adjusted capital to its RBC. Adjusted capital is defined as the total of statutory capital, surplus, asset valuation reserve and certain other adjustments. Calculations using the NAIC formula at December 31, 2002, indicate that the ratio of total adjusted capital to RBC for us exceeded the highest level at which regulatory action might be triggered by approximately 1.9 times. We received the approval of the Iowa Insurance Division to exclude from our RBC ratio for the year 2002, the impact of a rule change requiring the inclusion of additional amounts based on the results of certain cash flow testing scenarios in the calculation. Our RBC ratio for the year 2002, including cash flow testing scenarios, was 1.8 times the highest level at which regulatory action might be triggered.

              Our life subsidiaries also may be required, under the solvency or guaranty laws of most states in which they do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. Assessments related to business reinsured for periods prior to the effective date of the reinsurance are the responsibility of the ceding companies. Given the short period of time since the inception of our business, we believe that assessments, if any, will be minimal.

Federal Income Taxation

              The annuity and life insurance products that we market and issue generally provide the policyholder with a federal income tax advantage, as compared to other savings investments such as certificates of deposit and taxable bonds, in that federal income taxation on any increases in the contract values of these products is deferred until it is received by the policyholder. With other savings investments, the increase in value is taxed as earned (i.e., realized). Annuity benefits and life insurance benefits, which accrue prior to the death of the policyholder, are generally not taxable until paid. Life insurance death benefits are generally exempt from income tax. Also, benefits received on immediate annuities are recognized as taxable income ratably, as opposed to the methods used for some other investments that tend to accelerate taxable income into earlier years.

              From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantage for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have an adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to an individual retirement account or other qualified retirement plan.

              In June 2001, the 2001 Act was enacted. The 2001 Act contains provisions that will, over time, significantly lower individual income tax rates. The 2001 Act will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. Some of these changes might hinder our annuities and result in the increased surrender of annuities.

              In May 2003, the 2003 Act was enacted. The 2003 Act provisions accelerate the individual income tax rate reductions passed in the 2001 Act. In addition, the 2003 Act significantly reduced the individual income tax rate on corporate dividends. The 2003 Act will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. Some of these changes might hinder our sales of annuities and result in the increased surrender of annuities.

              Our life subsidiaries are taxed under the life insurance company provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Provisions in the Code require a portion of the expenses incurred in selling insurance products to be capitalized and deducted over a period of years, as opposed to being immediately deducted in the year incurred. This provision increases the income tax for statutory accounting purposes, which reduces statutory net income and surplus and, accordingly, may decrease the amount of cash dividends that may be paid by our life subsidiaries.

Employees

              As of September 30, 2003, we had approximately 200 full-time employees, of which approximately 190 are located in West Des Moines, Iowa, and 10 are located in the Pell City, Alabama office. We have experienced no work stoppages or strikes and consider our relations with our employees to be excellent. None of our employees are represented by a union.

Other Subsidiaries

              We formed American Equity Investment Properties, L.C., an Iowa limited liability company, to hold title to an office building in Birmingham, Alabama, where a portion of our life operations are conducted. The building was sold in 1998, and American Equity Investment Properties, L.C. now holds the remaining cash proceeds from the sale of the building. There are no present plans to dissolve American Equity Investment Properties, L.C., which may be used in the future to facilitate other aspects of our business.

              On February 16, 1998, we formed American Equity Investment Capital, Inc., an Iowa corporation, in connection with the introduction of variable products as a part of our product mix. American Equity Capital, Inc. acts as the broker-dealer for the sale of our variable products.

              On July 9, 1999, we formed American Equity Capital Trust I, a Delaware statutory trust. On October 25, 1999, we formed American Equity Capital Trust II, a Delaware statutory trust. We formed these trusts in connection with the issuance of two issues of trust preferred securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 9 to our audited consolidated financial statements.

Properties

              We do not own any real estate. We lease space for our principal offices in West Des Moines, Iowa, pursuant to written leases for approximately 45,000 square feet. The leases expire on June 30, 2006 and have a renewal option of an additional five year term at a rental rate equal to the prevailing fair market value. We also lease space for our office in Pell City, Alabama, pursuant to a written lease dated January 3, 2000, for approximately 3,380 square feet. This lease expires on December 31, 2004.

Legal Proceedings

              We are occasionally involved in litigation, both as a defendant and as a plaintiff. In addition, state regulatory bodies, such as state insurance departments, the SEC, the National Association of Securities Dealers, Inc., the Department of Labor, and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, the Employee Retirement Income Security Act of 1974, as amended, and laws governing the activities of broker-dealers.

              Companies in the life insurance and annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims. We are currently a defendant in two purported class action lawsuits filed in state courts alleging improper sales practices. In both lawsuits, the plaintiffs are seeking returns of premiums and other compensatory and punitive damages. In neither case has the class been certified at this time. Although we have denied all allegations in these lawsuits and intend to vigorously defend against them, the lawsuits are in the early stages of litigation and their outcomes cannot at this time be determined. However, we do not believe that these lawsuits will have a material adverse effect on our business, financial condition or results of operations.

              In addition, we are from time to time subject to other legal proceedings and claims in the ordinary course of business, none of which we believe are likely to have a material adverse effect on our financial position, results of operations or cash flows. There can be no assurance that such litigation, or any future litigation, will not have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

              Set forth below is information regarding our directors and executive officers as of September 30, 2003. There are no family relationships among any directors or executive officers.

Name	Age	Position
David J. Noble(1)(4)	71	Chairman of the Board, Chief Executive Officer, President and Treasurer
John M. Matovina	49	Vice Chairman and Director
Kevin R. Wingert	45	President of American Equity Life and Director
James M. Gerlach(1)(4)	61	Executive Vice President and Director
John C. Anderson	40	Director
Robert L. Hilton(2)	75	Director
Ben T. Morris	57	Director
David S. Mulcahy(3)	50	Director
A. J. Strickland, III(2)	61	Director
Harley A. Whitfield(2)(3)	72	Director
Terry A. Reimer	58	Executive Vice President
Debra J. Richardson	46	Senior Vice President and Secretary
Wendy L. Carlson	43	Chief Financial Officer and General Counsel

(1)
Member of the executive committee

(2)
Member of the compensation committee

(3)
Member of the audit committee

(4)
Member of the investment committee

              David J. Noble has served as our Chairman, Chief Executive Officer, President and Treasurer and as Chairman of American Equity Life since their formation in 1995. He has also served as Chief Executive Officer of American Equity Life since March 2001, and he served as President of American Equity Life from 1995 until March, 2001. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form our company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc.

              John M. Matovina has served as our Vice Chairman since June 2003 and has been a director of our company since 2000. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2000. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has over 13 years of experience as a financial officer in the insurance industry.

              Kevin R. Wingert was appointed President of American Equity Life in March 2001 and has been a director of our company since 2002. He served as Vice President of Marketing of that subsidiary since 1996. He served as Regional Vice President of Marketing for American Life and Casualty from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 20 years.

              James M. Gerlach has served as a director and Executive Vice President of our company since 1997 and as a director, Executive Vice President and Chief Marketing Officer of American Equity Life

since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President and Secretary of American Life and Casualty and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty. Mr. Gerlach has been active in the insurance industry for over 35 years.

              John C. Anderson has been a director of our company since 1998. He is the Associate Medical Director for American Equity Life. Dr. Anderson is a member of the Southbrooke Health Center, Pell City, Alabama, where he has practiced chiropractic medicine since 1990. He is on the staff at St. Clair Regional Hospital, and has served on the Physician Advisory Committee for Blue Cross/Blue Shield of Alabama. Dr. Anderson holds a certification in disability and impairment rating, and is a member of the Academy of MUA Physicians and the American Academy of Pain Management.

              Robert L. Hilton has been a director of our company since 1996. Mr. Hilton served as Executive Vice President of Government Relations and Marketing of Amtrust Financial Services Inc. from October 2000 to April 2001. Mr. Hilton served as Executive Vice President of Insurance Data Resources Statistical Services, Inc., Boca Raton, Florida from 1997 until December 1999. From 1992 to 1996, he served as President of TIDE Consulting Co., Destin, Florida. Mr. Hilton was retired from December 1999 until October 2000 and has been retired since May 2001. Mr. Hilton is a former director of Statesman, and served for over 40 years as Senior Vice President of the National Council of Compensation Insurance, Boca Raton, Florida.

              Ben T. Morris has been a director of our company since 1997. Mr. Morris has served as Chief Executive Officer of Sanders Morris Harris Group, Inc. (formerly Sanders Morris Mundy), a financial services firm, since May 2002 and served as President of that company from July 1996 to May 2002. Mr. Morris is also a director of Capital Title Group and Tyler Technologies, Inc. He previously served as Chief Operating Officer of Tatham Corporation and Chief Financial Officer and President of Mid American Oil Company.

              David S. Mulcahy has been a director of our company and of American Equity Life since 1996. Mr. Mulcahy is an active investor in private companies, and, since 1987, he has been the Chairman of Monarch Manufacturing Company, Waukee, Iowa. Mr. Mulcahy is a certified public accountant who acted as a senior tax partner in the Des Moines office of Ernst & Young LLP, where he was employed from 1976 through 1994.

              A. J. Strickland III has been a director of our company since 1996. Since 1968, Dr. Strickland has been a Professor at the University of Alabama School of Business. Dr. Strickland is a director of Twenty Services, Inc., and a former director of Statesman.

              Harley A. Whitfield has been a director of our company since 1996. Mr. Whitfield is an attorney who is of counsel to Whitfield & Eddy, P.L.C., Des Moines, Iowa. Mr. Whitfield was a partner with Whitfield & Eddy, P.L.C. from 1956 through 1994. Mr. Whitfield served as general corporate counsel for Statesman for over 30 years.

              Terry A. Reimer has served as Executive Vice President of our company and as a director, Executive Vice President, Chief Operating Officer and Treasurer of American Equity Life since November, 1996. Mr. Reimer was Executive Vice President, Treasurer and Chief Operating Officer of American Life and Casualty from 1988 through November 1996. Mr. Reimer is a certified public accountant and has been involved in the insurance industry for over 30 years.

              Debra J. Richardson has served as Senior Vice President and Secretary of our company and as a director, Senior Vice President and Secretary of American Equity Life since June 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996, serving in various positions including Vice President of Shareholder/Investor Relations and Assistant Secretary. Ms. Richardson has been involved in the insurance industry for 20 years.

              Wendy L. Carlson has served as Chief Financial Officer and General Counsel of our company and as General Counsel of American Equity Life since June 1999. Before becoming an employee, she served as outside corporate counsel for our company from its inception in 1995. Ms. Carlson was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She served as one of the corporate attorneys for Statesman for over 10 years. Ms. Carlson is also a certified public accountant.

Committees of the Board of Directors

              We currently have four permanent board committees described below.

              Executive Committee. The executive committee performs the following functions, among others:

  •
  except as prohibited by applicable law, exercises, between meetings of our board, all of the powers and authority of the board in our direction and management;

  •
  reviews corporate matters presented, or to be presented, to our board; and

  •
  makes recommendations to the board on policy matters.

              Audit Committee. The audit committee performs the following functions, among others:

  •
  makes recommendations to our board concerning the engagement of independent auditors;

  •
  monitors and reviews the quality and activities of our independent auditors; and

  •
  monitors the adequacy of our operating and internal controls as reported by management and the independent auditors.

              The audit committee is governed by a written charter approved by the board. The charter was included as an appendix to the Proxy Statement for the Annual Meeting of Shareholders held June 7, 2001.

              The Audit Committee is comprised of two independent directors, including David S. Mulcahy and Harley A. Whitfield. John M. Matovina served on the Audit Committee until his appointment as Vice Chairman in June 2003. The Audit Committee must include only directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board has determined that all members of the Audit Committee meet such standards, and further that David S. Mulcahy is an "audit committee financial expert," as that term is defined in SEC regulations.

              Compensation Committee. The compensation committee performs the following functions, among others:

  •
  reviews salary, benefits and other compensation of our chief executive officer;

  •
  makes recommendations to our board regarding the salary, benefits and other compensation of our chief executive officer; and

  •
  administers our employee stock option plans.

              Investment Committee. The investment committee performs the following functions, among others:

  •
  manages our assets and liabilities;

  •
  makes recommendations to our board regarding investment policy; and

  •
  reviews procedures and practices relating to our investment activities.

              These committees are comprised of the following members and held the following number of meetings in 2002:

Committee:	Members:	2002 Meetings:
Executive	Noble Gerlach	12
Audit	Mulcahy Whitfield Matovina(1)	5
Compensation	Hilton Strickland Whitfield	—
Investment	Noble Gerlach	12

(1)
Mr. Matovina served on the Audit Committee until his appointment as Vice Chairman in June 2003.

              Each of the committee members attended at least 75% of the committee meetings.

Compensation of the Board of Directors

              Each member of the board of directors who is not an officer of our company receives $500 per day for attending meetings of the board of directors or meetings of committees of the board of directors, plus reimbursement of expenses for attending those meetings. Under the 2000 Director Stock Option Plan, directors who are not our employees may receive options to purchase shares of our common stock; however, no such grants have been made.

Compensation Committee Interlocks and Insider Participation

              The board of directors has established a compensation committee, the members of which are directors who were not our officers or employees during 2002 and were formerly not our officers.

Corporate Governance

              We expect to adopt any changes recommended by the board of directors with respect to corporate governance policies and practices for us. We will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and the New York Stock Exchange.

Executive Compensation

              The following table sets forth certain information with respect to the annual and long-term compensation of our Chief Executive Officer and our highest paid executive officers whose total salary and bonus for 2002 services exceeded $100,000. The amounts shown are aggregate compensation from our company and our subsidiaries.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation					Awards
Name and Principal Position	Year	Salary(1)	Bonus		Other annual compensation(2)		Securities Underlying Options/SARS(#)(3)	All Other Compensation(4)
David J. Noble Chairman, Chief Executive Officer, President and Treasurer	2002 2001 2000	$60,000 77,865 60,000	$	— — —	$	— — —	— — —	$193,708 194,065 1,200	(5) (5)
John M. Matovina(6) Vice Chairman	2002 2001 2000	— — —		— — —		— — —	— — —	— — —
Kevin R. Wingert President, American Equity Life	2002 2001 2000	135,000 128,750 75,000		36,633 44,302 25,277		8,790 1,099 —	— — 60,000	3,408 4,498 2,006
James M. Gerlach Executive Vice President	2002 2001 2000	135,000 128,750 120,000		36,633 34,303 6,382		6,934 6,858 7,445	— — 47,250	3,372 3,398 2,676
Terry A. Reimer Executive Vice President	2002 2001 2000	135,000 128,750 120,000		36,633 34,303 11,382		10,476 10,476 10,341	— — 47,250	3,642 3,400 2,834
Debra J. Richardson Senior Vice President and Secretary	2002 2001 2000	135,000 108,333 65,000		36,633 24,303 15,055		9,567 10,546 8,972	— — 47,250	3,375 2,708 1,625
Wendy L. Carlson Chief Financial Officer and General Counsel	2002 2001 2000	135,000 128,750 120,000		36,633 34,303 6,341		— — —	— — 45,000	2,700 2,575 2,527

(1)
Includes employee tax-deferred contributions to our 401(k) savings plan.

(2)
Mr. Wingert's amounts in 2002 and 2001 consisted of car allowance. Mr. Gerlach's amount in (i) 2002 consisted of $3,996 for car allowance and $2,938 for country club dues, (ii) 2001 consisted of $3,996 for car allowance and $2,862 for country club dues and (iii) 2000 consisted of $3,996 for car allowance and $3,449 for country club dues. Mr. Reimer's amount in (i) 2002 consisted of $6,660 for car allowance and $3,816 for country club dues, (ii) 2001 consisted of $6,660 for car allowance and $3,816 for country club dues and (iii) 2000 consisted of $6,660 for car allowance and $3,681 for country club dues. Ms. Richardson's amounts in 2002, 2001 and 2000 consisted of car allowance.

(3)
All awards were stock option grants made under our 1996 Incentive Stock Option Plan and our 2000 Employee Stock Option Plan.

(4)
Except for Mr. Noble's 2002 and 2001 amounts (see footnote (5) for a discussion of such other amounts), all amounts represent employer contributions to our 401(k) savings plan.

(5)
During 2000 we loaned Mr. Noble $800,000 pursuant to a forgivable loan agreement. The forgivable loan agreement is with full recourse, and although the proceeds of the loan were used to exercise warrants to purchase 240,000 shares of common stock, all of which were exercised in 2000, the loan is not collateralized by the shares issued in connection with the exercise of the warrants. The loan is repayable in five equal annual installments of principal and interest, each of which may be forgiven if Mr. Noble remains continuously employed by us in his present capacities, subject to specified exceptions. Forgiven amounts will constitute compensation to Mr. Noble in the year the forgiveness occurs. In each of 2002 and 2001, 192,508 of the loan was forgiven. In 2002 and 2001, this represented $149,650 and $140,650, respectively, of principal and $42,858 and $51,858, respectively, of interest.

(6)
Mr. Matovina was appointed as Vice Chairman in June 2003. Mr. Matovina's annual base salary for 2003 is $135,000.

Options Granted in Last Fiscal Year

              No options were granted to our chief executive officer or other executive officers during the fiscal year ended December 31, 2002.

Aggregated Option Exercises and Fiscal Year-end Values

              The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2002, by our chief executive officer and our other most highly compensated executive officers and the fiscal year-end value of the unexercised options.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)(1) Exercisable (E)/ Unexercisable (U)		Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End($)(2) Exercisable (E)/ Unexercisable (U)
David J. Noble	—	—	(E) (U)	2,640,000(3) —	(E) (U)	$1,473,600(4) —
John M. Matovina	—	—	(E) (U)	—(3) —	(E) (U)	— —
Kevin R. Wingert	—	—	(E) (U)	112,500(3) —	(E) (U)	67,950 —
James M. Gerlach	—	—	(E) (U)	254,250(3) —	(E) (U)	183,825(4) —
Terry A. Reimer	—	—	(E) (U)	251,250(3) —	(E) (U)	177,465(4) —
Debra J. Richardson	—	—	(E) (U)	177,375(3) —	(E) (U)	123,637(4) —
Wendy L. Carlson	—	—	(E) (U)	97,500(3) —	(E) (U)	— —

(1)
Except for the stock options granted to Mr. Noble and management subscription rights, all awards were stock options granted under our 1996 Incentive Stock Option Plan and 2000 Employee Stock Option Plan.

(2)
Values equal the excess of the fair market value of a share of common stock as of December 31, 2002 over the exercise price, multiplied by the number of options. The board of directors determined that the fair market value as of December 31, 2002 was $5.45 per share.

(3)
Includes stock options and management subscription rights. Messrs. Noble, Gerlach and Reimer, and Ms. Richardson received management subscription rights to purchase shares of common stock in connection with a rights offering in December 1997. These management subscription rights have an exercise price of $5.33 per share and may be exercised at any time prior to December 1, 2005. Mr. Noble received 1,680,000 management subscription rights; Mr. Gerlach and Mr. Reimer each received 116,250 management subscription rights; and Ms. Richardson received 39,375 management subscription rights. In April 2003, Mr. Noble transferred 100,000 management subscription rights to each of Mr. Wingert and Ms. Carlson, 76,875 management subscription rights to Ms. Richardson and 295,000 management subscription rights to certain other individuals. In July 2003, Mr. Noble transferred 50,000 management subscription rights to Mr. Matovina.

(4)
Includes value of stock options and management subscription rights. Based upon a fair market value of $5.45 per share of common stock as of December 31, 2002, Mr. Noble's 1,680,000 management subscription rights had a value of $201,600; Mr. Gerlach's and Mr. Reimer's 116,250 management subscription rights each had a value of $13,950; and Ms. Richardson's 39,375 subscription rights had a value of $4,725 at fiscal year end.

Stock Incentive Plans

2000 Employee Stock Option Plan

              Our 2000 Employee Stock Option Plan was adopted by our board of directors in April 2000, and was approved by our shareholders in June 2000. The 2000 Employee Stock Option Plan provides for the issuance of options to purchase a maximum of 1,800,000 shares of our common stock to our employees. Options granted under the 2000 Employee Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by the board of directors, the 2000 Employee Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Employee Stock Option Plan after that date. As of September 30, 2003, there were 350,542 options outstanding under the 2000 Employee Stock Option Plan.

              Options granted under the 2000 Employee Stock Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Code or nonqualified stock options and entitle the optionee, upon exercise, to purchase shares of common stock from us at a specified exercise price per share. Incentive stock options must have a per-share exercise price of no less than the fair market value of a share of common stock on the date of grant or, if the optionee owns or is treated as owning (under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of our stock, 110% of the fair market value of a share of common stock on the date of the grant. Nonqualified stock options granted under the 2000 Employee Stock Option Plan must have a per-share exercise price of no less than the fair market value of a share of common stock on the date of the grant. Options are not transferable other than by laws of descent and distribution and will generally be exercisable during an optionee's lifetime only by the optionee.

              Our Compensation Committee administers the 2000 Employee Stock Option Plan and has the authority, subject to the provisions of the 2000 Employee Stock Option Plan, to determine who will receive awards under the 2000 Employee Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any employee in any one year is 225,000. The Compensation Committee has the authority to determine whether to include a vesting schedule for any option grant; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The Compensation Committee has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of our shareholders, and except in connection with a stock split, stock dividend or similar event, the Compensation Committee will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

              The Compensation Committee may provide that the exercise price of an option may be paid in cash, common stock or by a promissory note. The Compensation Committee may also permit a "cashless exercise" arrangement whereby an optionee delivers an exercise notice and irrevocable instructions to an approved registered broker to sell shares and deliver the exercise price in cash to us.

              If an optionee's employment with our company is terminated for any reason other than the optionee's death or disability, any outstanding options granted under the 2000 Employee Stock Option Plan will expire unless exercised within 60 days from the date of employment termination. If an optionee's employment with our company is terminated because the optionee dies or becomes disabled, any outstanding options granted under the 2000 Employee Stock Option Plan will expire unless exercised within one year after the date of employment termination. In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Employee Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more directors in opposition to the director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

              The 2000 Employee Stock Option Plan may be amended by the board of directors, except that the board may not (i) change any option previously made under the 2000 Employee Stock Option Plan in a manner which would impair the recipients' rights without their consent or (ii) amend the 2000 Employee Stock Option Plan without approval of our shareholders, if required by law.

2000 Director Stock Option Plan

              Our 2000 Director Stock Option Plan was adopted by our board of directors in April 2000, and was approved by our shareholders in June 2000. The 2000 Director Stock Option Plan provides for the issuance of options to purchase a maximum of 225,000 shares of common stock to nonemployee directors of our company. Options granted under the 2000 Director Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by our board of directors, the 2000 Director Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Director Stock Option Plan after that date. As of September 30, 2003, there were no options outstanding under the 2000 Director Stock Option Plan.

              Options granted under the 2000 Director Stock Option Plan will be nonqualified stock options under the Code and entitle the optionee, upon exercise, to purchase shares of common stock from us at an exercise price per share no less than the fair market value of a share of common stock on the date of the grant. Options will not be transferable other than by laws of descent, and will generally be exercisable during an optionee's lifetime only by the optionee.

              Our board of directors administers the 2000 Director Stock Option Plan and has the authority, subject to the provisions of the 2000 Director Stock Option Plan, to determine who will receive awards under the 2000 Director Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any director in any one year is 10,500. The board has the authority to determine whether to include a vesting schedule for any option granted; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The board has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of our shareholders, and except in connection with a stock split, stock dividend or similar event, the board will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

              If an optionee's directorship is terminated for any reason other than the optionee's death or disability, any outstanding options granted under the 2000 Director Stock Option Plan will expire unless exercised within 60 days from the date of directorship termination. If an optionee's directorship is terminated because the optionee dies or becomes disabled, any outstanding options granted under the 2000 Director Stock Option Plan will expire unless exercised within one year after the date of directorship termination. In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Director Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more directors in opposition to the director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

              The 2000 Director Stock Option Plan may be amended by the board of directors, except that the board may not (i) change any option previously made under the 2000 Director Stock Option Plan in a manner which would impair the recipients' rights without their consent or (ii) amend the 2000 Director Stock Option Plan without approval of our shareholders, if required by law.

Other Compensation Plans

              We sponsor a bonus plan for all employees based upon total receipts of premiums from new annuity sales. Senior managers of the Company, with the exception of Mr. Noble, participate in this plan on a pro rata basis with all other employees. The bonus pool consists of 5 basis points (0.05%) of new premiums received during the six-month periods preceding each semi-annual distribution date. Distributions are made as cash bonuses on a pro rata basis equal to the ratio which each employee's gross salary bears to our total payroll expense for the relevant period. In addition, officers of the Company may receive annual discretionary cash bonuses in amounts determined by Mr. Noble.

              We also have a qualified 401(k) plan for all employees after 30 days of employment and attainment of age 21. We match 50% of employee contributions to the plan to the extent of 4% of total compensation, subject to the limitations specified in the Code.

              In 2002, we offered to senior officers a non-qualified deferred compensation plan and trust. Under this plan, any of our senior officers may elect to defer all or a portion of their salary and/or cash bonuses until their separation from service due to death, disability or retirement, or until the Board authorizes the release of the deferred amounts. Each officer electing to defer salary under this plan has a deferred compensation account where the investment of such account is subject to his/her direction. All assets held to fund such accounts are held in trust and would be returned to the Company only in the event of its insolvency.

Mr. Noble's Employment Agreement

              We intend to enter into an employment agreement with Mr. Noble, our Chairman of the Board, Chief Executive Officer and President. Although the terms of Mr. Noble's employment agreement continue to be discussed, we currently anticipate that the terms of the agreement will be substantially as follows.

              The term of Mr. Noble's employment agreement would commence on December 1, 2003 and continue for five years. The term would automatically extend on each anniversary of the effective date of the employment agreement unless either Mr. Noble or we give 90 days notice to the contrary.

              Mr. Noble's initial base salary would be $300,000 annually effective December 1, 2003, increasing to $400,000 annually effective December 1, 2004 and to $500,000 annually effective December 1, 2005 for the remaining term of the employment agreement. In addition, Mr. Noble would be entitled to receive increases in his base salary and an annual bonus as recommended by the compensation committee and approved by a majority of the disinterested members of our board. Mr. Noble would receive a grant of stock options to purchase 50,000 shares of our common stock at the price to the public in this offering and would be eligible to receive additional option grants in the future.

              Throughout the term of Mr. Noble's employment and for his lifetime, we would maintain life insurance policies for his benefit with an aggregate face value of two times Mr. Noble's then current base salary. We would also provide Mr. Noble with the use of an automobile and would reimburse him for the costs of using his personal airplane for company business during the term of his employment. In addition, Mr. Noble would be entitled during the term of his employment to participate in all benefits programs available to our management on similar terms. We would also provide Mr. Noble with health insurance for his lifetime after termination of his employment.

              In the event Mr. Noble's employment is terminated by death, we would pay to his estate an amount equal to his then base salary, and all outstanding equity incentive awards would immediately vest. Either Mr. Noble or we would be able to terminate Mr. Noble's employment if he is unable to work for six consecutive months as a result of disability, and Mr. Noble would be entitled to receive his full base salary during any period of disability preceding such termination. Upon termination for disability, we would continue to pay Mr. Noble's base salary through the end of the term of the employment agreement and all outstanding equity incentive awards would immediately vest.

              If we terminated Mr. Noble for cause, all of his benefits under the employment agreement would terminate immediately and we would only pay accrued benefits to Mr. Noble. For purposes of the employment agreement, cause would be defined as:

  •
  Mr. Noble willfully failing to materially perform his duties with us or follow the specific instructions of our board (other than any failure resulting from his incapacity due to physical or mental illness);

  •
  Mr. Noble willfully engaging in conduct that is materially injurious to us, monetarily or otherwise;

  •
  Mr. Noble being convicted of (or pleads nolo contendere to) any felony, fraud or embezzlement; or

  •
  Mr. Noble willfully materially breaching the terms of the employment agreement.

              If Mr. Noble's employment was terminated for any other reason, he would be entitled to receive his base salary at the rate then in effect through the severance period, which would be the longer of the remaining period in the term of the employment agreement or one year following termination, together with an annual bonus in an amount equal to his highest annual bonus in the previous three years, which would be paid for each fiscal year or part thereof during the severance period. In addition, all of Mr. Noble's outstanding equity incentive awards would vest immediately.

              For five years following Mr. Noble's retirement, Mr. Noble or his survivor would be entitled each year to an amount equal to one-half of his base salary in effect at the time of retirement, payable monthly.

Change in Control Arrangements

              We have entered into change in control severance agreements with Messrs. Matovina, Wingert, Gerlach, and Reimer and Ms. Richardson and Ms. Carlson, which provide for payment of certain benefits to these executives if they are terminated following a change in control (defined below). The term of each agreement continues through December 31, 2004. However, each January 1 (beginning January 1, 2005), the term of each agreement will automatically extend one year unless we have given 90 days notice that we will not extend the term of the agreement. Upon the occurrence of a change in control, the term of each agreement shall be extended until the date that is 36 months following the change in control, or, with respect to Messrs. Gerlach and Reimer, 24 months.

              An executive is entitled to payments under the change in control severance agreement if, following a change in control and during the 36-month period (or with respect to Messrs. Gerlach and Reimer, 24-month period) following the change in control, (i) we terminate the executive's employment other than for "cause" (defined below), or (ii) the executive terminates his or her employment with us for "good reason" (defined below).

              Upon an executive's termination of employment as described above, the executive is entitled to the following:

  •
  Cash in an amount equal to three times (two times with respect to Messrs. Gerlach and Reimer) the greater of (i) the executive's base annual salary in effect at the time notice of termination is given or (ii) the executive's base annual salary in effect immediately preceding the change in control. This amount is payable in monthly installments over the three-year period following the executive's termination of employment, or, with respect to Messrs. Gerlach and Reimer, over the two-year period following the executive's termination of employment.

  •
  A cash lump sum equal to three times (two times with respect to Messrs. Gerlach and Reimer) the executive's target annual cash bonus in effect at the time notice of termination is given.

  •
  A cash lump sum equal to (i) the executive's base annual salary through the date of termination (to the extent not already paid) and (ii) the amount of the target annual bonus that the executive would receive for the year in which the executive's occurs, prorated through the date of termination.

  •
  During the period in which the executive is entitled to continued salary, the continuation of health, dental and life insurance benefits to the executive and the executive's family. If the executive becomes eligible to receive medical or other welfare benefits under another employer's plan, benefits from us will be secondary to those provided under such other employer's plan.

  •
  Amounts paid in respect of the executive's base annual salary or bonus shall be treated as "compensation" under any retirement plans.

              Additionally, with respect to Messrs. Matovina and Wingert and Ms. Richardson and Ms. Carlson, if the executive is subject to the "golden parachute" excise tax imposed by Internal Revenue Code Sections 280G and 4999, the executive is entitled to receive an additional "gross-up" payment that is sufficient to pay the golden parachute excise tax and all other taxes, interest and penalties associated with the excise tax and gross-up payment.

              With respect to Messrs. Gerlach and Reimer, if the executive is subject to the golden parachute excise tax, it will be determined whether a reduction in the amount of payments to the executive would result in a greater after-tax benefit to the executive than if the executive received all payments and paid all applicable taxes, including the golden parachute excise tax. If such a reduction would result in a greater after-tax benefit to the executive, the executive's payments will be reduced accordingly.

              During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

              The term "change in control" is defined in the agreements, but generally means the occurrence of any of the following events:

  •
  a person or entity, other than certain parties (such as Farm Bureau), directly or indirectly acquires beneficial ownership of securities representing 35% of the voting power of our outstanding securities;

  •
  during any period of not more than two consecutive years, a majority of the board of directors ceases to be constituted by incumbent directors or directors approved by two-thirds of the incumbent directors;

  •
  our shareholders approve and we consummate a merger other than a merger that would result in our voting securities continuing to represent at least 50% of the voting power of the stock of the surviving entity; or

  •
  we sell all or substantially all of our assets or our shareholders approve a plan of complete liquidation of the company.

              The term "cause" is defined in the agreements, but generally means any of the following:

  •
  The executive's willful and continued failure to substantially perform the executive's duties after a written demand for substantial performance is delivered to the executive.

  •
  The final conviction of the executive of, or an entering of a guilty plea or a plea of no contest by the executive to, a felony.

  •
  The willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.

              The term "good reason" is defined in the agreements, but generally means, unless the executive has consented in writing, the occurrence of any of the following:

  •
  The assignment to the executive of duties inconsistent with the executive's position or a material diminution in status, title, authority, duties or responsibilities.

  •
  A reduction in the executive's base salary.

  •
  The relocation of the executive's office to a location more than fifty (50) miles outside West Des Moines, Iowa.

  •
  Following a change in control, the failure by us or any of our affiliates to continue in effect any material fringe, compensation or employee benefit plan, or the taking of any action that would adversely affect the executive's participation in or materially reduce his or her benefits under any of such plans.

  •
  Following a change in control, our failure to obtain the successor entity's assumption of the executive's change in control severance agreement in writing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General Agency Commission and Servicing Agreement

              We have a General Agency Commission and Servicing Agreement with American Equity Investment Service Company, or the Service Company, which is wholly-owned by Mr. Noble, our chairman, chief executive officer, president and treasurer, whereby the Service Company acts as a national supervisory agent with responsibility for paying commissions to our agents. Under the terms of the original agreement, the Service Company was required to pay the greater of (a) 5% of the premiums we collected on the sale of certain annuity products, or (b) 50% of the agent's commissions payable by us on the sale of those same policies. In return, we agreed to pay quarterly renewal commissions to the Service Company equal to .3875% of the premiums received by us on policies that still remain in force.

              On December 31, 1997, we amended the agreement to provide for the payment of 100% of the agents' commissions by the Service Company for policies issued from July 1, 1997 through December 31, 1997. In return, we agreed to pay the Service Company quarterly renewal commissions of .7% of the premiums received by us before January 1, 1998 that still remain in force, and .325% for in-force amounts received thereafter. The revised quarterly renewal commission schedule commenced December 31, 1997. For policies issued from January 1, 1998 through August 30, 1999, the original agreement remains in effect and, accordingly, we pay renewal commissions of .3875% of the premiums received on such policies which remain in force.

              On June 30, 1999, we amended the agreement to provide for the payment of 30% of the agents' commissions by the Service Company for policies issued on or after September 1, 1999. In return, we agreed to pay the Service Company quarterly renewal commissions of .25% of the premiums received thereafter.

              On October 1, 2002, we amended the agreement to provide for the payment of 35% of the agents' commissions by the Service Company for policies issued from October 1, 2002 through December 31, 2002. In return, we agreed to pay the Service Company quarterly renewal commissions of .325% of the premiums received on in-force policies thereafter. Effective October 1, 2002, we also agreed to pay the Service Company quarterly renewal commissions of .325% of in-force amounts on policies issued from January 1, 1998 through August 31, 1999 and .7% of in-force amounts on policies issued prior to January 1, 1998. The termination date of the agreement was extended to December 31, 2008.

              In connection with the General Agency Commission and Servicing Agreement, we record commissions and related payables for amounts paid by the Service Company. Interest expense is recorded based upon estimated future payments to the Service Company pursuant to an imputed interest rate (approximately 9.0%) for each of the periods presented. Estimated future payments are evaluated regularly and the imputed interest rate will be adjusted when deemed necessary. During the years ended December 31, 2002 and 2000, the Service Company paid $11.8 million and $28.4 million, respectively, to our agents. The Service Company made no payments to the agents of American Equity Life during the nine months ended September 30, 2003 and the year ended December 31, 2001. We paid renewal commissions to the Service Company of $16.6 million, $21.7 million, $23.2 million and $22.4 million during the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively.

              Estimated future payments under the General Agency Commission and Servicing Agreement at September 30, 2003 and December 31, 2002 are as follows (dollars in thousands):

	September 30, 2003	December 31, 2002
Year ending December 31:
2003	$6,255	$25,247
2004	17,988	14,887
2005	3,940	4,106
2006	—	255

	28,183	44,495
Amounts representing interest	(2,012)	(4,150)

Net	$26,171	$40,345

              As a source of funding its portion of agents' commission payments, the Service Company borrowed funds from Mr. Noble. The amount payable to Mr. Noble by the Service Company at September 30, 2003, December 31, 2002 and 2001 was $17.0 million, $24.1 million and $22.4 million, respectively. As an alternate source of funds for such first year commissions, the Service Company borrowed funds from us. At September 30, 2003, December 31, 2002 and 2001, amounts receivable from the Service Company totaled $13.4 million, $20.5 million and $29.1 million, respectively. Principal and interest on all loans to the Service Company are payable quarterly over five years from the date of each advance. The Service Company repays the above described indebtedness from the renewal commissions paid to it under the General Agency Commission and Servicing Agreement. Interest on such indebtedness accrues at the "reference rate" of the financial institution that is the Company's principal lender. This rate averaged 8.70% in 2002, and 8.64% in 2001 and 2000.

Equitrust Transactions

              Effective August 1, 2001, American Equity Life entered into a coinsurance agreement with Equitrust, an affiliate of Farm Bureau, covering 70% of certain of our non-multi-year rate guaranteed fixed annuities and index annuities issued from August 1, 2001 through December 31, 2001 and 40% of those contracts for 2002 and 2003. As of September 30, 2003, Farm Bureau beneficially owned 32% of our common stock. Total annuity deposits ceded were approximately $418.3 million and expense allowance received was approximately $51.2 million under this agreement for the year ended December 31, 2001. Total annuity deposits ceded were approximately $837.9 million and expense allowance received was approximately $99.4 million under this agreement for the year ended December 31, 2002. Total annuity deposits ceded were approximately $507.1 million and expense allowance received was approximately $52.1 million under the agreement during the first nine months of 2003. The balance due at September 30, 2003 under this agreement to Equitrust was $10.3 million, and represents the market value of the call options related to the ceded business we hold to fund the index credits and cash due to or from Equitrust related to the transfer of annuity deposits. We remain liable with respect to policy liabilities ceded to Equitrust should it fail to meet the obligations assumed by it.

5% Trust Preferred Securities

              In October 1999, Trust II issued 97,000 shares of company obligated mandatorily redeemable preferred securities of subsidiary trust, or the 5% trust preferred securities. The 5% trust preferred securities have a liquidation value of $100 per share ($97,000,000 in the aggregate). The consideration received by Trust II in connection with the issuance of the 5% trust preferred securities consisted of fixed income trust preferred securities of equal value which were issued by the parent of Farm Bureau. Farm Bureau beneficially owned 32% of our common stock as of September 30, 2003. We receive an annual dividend of $4,850,000 on the fixed income trust preferred securities issued by the parent of Farm Bureau, and Trust II pays an equivalent annual dividend on the 5% trust preferred securities.

Other Relationships

              Harley A. Whitfield, a member of our board of directors, and Wendy L. Carlson, our Chief Financial Officer and General Counsel, are each of counsel to Whitfield & Eddy, P.L.C. We have retained Whitfield & Eddy from time to time to perform legal services.

PRINCIPAL SHAREHOLDERS

              The following table sets forth information known to us with respect to beneficial ownership of our common stock as of September 30, 2003 and as adjusted to give effect to the offering of the 18,700,000 shares offered pursuant to this prospectus, by (A) each shareholder known by us to be a beneficial owner of more than 5% of our common stock; (B) each director and nominee for director of us; (C) our chief executive officer and each of our other most highly compensated executive officers; and (D) all executive officers, directors and nominees for directors as a group.

	Shares Beneficially Owned(1)
				Options and Subscription Rights Included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner	Number	Before Offering	After Offering(8)
David J. Noble(3)(4)	3,477,625	20.93%	9.85%	2,018,125
John M. Matovina(5)	68,000	*	*	50,000
Kevin R. Wingert(6)	250,600	1.69	*	212,500
James M. Gerlach(5)(6)	347,250	2.34	1.04	254,250
John C. Anderson	10,650	*	*	—
Robert L. Hilton	3,750	*	*	—
Ben T. Morris	68,019	*	*	18,750
David S. Mulcahy(4)(6)	96,000	*	*	30,000
A. J. Strickland, III(5)	234,000	1.59	*	105,000
Harley A. Whitfield	36,000	*	*	15,000
Terry A. Reimer(5)(6)	345,750	2.33	1.03	251,250
Debra J. Richardson(4)(5)	269,097	1.81	*	254,250
Wendy L. Carlson	211,300	1.43	*	197,500
All executive officers, directors and nominees for directors as a group (13 persons)	5,418,041	30.10	14.76	3,406,625
5% Owners
Farm Bureau Life Insurance Company(4) 5400 University Avenue West Des Moines, Iowa 50266	4,687,500	32.12	14.08
NMO Deferred Compensation Trust(7) c/o Mr. Dan Kelly, trustee 4401 Westown Parkway West Des Moines, Iowa 50263	1,591,083	10.90	4.78

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
Except for Mr. Noble's stock options with respect to 960,000 shares of common stock, all stock options are granted pursuant to our 1996 Incentive Stock Option Plan and/or 2000 Employee Stock Option Plan.

(3)
Includes 1,203,000 shares owned by Mr. Noble, 19,500 shares held in our 401(k) savings plan and 237,000 shares owned by Twenty Services, Inc. Mr. Noble beneficially owns 52% of Twenty Services, Inc.

(4)
Of the 4,687,500 shares beneficially owned by Farm Bureau, 1,779,885 shares are on deposit in a voting trust which has a term of ten years ending on December 31, 2007. Under the terms of the voting trust, the voting trustees named therein control all voting rights attributable to the shares deposited in the voting trust, while Farm Bureau retains the economic rights to those shares. The voting trustees are David J. Noble, David S. Mulcahy and Debra J. Richardson, each of whom is a director or an executive officer of us. Each of the voting trustees disclaims any beneficial ownership with respect to these shares. Farm Bureau has a "right of first refusal" to maintain a 20% ownership interest on a fully diluted basis in certain circumstances, including in connection with this offering. If Farm Bureau exercises this right, the shares we issue to it will be shares that are offered pursuant to this prospectus rather than additional shares. If Farm Bureau exercises this right in full, it would purchase 3,658,990 of the shares offered hereby and would own 8,346,590 shares immediately after this offering. If the underwriters exercise their over-allotment option and Farm Bureau exercises its right of first refusal with respect to the over-allotment shares, Farm Bureau would own 8,907,590 shares immediately after this offering.

(5)
Mr. Matovina's ownership interest includes 18,000 shares held in a self-directed retirement plan account. Mr. Wingert's ownership interest includes 18,000 shares held in our 401(k) savings plan and 12,000 shares held in a self-directed retirement plan account. Mr. Gerlach's ownership interest includes 3,000 shares owned jointly with his spouse and 90,000 shares held in our 401(k) savings plan. Dr. Strickland's ownership includes 54,000 shares held by his children. Mr. Reimer's ownership interest includes 3,000 shares owned by his spouse and 90,000 shares held in our 401(k) savings plan. Ms. Richardson's ownership interest includes 14,847 shares held in our 401(k) savings plan.

(6)
In addition to the shares reflected in this table, Mr. Wingert, Mr. Gerlach and Mr. Reimer each have Deferred Compensation Agreements with us pursuant to which they will receive shares of common stock on a deferred payment basis for services rendered during our initial start-up period. Further, Mr. Mulcahy has a Deferred Compensation Agreement with us pursuant to which he will receive shares of common stock on a deferred payment basis for consulting services he provided in 1997. These shares will be issued only upon the occurrence of certain trigger events, including death, disability, retirement or action by the board. Under their respective Deferred Compensation Agreements, Mr. Wingert is entitled to receive 4,500 shares; Mr. Gerlach is entitled to receive 24,285 shares; Mr. Reimer is entitled to receive 19,845 shares; and Mr. Mulcahy is entitled to receive 28,125 shares.

(7)
Under the terms of the NMO Deferred Compensation Trust, all rights associated with assets of the trust are exercised by the trustee or the person designated by the trustee, and shall in no event be exercisable by or vest with NMO Deferred Compensation Plan participants. However, voting rights and dividend rights with respect to trust assets (including the 1,591,083 shares of our common stock beneficially owned by the trust) will be exercised by, or vest with, American Equity Life. All of the officers of American Equity Life have disclaimed any beneficial ownership with respect to these shares.

(8)
The percentage of shares beneficially owned after the offering does not take into account any purchases of shares (a) that directors and executive officers may make in this offering, including purchases pursuant to the reserved share program (See "Underwriting—Reserved Shares") or (b) that Farm Bureau may make pursuant to the exercise of its "right of first refusal" (See "Description of Capital Stock—Farm Bureau Right of First Refusal). As a result, the percentage of shares beneficially owned after the offering may not be reflective of actual percentage ownership after the offering. There can be no assurance that Farm Bureau will purchase any shares in this offering pursuant to the exercise of its right of first refusal.

              In addition to our equity securities reflected in the table above, certain of the directors and executive officers beneficially own shares of the 8% trust preferred securities issued by one of our subsidiary trusts. Messrs. Noble, Gerlach, Mulcahy and Reimer and Ms. Richardson beneficially own 6,000, 1,000, 4,000, 1,000 and 1,000 of such securities, respectively, and the directors and executive officers as a group (13 persons) own 13,000 of such securities. With respect to Messrs. Noble and Gerlach and Ms. Richardson, 4,000, 1,000 and 1,000 of such securities, respectively, are held in our 401(k) savings plan. The 8% trust preferred securities are convertible into our common stock.

              The address of each of the beneficial owners other than Ben T. Morris, Farm Bureau and the NMO Deferred Compensation Trust is c/o American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266. The address for Ben T. Morris is c/o Sanders Morris Harris, 3100 Chase Tower, Houston, Texas 77002. The addresses for Farm Bureau and the NMO Deferred Compensation Trust are provided above.

DESCRIPTION OF CAPITAL STOCK

              Our authorized capital stock consists of 77,000,000 shares, of which 75,000,000 shares are common stock, par value $1 per share, and 2,000,000 shares are preferred stock, par value $1 per share. Upon completion of this offering, there will be issued and outstanding 33,294,035 shares of common stock and 625,000 shares of preferred stock which are convertible into 1,875,000 shares of common stock.

Common Stock

              Each outstanding share of our common stock is entitled to one vote per share on each matter submitted to the vote of shareholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the board of directors. Subject to the rights of holders of preferred stock, holders of our common stock have equal ratable rights to dividends from funds legally available therefor, when, as, and if declared by the board of directors. Holders of our common stock are entitled to share ratably in all of our assets available for distribution upon our liquidation, dissolution or winding up. Holders of our common stock have no preemptive, conversion, redemption, or subscription rights.

              In 2002 and 2001 we paid a cash dividend of $0.01 per share on our common stock and $0.03 on our participating series preferred stock. We intend to continue to pay an annual cash dividend on such shares so long as we have sufficient capital and/or future earnings to do so. However, we anticipate retaining most of our future earnings, if any, for use in our operations and the expansion of our business. Any further determination as to dividend policy will be made by our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects and such other factors as our board of directors may deem relevant.

              Our credit agreement contains a restrictive covenant which limits our ability to declare or pay dividends in any fiscal year to 25% of our consolidated net income for the prior year. In addition, since we are a holding company, our ability to pay cash dividends depends in large measure on our subsidiaries' ability to make distributions of cash or property to us. Financial covenants under our existing or future loan agreements and reinsurance agreements, or provisions of the laws of the states where we or our subsidiaries are organized, may limit our subsidiaries' ability to make sufficient distributions to us to permit us to pay cash dividends on our common stock.

              As of September 30, 2003, there were approximately 292 holders of our common stock.

Preferred Stock

              Preferred stock may be issued from time to time in one or more series with such rights and preferences as may be determined by the board of directors. As of September 30, 2003, 625,000 shares of 1998 Series A Participating Preferred Stock were issued and outstanding. The preferred shares rank on parity with our common stock as to the payment of dividends when, as and if dividends are declared. The preferred shares rank senior to our common stock as to the distribution of assets upon liquidation, dissolution or winding up. Upon liquidation, the preferred shares would have a liquidation preference equal to the greater of: (a) $16 per share ($10,000,000 in the aggregate) plus accrued and unpaid dividends and distributions which have been declared; and (b) the amount per share payable to holders of our common stock. The preferred shares have no voting rights and are convertible, at the option of the holder, into shares of our common stock on a three for one basis upon the closing of this offering. Certain anti-dilution rights for the 1998 Series A Participating Preferred Stock are specified in the resolutions creating the series.

Options and Management Subscription Rights

              As of September 30, 2003, (a) options to purchase a total of 2,629,302 shares of common stock were outstanding and (b) up to 1,674,458 additional shares of common stock may be subject to options granted in the future. All of the options contain standard anti-dilution provisions.

              In connection with our subscription rights offering and private placement of our common stock in December 1997, we issued management subscription rights to purchase an aggregate of 2,157,375 shares of our common stock to nine officers and directors. These management subscription rights have an exercise price of $5.33 per share and may be exercised at any time prior to December 1, 2005.

8% Convertible Trust Preferred Securities

              In September 1999, Trust I issued $25,970,000 of the 8% trust preferred securities. In connection with Trust I's issuance of the 8% trust preferred securities and the related purchase by us of all of Trust I's common securities, we issued $26,773,000 in principal amount of our 8% debentures to Trust I. The sole assets of Trust I are the 8% debentures and any interest accrued thereon. The 8% trust preferred securities are convertible, at the option of the holder, at any time, into shares of our common stock at a conversion price equal to the lesser of (i) $10 per share or (ii) 90% of the price per share of our common stock sold to the public in connection with this offering (2,591,014 shares of common stock based upon an assumed public offering price of $11.50 per share, the mid-point of the price range shown on the cover of this prospectus).

              The interest payment dates on the 8% debentures correspond to the distribution dates on the 8% trust preferred securities. The 8% trust preferred securities, which have a liquidation value of $30 per share plus accrued and unpaid distributions, mature simultaneously with the 8% debentures. As of September 30, 2003, 863,671 shares of 8% trust preferred securities were outstanding, all of which are unconditionally guaranteed by us to the extent of the assets of Trust I.

5% Trust Preferred Securities

              In October, 1999, Trust II issued 97,000 shares of company obligated mandatorily redeemable preferred securities of subsidiary trust, or the 5% trust preferred securities. The 5% trust preferred securities have a liquidation value of $100 per share ($97,000,000 in the aggregate). The consideration received by Trust II in connection with the issuance of the 5% trust preferred securities consisted of fixed income trust preferred securities of equal value which were issued by the parent of Farm Bureau. Farm Bureau beneficially owned 32% of our common stock as of September 30, 2003.

              In connection with Trust II's issuance of the 5% trust preferred securities and the related purchase by us of all of Trust II's common securities, we issued $100,000,000 in principal amount of our 5% debentures to Trust II. The sole assets of Trust II are the 5% debentures and any interest accrued thereon. The interest payment dates on the 5% debentures correspond to the distribution dates on the 5% trust preferred securities. The 5% trust preferred securities mature simultaneously with the 5% debentures. As of September 30, 2003, 97,000 shares of 5% trust preferred securities were outstanding, all of which are unconditionally guaranteed by us to the extent of the assets of Trust II. Pursuant to the adoption of SFAS No. 150 on July 1, 2003 the 5% trust preferred securities are now classified as liabilities instead of mezzanine equity. See note 1 in our unaudited consolidated financial statements.

Registration Rights

              As of the completion of this offering, the holders of an aggregate number of 2,242,250 shares of common stock will be entitled to two types of registration rights. These rights are provided under the terms of a registration rights agreement, dated as of April 30, 1997, between us and the holders of the registrable securities thereunder. This agreement provides one-time demand registration rights to the holders of substantially all of such registrable securities. In addition, the holders of all of such registrable securities are entitled under the agreement, subject to certain limitations, to require us to include their registrable securities in future registration statements that we file. Registration of shares of common stock pursuant to the rights granted in this agreement will result in such shares becoming freely tradeable without restriction under the Securities Act. We will bear all registration expenses incurred in connection with the above registrations.

Farm Bureau Right of First Refusal

              Under an agreement, dated as of December 4, 1997, between Farm Bureau and us, Farm Bureau has a "right of first refusal" to purchase additional equity securities of us sufficient to maintain a 20% ownership interest in us in the event of (a) any offering or other proposed issuance of equity securities, or securities convertible into equity securities, of us or (b) any exercise of options or warrants to purchase equity securities of us or any conversion of securities convertible into equity securities of us which, in each case, would cause Farm Bureau's aggregate ownership interest in equity securities of us to decrease to less than 20% of all then outstanding equity securities. Upon completion of this offering, Farm Bureau's ownership interest in us would be reduced to approximately 11.5% of our total outstanding equity securities. Accordingly, Farm Bureau will have the right to purchase additional common stock from us sufficient to maintain a 20% ownership interest. If Farm Bureau exercises this right, the shares we issue to it will be shares that are offered pursuant to this prospectus rather than additional shares. If Farm Bureau exercises this right in full, it would purchase 3,658,990 of the shares offered hereby and would own 8,346,590 shares immediately after this offering. If the underwriters exercise their over-allotment option and Farm Bureau exercises its right of first refusal with respect to the over-allotment shares, Farm Bureau would own 8,907,590 shares immediately after this offering. There can be no assurance that Farm Bureau will purchase any shares in this offering pursuant to the exercise of its right of first refusal.

Indemnification of Directors and Executive Officers and Limitation of Liability

              Section 490.202(d) of the Iowa Business Corporation Act authorizes a corporation's board of directors to grant indemnity to directors in terms sufficiently broad to permit indemnification and reimbursement of expenses incurred by directors for liabilities arising under the Securities Act.

              Our amended articles of incorporation provide that each individual who was or is a director of the company who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the company, or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation shall be indemnified and held harmless by the company to the fullest extent permitted by applicable law, except liability for:

  •
  the amount of a financial benefit received by a director to which the director is not entitled;

  •
  an intentional infliction of harm on the company or its shareholders;

  •
  an unlawful distribution to shareholders; and

  •
  an intentional violation of criminal law.

              Our bylaws also provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil or criminal action or proceeding by reason of the fact that such person is or was a director of the company or is or was serving at our request as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us to the fullest extent permitted by Iowa law. This right to indemnification shall also include the right to be paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Iowa law. This right to indemnification shall be a contract right. We may, by action of our board of directors, provide indemnification to our officers, employees and agents to the extent and to the effect as the board of directors determines to be appropriate and authorized by Iowa law.

              Our bylaws also authorize us to purchase insurance for our directors, officers and employees and persons who serve at our request as directors, officers, members, employees, fiduciaries or agents of other enterprises, against any expense, liability or loss incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the bylaws. We maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs for indemnification of directors and officers.

Selected Articles of Incorporation and Bylaws Provisions

              Our amended articles of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing (a) a change in control of us or (b) an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders. These provisions are summarized in the following paragraphs.

              Classified Board of Directors.    Our amended articles of incorporation and bylaws provide for our board of directors to be divided into three classes of directors serving staggered, three year terms. The classification of the board of directors has the effect of requiring at least two annual shareholder meetings to replace a majority of the members of the board of directors.

              Notice Procedures.    Our bylaws establish advance notice procedures with regard to all shareholder proposals to be brought before meetings of our shareholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended articles of incorporation and bylaws.

              Shareholder Meetings.    Our bylaws provide that special meetings may be called only by the board of directors, our President or shareholders owning 90% of all the votes entitled to be cast on any issue proposed at the special meeting.

              Authorized but Unissued or Undesignated Capital Stock.    Our amended articles of incorporation grant the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director's authority could (a) decrease the amount of earnings and assets available for distribution to holders of common stock, (b) adversely affect the rights and powers, including voting rights, of such holders and (c) have the of effect delaying, deferring or preventing a change in control of us. The board of directors does not currently intend to seek shareholder approval prior to any issuance of preferred stock, unless otherwise required by law or the rules of any exchange on which the securities are then traded.

Iowa Takeover Statute

              We are subject to Section 490.1110 of the Iowa Business Corporation Act which prohibits certain "business combination" transactions between an Iowa corporation and any "interested shareholder" for a period of three years after the date on which such shareholder became an interested shareholder, unless:

  •
  the board of directors approves, prior to such date, either the proposed business combination or the proposed acquisition of stock which resulted in the shareholder becoming an interested shareholder;

  •
  upon consummation of the transaction in which the shareholder becomes an interested shareholder, the interested shareholder acquires at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

  •
  on or subsequent to the consummation date, the business combination with the interested shareholder is approved by the board of directors and also approved at a shareholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested shareholder.

              Section 490.1110 defines "business combination" to include:

  •
  a merger or consolidation involving the corporation and any interested shareholder;

  •
  any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;

  •
  any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

  •
  any other transaction resulting in a financial benefit to the interested shareholder under Iowa law.

              In general, an "interested shareholder" is any person beneficially owning 10% or more of the outstanding voting stock of the corporation and any person affiliated with or controlled by such person. "Person" means any individual, corporation, partnership, unincorporated association or other entity.

Transfer Agent and Registrar

              The transfer agent and registrar for our common stock is Equiserve Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

General

              Prior to this offering there has been no public market for our common stock, and no predictions can be made regarding the effect, if any, that sales of substantial amounts of our common stock, or the perception that such sales may occur, will have on the prevailing market price of our common stock. Sales of substantial amounts of our common stock in the public market after the restrictions lapse, or are waived, could adversely affect the prevailing market price.

              Upon the consummation of this offering, we expect to have 33,294,035 shares of common stock outstanding. The shares of common stock being sold in this offering will be freely tradable without restriction or registration under the Securities Act, except for shares, if any, held by our "affiliates," as that term is defined in the Securities Act. Persons who may be deemed to be our affiliates generally include individuals or entities that control, are controlled by, or are under common control with, our company, and may include our directors and officers, as well as our significant shareholders. The remaining shares of our common stock held by our other shareholders are "restricted securities," as that term is defined in the Securities Act. These shares are eligible for public sale only if registered under the Securities Act or sold in accordance with Rules 144 or 144(k) under the Securities Act.

No Sales of Similar Securities

              We and all of our officers and directors and certain shareholders, including Farm Bureau and the NMO Deferred Compensation Trust, holding an aggregate of 84% of our outstanding common stock prior to this offering have agreed, with exceptions, not to sell or transfer any of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Each of the remaining shareholders that have entered into these lock-up agreements held less than 3% of our outstanding common stock prior to this offering. Specifically, we and these other persons have agreed not to, directly or indirectly

  •
  offer, sell, offer to sell, contract to sell, hedge or pledge any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant to purchase any common stock,

  •
  otherwise dispose of or transfer (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase or other transfer or disposition of) any common stock,

  •
  file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing, or

  •
  enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap, agreement or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

              While Merrill Lynch has no specific criteria for the waiver of this lockup provision and currently has no intention to waive this provision, if requested to, Merrill Lynch may, in certain instances, waive this provision after consideration of, among other things, the current price of our common stock, the current trading volume of our common stock and general market conditions.

Rule 144

              In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, including one of our affiliates, who beneficially owns "restricted securities" may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately 332,940 shares immediately after the offering; or

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing with the SEC of a notice on the SEC's Form 144 with respect to a sale, subject to restrictions specified in Rule 144.

              Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

              Under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceding a sale, one of our affiliates and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except one of our affiliates, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Benefit Plans

              Following the consummation of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering 6,161,135 shares of our common stock reserved for issuance under our stock option plans and other stock options and rights granted to members of management. We expect the registration statement to be filed soon after the date of this prospectus and to become effective automatically upon filing. Accordingly, our common stock registered under the registration statement will, subject to vesting provisions and volume limitations applicable to our affiliates under the Securities Act, be available for sale in the open market immediately, subject to the 180-day lock-up agreements described above.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES
TO NON-U.S. SHAREHOLDERS

              The following is a general summary of the material United States federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of shares of our common stock by a Non-U.S. Shareholder, which for the purpose of this summary is a person or entity who is not

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or partnership created or organized in or under the laws of the United States or any state or political subdivision thereof, other than a partnership treated as a foreign person under U.S. Treasury regulations;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a Unites States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not address all of the United States federal income tax and estate tax considerations that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances or to Non-U.S. Shareholders that may be subject to special treatment under United States federal income tax laws. Furthermore, this summary does not discuss any aspects of state, local or foreign taxation. This summary assumes that a Non-U.S. Shareholder holds our common stock as a capital asset as determined for United States federal income tax purposes (generally property held for investment). This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect.

              Each prospective purchaser of our common stock is advised to consult its tax adviser with respect to the U.S. federal, state, local and foreign income and other tax consequences of acquiring, holding and disposing of our common stock.

Dividends

              In general, if we pay a dividend, we will have to withhold United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) from the gross amount of any dividend paid to a Non-U.S. Shareholder of our common stock, unless the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Shareholder within the United States. If the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Shareholder within the United States, the dividend will not be subject to United States withholding tax if the Non-U.S. Shareholder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to United States federal income taxation on a net income basis in the same manner as if the Non-U.S. Shareholder were a resident of the United States. If the Non-U.S. Shareholder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax" at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation or deemed repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments and exceptions.

Sale or Disposition of Common Stock

              A Non-U.S. Shareholder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless (i) such gain is effectively connected with a United States trade or business of the Non-U.S. Shareholder, (ii) the Non-U.S. Shareholder is an individual who holds our common stock as a capital asset and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met or (iii) the Non-U.S. Shareholder is subject to tax under the provisions of United States federal income tax law applicable to certain United States expatriates. In addition, if we are or have been a "United States real property holding corporation" for United States federal income tax purposes, a Non-U.S. Shareholder who is otherwise not subject to United States federal income tax on gain realized on a sale or other disposition of our common stock would not be subject to such taxation, but only if our common stock continues to be "regularly traded on an established securities market" for United States federal income tax purposes and such Non-U.S. Shareholder does not own, directly or indirectly, at any time during the five-year period ending on the date of disposition or such shorter period the shares were held, more than 5 percent of the outstanding shares of our common stock. We do not believe that we are or will become a United States real property holding corporation for United States federal income tax purposes.

Backup Withholding and Information Reporting

              Generally, dividends paid to Non-U.S. Shareholders that are subject to the 30% United States federal withholding tax described above under "Dividends" are not subject to backup withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. Shareholder the amount of dividends paid to such shareholder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Shareholder's country of residence.

              The payment of the proceeds of the sale or other taxable disposition of our common stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Shareholder properly certifies its non-United States status under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. Generally, a Non-U.S. Shareholder will provide such certification on Internal Revenue Service Form W-8BEN. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale of our common stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States unless the Non-U.S. Shareholder establishes an exemption.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a shareholder may be refunded or credited against such shareholder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

              Non-U.S. Shareholders should consult their own tax advisors regarding the application of information reporting and backup withholding to them, including the availability of and procedure for obtaining an exemption from backup withholding.

Federal Estate Tax

              An individual Non-U.S. Shareholder who owns shares of our common stock at the time of his death or who made certain lifetime transfers of an interest in our common stock will be required to include the value of such common stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Legislation enacted in the spring of 2001 provides for reductions in the United States federal estate tax through 2009 and the elimination of the estate tax entirely in 2010. Under the legislation, the United States federal estate tax would be fully reinstated, as in effect prior to the reductions, in 2011. On July 18, 2003, the United States House of Representatives passed a bill that would permanently extend the estate tax repeal after it expires in 2010 under the 2001 legislation. No assurance can be given, however, that the bill passed by the House of Representatives will be enacted in its present form or at all.

UNDERWRITING

General

              We intend to offer the shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Advest, Inc., Raymond James & Associates, Inc. and Sanders Morris Harris Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Advest, Inc.
Raymond James & Associates, Inc.
Sanders Morris Harris Inc.

Total	18,700,000

              The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

              One of our shareholders, Farm Bureau, has a contractual right to maintain a 20% interest in our issued and outstanding equity securities on a fully diluted basis in certain circumstances, including in connection with this offering. If Farm Bureau elects to exercise this right in full, the underwriters would sell to Farm Bureau 3,658,990 of the shares offered in this offering, thereby reducing the number of shares available for sale to the general public. There can be no assurance that Farm Bureau will purchase any shares in this offering pursuant to the exercise of its right of first refusal.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                        per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $                        per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to our company. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $1,745,000 and are payable by us.

Over-allotment Option

              We have granted options to the underwriters to purchase up to 2,805,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise these options from time to time on one or more occasions for 30 days from the date of this prospectus solely to cover any over-allotments. If Farm Bureau exercises its right of first refusal, it would have the right to purchase up to 561,000 of the over-allotment option shares. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

              At our request, the underwriters have reserved for sale, at the initial public offering price, up to 3% of the shares offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

              We and all of our officers and directors and certain shareholders, including Farm Bureau and the NMO Deferred Compensation Trust, holding an aggregate of 84% of our outstanding common stock prior to this offering have agreed, with exceptions, not to sell or transfer any of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Each of the remaining shareholders that have entered into these lock-up agreements held less than 3% of our outstanding common stock prior to this offering. Specifically, we and these other persons have agreed not to, directly or indirectly

  •
  offer, sell, offer to sell, contract to sell, hedge or pledge any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant to purchase any common stock,

  •
  otherwise dispose of or transfer (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase or other transfer or disposition of) any common stock,

  •
  file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing, or

  •
  enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap, agreement or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

              While Merrill Lynch has no specific criteria for the waiver of this lockup provision and currently has no intention to waive this provision, if requested to, Merrill Lynch may, in certain instances, waive this provision after consideration of, among other things, the current price of our common stock, the current trading volume of our common stock and general market conditions.

Relationship with Underwriters

              Ben T. Morris, one of our directors, is the Chief Executive Officer of Sanders Morris Harris Group, Inc., the parent company of Sanders Morris Harris Inc. which is participating as an underwriter in this offering.

New York Stock Exchange Listing

              We have been authorized to list our common stock on the New York Stock Exchange under the symbol "AEL". In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

              Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly-traded companies that the representatives believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bid

              Until the distribution of the shares is completed, SEC rules may limit underwriters from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

              The representatives may also impose a penalty bid on the underwriters. This means that if the representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that those transactions, once commenced, will not be discontinued without notice.

Internet Distribution

              Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website is not part of this prospectus.

              In addition, a prospectus in electronic format may be made available on the website maintained by Advest, Inc. and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make internet distributions on the same basis as other allocations.

LEGAL MATTERS

              The validity of the securities offered hereby and certain matters relating thereto will be passed upon on our behalf by Wendy L. Carlson, our General Counsel, and Skadden, Arps, Slate, Meagher & Flom (Illinois). Ms. Carlson is a full-time employee and officer of our company, and she currently owns 13,800 shares of our common stock and holds options and management subscription rights to purchase an additional 197,500 shares of our common stock. Certain legal matters will be passed upon on behalf of the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York.

EXPERTS

              Our consolidated financial statements and schedules as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as described in their reports. We have included our consolidated financial statements in this prospectus and schedules in the registration statement in reliance upon the reports of Ernst & Young LLP, independent auditors, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed a registration statement on Form S-1 with the SEC with respect to this offering. This prospectus, which is part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also continue to file annual, quarterly and special reports, proxy statements and other information with the SEC.

              You may read and copy the registration statement, the related exhibits and schedules and any document we file with the SEC at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Shareholder Relations, American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, Attention Shareholder Relations, (515) 221-0002. Upon our listing with the New York Stock Exchange, reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
American Equity Investment Life Holding Company

              We have audited the accompanying consolidated balance sheets of American Equity Investment Life Holding Company as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Equity Investment Life Holding Company at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

              As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in response to a new accounting standard that became effective January 1, 2001.

/s/ ERNST & YOUNG LLP
Des Moines, Iowa March 14, 2003, except for paragraph 38 of Note 1 and Note 13, as to which the date is September 10, 2003

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31,
	2002	2001
Assets
Cash and investments:
Fixed maturity securities:
Available for sale, at market (amortized cost: 2002—$3,796,914; 2001—$3,101,040)	$3,753,144	$2,974,761
Held for investment, at amortized cost (market: 2002—$1,151,337; 2001—$412,378)	1,149,510	454,605
Equity securities, available for sale, at market (cost: 2002—$18,051; 2001—$18,609)	17,006	18,245
Mortgage loans on real estate	334,339	108,181
Derivative instruments	52,313	40,052
Policy loans	295	291
Cash and cash equivalents	21,163	184,130

Total cash and investments	5,327,770	3,780,265
Premiums due and uncollected	1,371	1,386
Accrued investment income	36,716	22,100
Receivables from related parties	20,949	29,978
Property, furniture and equipment, less allowances for depreciation of $4,011 in 2002 and $3,150 in 2001	1,675	1,622
Deferred policy acquisition costs	595,450	492,757
Deferred income tax asset	50,711	51,244
Federal income taxes recoverable	—	4,224
Other assets	4,814	5,011
Assets held in separate account	2,810	3,858

Total assets	$6,042,266	$4,392,445

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except per share data)

	December 31,
	2002	2001
Liabilities and Stockholders' Equity
Liabilities:
Policy benefit reserves:
Traditional life and accident and health insurance products	$33,089	$25,490
Annuity and single premium universal life products	5,419,276	3,968,455
Other policy funds and contract claims	35,644	22,046
Amounts due to related party under General Agency Commission and Servicing Agreement	40,345	46,607
Other amounts due to related parties	4,363	22,990
Notes payable	43,333	46,667
Amount due to reinsurer	10,908	14,318
Amounts due under repurchase agreements	241,731	—
Amounts due on securities purchased	103	66,504
Federal income taxes payable	8,187	—
Other liabilities	24,513	32,788
Liabilities related to separate account	2,810	3,858

Total liabilities	5,864,302	4,249,723
Minority interests in subsidiaries:
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	100,486	100,155
Stockholders' equity:
Series Preferred Stock, par value $1 per share, 2,000,000 shares authorized; 625,000 shares of 1998 Series A Participating Preferred Stock issued and outstanding	625	625
Common Stock, par value $1 per share, 75,000,000 shares authorized; issued and outstanding 2002—14,438,452 shares; 2001—14,516,974 shares	14,438	14,517
Additional paid-in capital	56,811	57,452
Accumulated other comprehensive loss	(11,944)	(33,531)
Retained earnings	17,548	3,504

Total stockholders' equity	77,478	42,567

Total liabilities and stockholders' equity	$6,042,266	$4,392,445

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	Year ended December 31,
	2002	2001	2000
Revenues:
Traditional life and accident and health insurance premiums	$13,664	$13,141	$11,034
Annuity and single premium universal life product charges	15,376	12,520	8,338
Net investment income	308,548	209,086	100,060
Realized gains (losses) on investments	(122)	787	(1,411)
Change in fair value of derivatives	(57,753)	(55,158)	(3,406)

Total revenues	279,713	180,376	114,615
Benefits and expenses:
Insurance policy benefits and changes in future policy benefits	9,317	9,762	8,728
Interest credited to account balances	177,633	97,923	56,529
Change in fair value of embedded derivatives	(5,027)	12,921	—
Interest expense on notes payable	1,901	2,881	2,339
Interest expense on General Agency Commission and Servicing Agreement	3,596	5,716	5,958
Interest expense on amounts due under repurchase agreements	734	1,123	3,267
Other interest expense	1,043	381	—
Amortization of deferred policy acquisition costs	39,930	23,040	8,574
Other operating costs and expenses	21,635	17,176	14,602

Total benefits and expenses	250,762	170,923	99,997

Income before income taxes, minority interests and cumulative effect of change in accounting principle	28,951	9,453	14,618
Income tax expense	7,299	333	2,385

Income before minority interests and cumulative effect of change in accounting principle	21,652	9,120	12,233
Minority interests in subsidiaries:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	7,445	7,449	7,449

Income before cumulative effect of change in accounting principle	14,207	1,671	4,784
Cumulative effect of change in accounting for derivatives	—	(799)	—

Net income	$14,207	$872	$4,784

Earnings per common share:
Income before cumulative effect of change in accounting principle	$0.87	$0.10	$0.29
Cumulative effect of change in accounting for derivatives	—	(0.05)	—

Earnings per common share	$0.87	$0.05	$0.29

Earnings per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.76	$0.09	$0.26
Cumulative effect of change in accounting for derivatives	—	(0.04)	—

Earnings per common share—assuming dilution	$0.76	$0.05	$0.26

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Dollars in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Deficit)	Total Stockholders' Equity
Balance at January 1, 2000	$625	$4,712	$66,058	$(35,235)	$(1,836)	$34,324
Issuance of 9,424,620 shares of common stock pursuant to 3-for-1 stock split	—	9,425	(9,425)	—	—	—
Comprehensive income:
Net income for year	—	—	—	—	4,784	4,784
Change in net unrealized investment gains/losses	—	—	—	18,359	—	18,359

Total comprehensive income						23,143
Issuance of 477,687 shares of common stock	—	478	1,478	—	—	1,956
Acquisition of 84,375 shares of common stock	—	(85)	(534)	—	—	(619)
Dividends on preferred stock ($.01 per share)	—	—	—	—	(6)	(6)
Dividends on common stock ($.01 per share)	—	—	—	—	(146)	(146)

Balance at December 31, 2000	625	14,530	57,577	(16,876)	2,796	58,652
Comprehensive loss:
Net income for year	—	—	—	—	872	872
Change in net unrealized investment gains/losses	—	—	—	(16,655)	—	(16,655)

Total comprehensive loss						(15,783)
Issuance of 5,052 shares of common stock	—	5	34	—	—	39
Acquisition of 18,320 shares of common stock	—	(18)	(159)	—	—	(177)
Dividends on preferred stock ($.03 per share)	—	—	—	—	(19)	(19)
Dividends on common stock ($.01 per share)	—	—	—	—	(145)	(145)

Balance at December 31, 2001	625	14,517	57,452	(33,531)	3,504	42,567
Comprehensive income:
Net income for year	—	—	—	—	14,207	14,207
Change in net unrealized investment gains/losses	—	—	—	21,587	—	21,587

Total comprehensive income						35,794
Issuance of 34,228 shares of common stock	—	34	103	—	—	137
Acquisition of 112,750 shares of common stock	—	(113)	(744)	—	—	(857)
Dividends on preferred stock ($0.03 per share)	—	—	—	—	(19)	(19)
Dividends on common stock ($0.01 per share)	—	—	—	—	(144)	(144)

Balance at December 31, 2002	$625	$14,438	$56,811	$(11,944)	$17,548	$77,478

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year ended December 31,
	2002	2001	2000
Operating activities
Net income	$14,207	$872	$4,784
Cumulative effect of change in accounting for derivatives	—	799	—
Adjustments to reconcile net income to net cash used in operating activities:
Adjustments related to interest sensitive products:
Interest credited to account balances	177,633	97,923	56,529
Annuity and single premium universal life product charges	(15,376)	(12,520)	(8,338)
Change in fair value of embedded derivatives	(5,027)	12,921	—
Increase in traditional life and accident and health insurance reserves	7,599	5,136	5,294
Policy acquisition costs deferred	(152,144)	(154,451)	(77,056)
Amortization of deferred policy acquisition costs	39,930	23,040	8,574
Provision for depreciation and other amortization	981	970	854
Amortization of discount and premiums on fixed maturity securities	(134,590)	(50,462)	12,933
Realized losses (gains) on investments	122	(787)	1,411
Change in fair value of derivatives	57,753	55,158	3,406
Deferred income taxes	(11,091)	(5,794)	(2,840)
Reduction of amounts due to related party under General Agency Commission and Servicing Agreement	(18,058)	(29,422)	(14,491)
Changes in other operating assets and liabilities:
Accrued investment income	(14,616)	(702)	(7,215)
Receivables from related parties	9,029	17,265	(28,346)
Federal income taxes recoverable/payable	12,411	(4,274)	1,713
Other policy funds and contract claims	13,598	5,376	5,116
Other amounts due to related parties	(4,412)	15,927	4,000
Other liabilities	(8,275)	4,861	1,221
Other	1,544	414	(1,679)

Net cash used in operating activities	(28,782)	(17,750)	(34,130)
Investing activities
Sales, maturities, or repayments of investments:
Fixed maturity securities—available for sale	3,527,658	1,734,890	628,847
Equity securities—available for sale	10,352	7,820	1,588
Mortgage loans on real estate	3,160	—	—
Derivative instruments	9,735	—	(3,406)

	3,550,905	1,742,710	627,029
Acquisition of investments:
Fixed maturity securities—available for sale	(4,634,925)	(3,214,768)	(1,092,492)
Fixed maturity securities—held for investment	(215,161)	—	(7,246)
Equity securities—available for sale	(10,055)	(18,844)	(1,437)
Mortgage loans on real estate	(229,318)	(108,181)	—
Derivative instruments	(93,963)	(76,569)	(68,088)
Policy loans	(4)	(27)	(33)

	(5,183,426)	(3,418,389)	(1,169,296)
Purchases of property, furniture and equipment	(914)	(1,370)	(424)

Net cash used in investing activities	(1,633,435)	(1,677,049)	(542,691)

Financing activities
Receipts credited to annuity and single premium universal life policyholder account balances	$1,597,348	$2,006,882	$843,340
Unapplied policyholder receipts	—	12,803	—
Return of annuity and single premium universal life policyholder account balances	(332,042)	(223,163)	(144,077)
Financing fees incurred and deferred	(100)	—	(216)
Proceeds from notes payable	10,000	6,000	23,400
Repayments of notes payable	(13,334)	(3,333)	—
Increase (decrease) in amounts due under repurchase agreements	241,731	(110,000)	23,031
Amounts due to reinsurer	(3,410)	14,318	—
Issuance of common stock	137	39	1,956
Acquisitions of common stock	(857)	(177)	(619)
Acquisition of 8% Convertible Trust Preferred Securities	(60)	—	—
Dividends paid	(163)	(164)	(152)

Net cash provided by financing activities	1,499,250	1,703,205	746,663

Increase (decrease) in cash and cash equivalents	(162,967)	8,406	169,842
Cash and cash equivalents at beginning of year	184,130	175,724	5,882

Cash and cash equivalents at end of year	$21,163	$184,130	$175,724

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on notes payable and repurchase agreements	$3,897	$4,199	$5,606
Income taxes—life subsidiaries	5,979	10,401	3,512
Non-cash financing and investing activities:
Bonus interest deferred as policy acquisition costs	28,153	17,399	9,955
Advances to related party under General Agency Commission and Servicing Agreement deferred as policy acquisition costs	11,796	—	28,400

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

1. Organization and Significant Accounting Policies

Organization

              American Equity Investment Life Holding Company (the Company), through its wholly-owned subsidiaries, American Equity Investment Life Insurance Company ("American Equity Life") and American Equity Investment Life Insurance Company of New York ("American Equity Life of New York"), is licensed to sell insurance products in 46 states and the District of Columbia at December 31, 2002. The Company offers a broad array of annuity and insurance products. The Company's business consists primarily of the sale of index and fixed rate annuities. In 1998, the Company began offering variable annuity products. The Company operates solely in the life insurance business.

Consolidation and Basis of Presentation

              The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: American Equity Life, American Equity Life of New York (formed in 2001), American Equity Investment Capital, Inc., American Equity Capital Trust I, American Equity Capital Trust II, and American Equity Investment Properties, L.C. All significant intercompany accounts and transactions have been eliminated.

              The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are utilized in the calculation of deferred policy acquisition costs, policyholder liabilities and accruals, valuation of embedded derivatives on index reserves and valuation allowances on deferred tax assets and investments. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized.

Reclassifications

              Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform to the 2002 financial statement presentation.

Investments

              Fixed maturity securities (bonds and redeemable preferred stocks maturing more than one year after issuance) that may be sold prior to maturity are classified as available for sale. Available for sale securities are reported at estimated fair value and unrealized gains and losses, if any, on these securities are included directly in a separate component of stockholders' equity, net of income taxes and certain adjustments, for assumed changes in amortization of deferred policy acquisition costs. Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives. Amortization/accrual of premiums and discounts on mortgage and asset-backed securities incorporate prepayment assumptions to estimate the securities' expected lives.

              Fixed maturity securities that the Company has the positive intent and ability to hold to maturity are classified as held for investment. Held for investment securities are reported at cost adjusted for amortization of premiums and discounts. Changes in the market value of these securities, except for declines that are other than temporary, are not reflected in the Company's financial statements. Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives.

              Equity securities, comprised of common and non-redeemable preferred stocks, are classified as available for sale and are reported at market value. Unrealized gains and losses are included directly in a separate component of stockholders' equity, net of income taxes.

              Mortgage loans on real estate are reported at cost, adjusted for amortization of premiums and accrual of discounts. If the Company determines that the value of any mortgage loan is impaired, the carrying amount of the mortgage loan will be reduced to its fair value, based upon the present value of expected future cash flows from the loan discounted at the loan's effective interest rate, or the fair value of the underlying collateral.

              Policy loans are reported at unpaid principal.

              The carrying amounts of all the Company's investments are reviewed on an ongoing basis for credit deterioration. If this review indicates a decline in market value that is other than temporary, the Company's carrying amount in the investment is reduced to its estimated fair value and a specific writedown is taken. Such reductions in carrying amount are recognized as realized losses and charged to income. Realized gains and losses on sales are determined on the basis of specific identification of investments.

              Market values, as reported herein, of fixed maturity and equity securities are based on the latest quoted market prices, or for those fixed maturity securities not readily marketable, at values which are representative of the market values of issues of comparable yield and quality.

Derivative Instruments

              The Financial Accounting Standards Board issued, then subsequently amended, Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which became effective for the Company on January 1, 2001. Under SFAS No. 133, as amended, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of the changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any "ineffective" portion of a hedge is reported in earnings as it occurs.

              The Company has index annuity products that guarantee the return of principal to the policyholder and credit interest based on a percentage of the gain in a specified market index. A portion of the premium from each policyholder is invested to cover the minimum guaranteed value due the policyholder at the end of the contract term. A portion of the premium is used to purchase derivatives consisting of call options on the applicable market indices to fund the index credits due to index annuity holders. Substantially all of such call options are one year options which are closely matched to the annual crediting liabilities on such policies. In addition, the call options are marked to market with the change in fair value included as a component of our revenues. On the respective anniversary dates of the index policies, the index used to compute such annual crediting liabilities is reset and the Company purchases new one-year call options to fund the next annual index credit. The Company manages the cost of these purchases through the terms of its index annuities, which permits the Company to change annual participation rates, asset fees, and/or caps, subject to contractual features. By modifying participation rates, asset fees or caps, the Company can limit option costs to budgeted amounts except in cases where the contractual features prevent further modifications in these contract terms.

              The Company's strategy attempts to mitigate any potential risk of loss under these agreements through a regular monitoring process which evaluates the program's effectiveness. The Company is exposed to risk of loss in the event of nonperformance by the counterparties and, accordingly, the Company purchases its option contracts from multiple counterparties and evaluates the creditworthiness of all counterparties prior to purchase of the contracts. At December 31, 2002, all of these options had been purchased from nationally recognized investment banking institutions with a Standard and Poor's credit rating of BBB+ or higher.

              Under SFAS No. 133, the annual crediting liabilities on the Company's index annuities are treated as a "series of embedded derivatives" over the life of the applicable contract. The Company does not purchase call options to fund the index liabilities which may arise after the next policy anniversary date. The Company must value both the call options and the related forward embedded options in the policies at fair value. The change in fair value for the call options is included in change in fair value of derivatives and the change in fair value adjustment of the embedded options is included in change in fair value of embedded derivatives in the Consolidated Statements of Income.

              For the year ended December 31, 2002 and 2001, change in fair value of derivatives of $(57.8) million and $(55.2) million, respectively, represents the change in fair value on call options used to fund the next-year income credit to the index annuities. The change in fair value of options embedded within the index products (including the forward options) was $(5.0) million and $12.9 million for the year ended December 31, 2002 and 2001, respectively. Amortization of deferred policy acquisition costs was increased by $1.4 million for the year ended December 31, 2002 and decreased by $0.8 million for the year ended December 31, 2001 as a result of the impact of SFAS No. 133.

              At January 1, 2001, the Company's financial statements were adjusted to record a cumulative effect of adopting this accounting change, as follows (in thousands):

Fair value adjustment related to:
Call options	$(14,537)
Index annuity liabilities	11,736
Adjustments for assumed changes in amortization of deferred policy acquisition costs	1,571
Deferred income tax benefit	431

Total	$(799)

              Prior to the adoption of SFAS No. 133, the Company recorded the options at amortized cost plus intrinsic value, if any. Changes in the intrinsic value of the options were offset by changes to the policy benefit liabilities in the consolidated statements of income. This amount was ($21.7) million during the year ended December 31, 2000.

Cash and Cash Equivalents

              For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Deferred Policy Acquisition Costs

              To the extent recoverable from future policy revenues and gross profits, certain costs of producing new business, principally commissions, first-year bonus interest and certain costs of policy issuance (including policy issue costs of $4.1 million in 2002, $4.9 million in 2001 and $2.7 million in 2000) have been deferred. For annuity and single premium universal life products, these costs are being amortized generally in proportion to expected gross profits from surrender charges and investment, mortality, and expense margins. That amortization is adjusted retrospectively when estimates of future gross profits/margins (including the impact of realized investment gains and losses) to be realized from a group of products are revised. Deferred policy acquisition costs are also adjusted for the change in amortization that would have occurred if available for sale fixed maturity securities had been sold at their aggregate market value and the proceeds reinvested at current yield. The impact of this adjustment is included in accumulated other comprehensive income (loss) within stockholders' equity.

              For traditional life and accident and health insurance, deferred policy acquisition costs are being amortized over the premium-paying period of the related policies in proportion to premium revenues recognized, principally using the same assumptions for interest, mortality and withdrawals that are used for computing liabilities for future policy benefits subject to traditional "lock-in" concepts.

Intangibles

              In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. Under the new Statements, goodwill and intangibles with indefinite lives will no longer be amortized but will be subject to impairment tests at least on an annual basis. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. The adoption of these Statements on January 1, 2002 did not have a material impact to the Company. The Company's intangible assets at December 31, 2002, which are included in other assets, consist of deferred debt and trust preferred security issue costs of $1.8 million and other intangible assets not subject to amortization of $0.3 million related to insurance licenses acquired in connection with the purchase of an inactive life insurance company in 1996.

Property, Furniture and Equipment

              Property, furniture and equipment, comprised primarily of office furniture and equipment, data processing equipment and capitalized software costs, are reported at cost less allowances for depreciation. Depreciation expense is determined primarily using the straight-line method over the estimated useful lives of the assets.

Separate Accounts

              The separate account assets and liabilities represent funds that are separately administered for the benefit of variable annuity policyholders who bear the underlying investment risk. The separate account assets and liabilities are carried at fair value. Revenues and expenses related to the separate account assets and liabilities, to the extent of premiums received from and benefits paid or provided to the separate account policyholders, are excluded from the amounts reported in the consolidated statements of income. The Company receives various fees (mortality, expense and surrender charges assessed against policyholder account balances) that are included as revenues in the consolidated statements of income.

Future Policy Benefits

              Future policy benefit reserves for annuity and single premium universal life products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances. Interest crediting rates for these products ranged from 3.0% to 12.0% in 2002 and 2001 and from 3.0% to 12.5% in 2000. A portion of this amount ($28.2 million, $17.4 million and $10.0 million during the years ended December 31, 2002, 2001 and 2000, respectively) represents an additional interest credit on first-year premiums payable until the first contract anniversary date (first-year bonus interest). Such amounts have been offset against interest credited to account balances and deferred as policy acquisitions costs.

              The liability for future policy benefits for traditional life insurance is based on net level premium reserves, including assumptions as to interest, mortality, and other assumptions underlying the guaranteed policy cash values. Reserve interest assumptions are level and range from 3.0% to 6.0%. The liabilities for future policy benefits for accident and health insurance are computed using a net level premium method, including assumptions as to morbidity and other assumptions based on the Company's experience, modified as necessary to give effect to anticipated trends and to include provisions for possible unfavorable deviations. Policy benefit claims are charged to expense in the period that the claims are incurred.

              Unpaid claims include amounts for losses and related adjustment expenses and are determined using individual claim evaluations and statistical analysis. Unpaid claims represent estimates of the ultimate net costs of all losses, reported and unreported, which remain unpaid at December 31 of each year. These estimates are necessarily subject to the impact of future changes in claim severity, frequency and other factors. In spite of the variability inherent in such situations, management believes that the unpaid claim amounts are adequate. The estimates are continuously reviewed and as adjustments to these amounts become necessary, such adjustments are reflected in current operations.

              Certain group policies include provisions for annual experience refunds of premiums equal to net premiums received less a 16% administrative fee and less claims incurred. Such amounts (2002—$0.3 million; 2001—$0.6 million; and 2000—$0.3 million) are reported as a reduction of traditional life and accident and health insurance premiums in the consolidated statements of income.

Deferred Income Taxes

              Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. Deferred income tax assets are subject to ongoing evaluation of whether such assets will be realized. The ultimate realization of deferred income tax assets depends on generating future taxable income during the periods in which temporary differences become deductible. If future income is not generated as expected, deferred income tax assets may need to be written off.

Stockholders' Equity

              In connection with the issuance of the Company's common stock under certain private placement offerings, the Company issued warrants to purchase one additional share of common stock for every five shares that were purchased. During 2000, 170,625 warrants were exercised at a price of $4.00 per share. During 2002, 34,125 warrants were exercised at a price of $4.00 per share.

              The Company issued 625,000 shares of 1998 Series A Participating Preferred Stock, at par, under a private placement offering in 1998 in exchange for cash of $10 million. These shares have participating dividend rights with shares of the Company's common stock, when and as such dividends are declared. These shares are convertible into shares of the Company's common stock on a three-for-one basis, have no voting rights and have an aggregate liquidation preference of $10 million.

Recognition of Premium Revenues and Costs

              Revenues for annuity and single premium universal life products include surrender charges assessed against policyholder account balances and mortality and expense charges (single premium universal life products only) during the period. Expenses related to these products include interest credited to policyholder account balances and benefit claims incurred in excess of policyholder account balances (single premium universal life products only).

              Traditional life and accident and health insurance premiums are recognized as revenues over the premium-paying period. Future policy benefits are recognized as expenses over the life of the policy by means of the provision for future policy benefits.

              All insurance-related revenues, benefits, losses and expenses are reported net of reinsurance ceded.

Premiums and Deposits by Product Type

              The Company markets index annuities, fixed rate annuities, a variable annuity and life insurance. In connection with its reinsured group life business, the Company also collects renewal premiums on certain accident and health insurance policies. Premiums and deposits (after cancellations and net of reinsurance) collected in 2002, 2001 and 2000, by product category were as follows:

	Year ended December 31,
Product Type
	2002	2001	2000
	(Dollars in thousands)
Index Annuities:
Index Strategies	$523,224	$431,571	$596,863
Fixed Strategy	370,496	156,553	37,030

Total Index Annuities	893,720	588,124	633,893
Fixed Rate Annuities	703,628	1,418,758	209,447
Life Insurance	12,958	12,349	10,169
Accident and Health	706	792	865
Variable Annuities	83	15	3,895

	$1,611,095	$2,020,038	$858,269

Stock-Based Compensation

              The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

              Pro forma information regarding net income is required by SFAS No. 123 as amended by SFAS No. 148, and has been determined as if the Company had accounted for its employee stock options and subscription rights under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model (which is used for non-public companies) with the following weighted-average assumptions:

	2002	2001	2000
Risk-free interest rate	1.45%	2.44%	6.70%
Dividend yield	0%	0%	0%
Weighted-average expected life	3 years	3 years	3 years

              The minimum value option pricing model is similar to the Black-Scholes option valuation model (which is primarily used for public companies) except that it excludes an assumption for the expected volatility of market price. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

              For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per common share were as follows:

	Year ended December 31,
	2002	2001	2000
	(Dollars in thousands, except per share data)
Net income, numerator for basic earnings per common share, as reported	$14,207	$872	$4,784
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(491)	(38)	(1,201)

Net income, numerator for basic earnings per common share, pro forma	13,716	834	3,583
Dividends on convertible stock of a subsidary trust (net of income tax benefit)	1,348	—	—

Numerator for diluted earnings per common share, pro forma	$15,064	$834	$3,583

Basic earnings per common share, as reported	$0.87	$0.05	$0.29
Basic earnings per common share, pro forma	$0.84	$0.05	$0.22
Diluted earnings per common share, as reported	$0.76	$0.05	$0.26
Diluted earnings per common share, pro forma	$0.74	$0.05	$0.19

Comprehensive Income (Loss)

              Comprehensive income (loss) includes all changes in stockholders' equity during a period except those resulting from investments by and distributions to stockholders. Other comprehensive income (loss) excludes net realized investment gains included in net income which merely represent transfers from unrealized to realized gains and losses. These amounts totaled $(0.1) million, $0.4 million and $4.2 million in 2002, 2001 and 2000, respectively. Such amounts, which have been measured through the date of sale, are net of adjustments to deferred policy acquisition costs and income taxes totaling $(0.1) million in 2002, $0.4 million in 2001 and $1.5 million in 2000.

2. Fair Values of Financial Instruments

              The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

              Fixed maturity securities:    Quoted market prices, when available, or price matrices for securities which are not actively traded, developed using yield data and other factors relating to instruments or securities with similar characteristics.

              Equity securities:    Quoted market prices.

              Mortgage loans on real estate:    Discounted expected cash flows using interest rates currently being offered for similar loans.

              Derivative instruments:    Quoted market prices from related counterparties.

              Policy loans:    The Company has not attempted to determine the fair values associated with its policy loans, as management believes any differences between the Company's carrying value and the fair values afforded these instruments are immaterial to the Company's financial position and, accordingly, the cost to provide such disclosure is not worth the benefit to be derived.

              Cash and cash equivalents:    Amounts reported in the consolidated balance sheets for these instruments approximate their fair values.

              Separate account assets and liabilities:    Reported at estimated fair value in the consolidated balance sheets.

              Annuity and single premium universal life policy benefit reserves:    Fair values of the Company's liabilities under contracts not involving significant mortality or morbidity risks (principally deferred annuities), are stated at the cost the Company would incur to extinguish the liability (i.e., the cash surrender value) adjusted as required under SFAS No. 133. The Company is not required to and has not estimated the fair value of its liabilities under other contracts.

              Notes payable and amounts due under repurchase agreements:    As all notes and short-term indebtedness under repurchase agreements have variable interest rates, the amounts reported in the consolidated balance sheets for these instruments approximate their fair values.

              Amounts due to related party under General Agency Commission and Servicing Agreement and Company-obligated mandatorily redeemable preferred securities of subsidiary trusts:    Fair values are estimated by discounting expected cash flows using interest rates currently being offered for similar securities.

              The following sets forth a comparison of the fair values and carrying amounts of the Company's financial instruments:

	December 31,
	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in thousands)
Assets
Fixed maturity securities:
Available for sale	$3,753,144	$3,753,144	$2,974,761	$2,974,761
Held for investment	1,149,510	1,151,337	454,605	412,378
Equity securities, available for sale	17,006	17,006	18,245	18,245
Mortgage loans on real estate	334,339	359,447	108,181	109,806
Derivative instruments	52,313	52,313	40,052	40,052
Policy loans	295	295	291	291
Cash and cash equivalents	21,163	21,163	184,130	184,130
Separate account assets	2,810	2,810	3,858	3,858
Liabilities
Annuity and single premium universal life policy benefit reserves	5,419,276	4,703,588	3,968,455	3,498,954
Amounts due to related party under General Agency Commission and Servicing Agreement	40,345	40,345	46,607	49,600
Notes payable	43,333	43,333	46,667	46,667
Amounts due under repurchase agreements	241,731	241,731	—	—
Liabilities related to separate account	2,810	2,810	3,858	3,858
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	100,486	97,243	100,155	104,962

3. Investments

              At December 31, 2002 and 2001, the amortized cost and estimated fair value of fixed maturity securities and equity securities were as follows:

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	$3,116,562	$19,348	$(1,907)	$3,134,003
State, municipal and other governments	5,621	10	—	5,631
Public utilities	52,308	1,622	(2,907)	51,023
Corporate securities	354,071	3,407	(19,408)	338,070
Redeemable preferred stocks	11,882	1,180	(240)	12,822
Mortgage and asset-backed securities	256,470	1,885	(46,760)	211,595

	$3,796,914	$27,452	$(71,222)	$3,753,144

Held for investment:
United States Government and agencies	$1,073,837	$2,406	$(579)	$1,075,664
Corporate securities	75,673	—	—	75,673

	$1,149,510	$2,406	$(579)	$1,151,337

Equity securities, available for sale:
Non-redeemable preferred stocks	$11,218	$271	$(110)	$11,379
Common stocks	6,833	17	(1,223)	5,627

	$18,051	$288	$(1,333)	$17,006

December 31, 2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	$1,770,024	$3,080	$(64,631)	$1,708,473
State, municipal and other governments	5,234	—	(135)	5,099
Public utilities	39,315	525	(1,368)	38,472
Corporate securities	495,971	4,813	(27,228)	473,556
Redeemable preferred stocks	15,704	1,539	(188)	17,055
Mortgage and asset-backed securities	774,792	2,534	(45,220)	732,106

	$3,101,040	$12,491	$(138,770)	$2,974,761

Held for investment:
United States Government and agencies	$379,011	$—	$(45,210)	$333,801
Corporate securities	75,594	2,983	—	78,577

	$454,605	$2,983	$(45,210)	$412,378

Equity securities, available for sale:
Non-redeemable preferred stocks	$15,418	$18	$(130)	$15,306
Common stocks	3,191	—	(252)	2,939

	$18,609	$18	$(382)	$18,245

              The amortized cost and estimated fair value of fixed maturity securities at December 31, 2002, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of the Company's mortgage-backed and asset-backed securities provide for periodic payments throughout their lives, and are shown below as a separate line.

	Available for sale		Held for investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due after one year through five years	$15,739	$16,270	$—	$—
Due after five years through ten years	343,676	346,980	—	—
Due after ten years through twenty years	657,328	653,856	119,371	119,533
Due after twenty years	2,523,701	2,524,443	1,030,139	1,031,804

	3,540,444	3,541,549	1,149,510	1,151,337
Mortgage-backed and asset-backed securities	256,470	211,595	—	—

	$3,796,914	$3,753,144	$1,149,510	$1,151,337

              Net unrealized losses on available for sale fixed maturity securities and equity securities reported as a separate component of stockholders' equity were comprised of the following at December 31, 2002 and 2001:

	December 31,
	2002	2001
	(Dollars in thousands)
Net unrealized losses on available for sale fixed maturity securities and equity securities	$(44,815)	$(126,643)
Adjustments for assumed changes in amortization of deferred policy acquisition costs	25,587	75,057
Net unrealized gain and amortization on fixed maturity securities transferred from available for sale to held for investment	853	—
Deferred income tax benefit	6,431	18,055

Net unrealized losses reported as accumulated other comprehensive loss	$(11,944)	$(33,531)

              Components of net investment income are as follows:

	Year ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Fixed maturity securities	$288,087	$196,933	$129,066
Equity securities	1,194	786	754
Mortgage loans on real estate	15,025	2,347	—
Derivative instruments	—	—	(32,162)
Policy loans	19	20	19
Cash and cash equivalents	3,500	12,281	1,703
Other	2,892	(1,137)	2,083

	310,717	211,230	101,463
Less investment expenses	(2,169)	(2,144)	(1,403)

Net investment income	$308,548	$209,086	$100,060

              Proceeds from sales of available for sale fixed maturity securities for the years ended December 31, 2002, 2001 and 2000 were $1,821.1 million, $603.9 million and $6.5 million, respectively. Scheduled principal repayments, calls and tenders for available for sale fixed maturity securities for the years ended December 31, 2002, 2001 and 2000 were $1,706.6 million, $1,131.0 million and $622.4 million, respectively.

              Net realized gains (losses) included in revenues for the years ended December 31, 2002, 2001 and 2000 are as follows:

	Year ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Available for sale fixed maturity securities:
Gross realized gains	$19,943	$12,820	$—
Gross realized losses	(6,773)	(4,439)	(977)
Writedowns (other than temporary impairments)	(13,030)	(7,773)	—

	140	608	(977)
Equity securities	(262)	179	(434)

	$(122)	$787	$(1,411)

              Changes in unrealized appreciation (depreciation) on investments for the years ended December 31, 2002, 2001 and 2000 are as follows:

	Year ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Fixed maturity securities held for investment carried at amortized cost	$44,054	$22,030	$18,325

Investments carried at estimated fair value:
Fixed maturity securities, available for sale	$82,509	$(77,463)	$24,629
Equity securities, available for sale	(681)	400	(357)

	81,828	(77,063)	24,272
Adjustment for effect on other balance sheet accounts:
Deferred policy acquisition costs	(49,470)	51,441	3,971
Deferred income tax asset	(11,624)	8,967	(9,884)
Net unrealized gain and amortization on fixed maturity securities transferred from available for sale to held for investment	853	—	—

	(60,241)	60,408	(5,913)

Change in unrealized appreciation (depreciation) on investments carried at estimated fair value	$(21,587)	$(16,655)	$18,359

              During 2002, we transferred fixed maturity securities at fair value of $436.7 million (amortized cost of $435.7 million) from available for sale to held for investment to match our investment objectives, which are to hold these investments to maturity. The unrealized gain on these securities on the date of transfer ($1.0 million) is included as a separate component of accumulated other comprehensive loss, and will be amortized over the lives of the securities.

              The Company's mortgage loan portfolio totaled $334.3 million and $108.2 million at December 31, 2002 and 2001, respectively, with commitments outstanding of $49.3 million at December 31, 2002. The portfolio consists of commercial mortgage loans diversified as to property type, location and loan size. The loans are collateralized by the related properties. The Company's mortgage lending policies establish limits on the amount that can be loaned to one borrower and require diversification by geographic location and collateral type. The commercial mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

	December 31,
	2002		2001
	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Geographic distribution
East North Central	$35,989	10.8%	$9,189	8.5%
East South Central	15,796	4.7%	16,029	14.8%
Middle Atlantic	40,879	12.2%	18,352	17.0%
Mountain	26,478	7.9%	—	—
New England	13,242	4.0%	3,496	3.2%
Pacific	20,499	6.1%	—	—
South Atlantic	96,401	28.8%	39,260	36.3%
West North Central	65,177	19.5%	21,855	20.2%
West South Central	19,878	6.0%	—	—

Total	$334,339	100.0%	$108,181	100.0%

	December 31,
	2002		2001
	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Property type distribution
Office	$98,271	29.4%	$23,917	22.1%
Retail	102,362	30.6%	18,561	17.2%
Industrial/Warehouse	97,811	29.3%	48,423	44.8%
Hotel	21,218	6.4%	13,135	12.1%
Apartment	4,176	1.2%	3,200	3.0%
Mixed use/other	10,501	3.1%	945	0.8%

Total	$334,339	100.0%	$108,181	100.0%

              During 2002, the Company entered into a transaction relating to the short-sale of $150.0 million of U.S. Treasury Securities. The transaction was intended to address interest rate exposure and generate capital gains that could be used to offset previously incurred capital losses. This transaction settled on November 14, 2002 and the net effect of $0.6 million is included in the consolidated statement of income as other interest expense.

              During 2000, the Company purchased financial futures instruments and total return exchange agreements as a part of its asset-liability management activities. The operations of the Company are subject to risk of interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and interest-bearing liabilities that mature in specified periods. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net investment income while maintaining acceptable levels of interest rate and liquidity risk, and facilitating the funding needs of the Company. Financial futures contracts are commitments to either purchase or sell a financial instrument at a specific future date for a specified price and may be settled in cash or through delivery of the financial instrument. Total return exchange agreements generally involve the exchange of the total return or yield on a referenced security for a specified interest rate.

              If a financial futures contract used to manage interest rate risk was terminated early and resulted in payments based on the change in value of the underlying asset, any resulting gain or loss was deferred and amortized as an adjustment to the yield of the designated asset over its remaining life as long as the transaction qualified for hedge accounting. The effectiveness of the hedge was measured by a historical and probable future high correlation of changes in the fair value of the hedging instruments with changes in value of the hedged item. If correlation ceased to exist, hedge accounting would have been terminated and gains or losses recorded in income. During 2000, high correlation was achieved. Deferred losses of $2.3 million for 2000 are included in held-for-investment fixed maturities and are being amortized as an adjustment to interest income over the life of the hedged instrument.

              For total return exchange agreements, the change in fair value of these agreements was recognized as a component of our revenues. In 2000, the change in fair value of these agreements totaled $(3.4) million.

              The Company did not purchase or enter into any financial futures instruments or total return exchange agreements during 2002 or 2001 and all agreements were terminated or matured as of December 31, 2000.

              At December 31, 2002, fixed maturity securities and short-term investments with an amortized cost of $5,293.5 million were on deposit with state agencies to meet regulatory requirements. There are no restrictions on these assets. At December 31, 2002, the following investments in any person or its affiliates (other than bonds issued by agencies of the United States Government) exceeded 10% of stockholders' equity:

Issuer	Estimated Fair Value and Carrying Amount	Amortized Cost
	(Dollars in thousands)
FBL Capital Trust I	$75,673	$75,673
JP Morgan	20,896	20,954
USTDB Inc.	13,653	19,450
Knight Funding	14,861	18,387
AIG Global	13,034	18,302
USTDB Inc.	12,436	17,767
Oakwood Mtg. Inv. Inc.	10,329	17,022
Dow Chemical	15,094	15,252
General Motors Corp.	14,572	15,081
Continental Airlines	12,043	14,862
Goldman Sachs Group Inc.	15,129	14,684
CIT Group	14,142	14,075
Principal Financial Group	13,761	13,670
Ford Motor	12,460	13,651
Deloitte & Touche	13,455	13,527
TPREF Funding II	11,900	11,874
AXA	11,278	11,550
Northern States Power Co.	11,733	11,277
Ashland Oil Co.	11,075	11,139
Lehman Brothers Holdings	10,805	11,076
Principal Guaranteed Arm	10,424	10,884
Tampa Electric Co.	10,595	10,407
PSEG Power	10,592	9,957
Mony Group	10,522	9,942
American Airlines	9,329	9,465
Hertz Corp.	9,392	9,462
American Financial Group	9,323	9,394
Northwest Airlines	5,586	9,249
South Street	6,621	8,644
Sutter Notes	6,700	8,563
Countrywide Capital	8,543	8,337
Oakwood Mtg. Inv. Inc.	4,491	8,145
Land O Lakes Capital Trust	3,760	8,076

4. Deferred Policy Acquisition Costs

              An analysis of deferred policy acquisition costs is presented below for the years ended December 31, 2002 and 2001:

	2002	2001
	(Dollars in thousands)
Balance at beginning of year	$492,757	$289,609
Costs deferred during the year	192,093	171,850
Amortized to expense during the year	(39,930)	(23,040)
Other	—	2,897
Effect of unrealized losses	(49,470)	51,441

Balance at end of year	$595,450	$492,757

5. Reinsurance and Policy Provisions

              In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers. Reinsurance coverages for life insurance vary according to the age and risk classification of the insured.

              Reinsurance contracts do not relieve the Company of its obligations to its policyholders. To the extent that reinsuring companies are later unable to meet obligations under reinsurance agreements, the Company's life insurance subsidiaries would be liable for these obligations, and payment of these obligations could result in losses to the Company. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers, and monitors concentrations of credit risk. Insurance premiums have been reduced by $0.6 million, $0.2 million and $0.2 million and insurance benefits have been reduced by $0.1 million, $0.2 million and $0.4 million during the years ended December 31, 2002, 2001 and 2000, respectively, as a result of cession agreements.

              No allowance for uncollectible amounts has been established against the Company's asset for amounts receivable from other insurance companies since none of the receivables are deemed by management to be uncollectible.

              Financial Reinsurance.    Effective January 1, 2001, American Equity Life entered into a transaction treated as reinsurance under statutory accounting requirements and as financial reinsurance under accounting principles generally accepted in the United States (GAAP) with a subsidiary of Swiss Reinsurance Company ("Swiss Re") which includes a coinsurance segment on a 2% quota share basis and a yearly renewable term segment reinsuring a portion of death benefits payable on annuities produced after January 1, 2001 through approximately July 31, 2001. The coinsurance segment provides reinsurance to the extent of 2% of all risks associated with the Company's annuity policies covered by this reinsurance agreement. The Company received a 2% expense allowance for this segment which is being repaid over a five-year period from the profits emerging from the reinsured block of policies. This segment of the reinsurance agreement provided $20 million in statutory surplus benefit during 2001.

              The second segment is yearly renewable term reinsurance whereby Swiss Re's subsidiary reinsures risks associated with the death benefits on the Company's annuity products to the extent such benefits exceed the cash surrender values of the applicable contracts. The Company has received the maximum expense allowance allowable under this agreement of $15 million during 2001 which was equal to 2.25%—3% of the first year premiums on annuities issued after January 2001 through approximately July 31, 2001. This amount is to be paid ratably over a five-year period. The balance at December 31, 2002 and 2001 was $10.9 million and $14.3 million, respectively. This agreement bears interest at the ninety day London Interbank Offered Rate plus 140 basis points (2.78% at December 31, 2002) and interest incurred was $0.4 million for each of the years ended December 31, 2002 and 2001.

              Under the Swiss Re agreement, the Company is required to meet certain financial ratio requirements. The Company currently does not meet the risk-based capital and A.M. Best Company rating requirements under the agreement. Discussions with Swiss Re are on going in regards to the issue of a waiver or transfer of the agreement to another reinsurance company. If an agreement cannot be reached, the Company will no longer receive experience refunds under the agreement and an acceleration of the repayment/recapture of the agreement will occur.

              American Equity Life entered into a reinsurance transaction effective November 1, 2002, with Hannover Life Reassurance Company of America which is treated as reinsurance under statutory accounting requirements and as financial reinsurance under GAAP. This agreement includes a coinsurance segment and a yearly renewable term segment reinsuring a portion of death benefits payable on certain annuities issued from January 1, 2002 to December 31, 2002. The coinsurance segment provides reinsurance to the extent of 6.88% of all risks associated with our annuity policies covered by this reinsurance agreement. This agreement provided approximately $29.8 million in statutory surplus benefit during 2002. Risk charges of $0.2 million were incurred during the year ended December 31, 2002, related to this agreement.

              Coinsurance.    Effective August 1, 2001, American Equity Life entered into a coinsurance agreement with Equitrust Life Insurance Company ("Equitrust"), an affiliate of Farm Bureau Life Insurance Company ("Farm Bureau") covering 70% of certain of the Company's non-multi-year guarantee fixed annuities and index annuities issued from August 1, 2001 through December 31, 2001 and 40% of those contracts for 2002 and 2003. As of December 31, 2002, Farm Bureau beneficially owned 32.47% of the Company's common stock. Total annuity deposits ceded were approximately $837.9 million and $418.3 million for the year ended December 31, 2002 and the period from August 1, 2001 to December 31, 2001, respectively. Expense allowances received were approximately $99.4 million and $51.2 million under this agreement for the year ended December 31, 2002 and the period from August 1, 2001 to December 31, 2001, respectively. The balance due under this agreement to Equitrust was $1.5 million at December 31, 2002 and $22.9 million at December 31, 2001, and represents the market value of the call options related to the ceded business held by the Company to fund the index credits and cash due to or from Equitrust related to the transfer of ceded annuity deposits.

              During 1998, the Company entered into a modified coinsurance agreement to cede 70% of its variable annuity business to Equitrust. Under this agreement, the Company paid Equitrust $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. The modified coinsurance agreement has an initial term of four years and will continue thereafter until termination by written notice at the election of either party. Any such termination will apply to the submission or acceptance of new policies, and business reinsured under the agreement prior to any such termination is not eligible for recapture before the expiration of 10 years. Equitrust (or one of its affiliates) provides the administrative support necessary to manage this business.

6. Income Taxes

              The Company will file a consolidated federal income tax return with all its subsidiaries for 2002. For 2001 and 2000, the Company filed a consolidated income tax return with all its subsidiaries except American Equity Life and American Equity Life of New York, which filed separate consolidated federal income tax returns.

              Deferred income taxes are established by the Company and its subsidiaries based upon the temporary differences among financial reporting and tax bases of assets and liabilities within each entity, the reversal of which will result in taxable or deductible amounts in future years when the related asset or liability is recovered or settled, measured using the enacted tax rates.

              The Company's income tax expense is as follows:

	Year ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Current income taxes	$18,390	$6,127	$5,225
Deferred income taxes	(11,091)	(5,794)	(2,840)

Total income tax expense	$7,299	$333	$2,385

              Income tax expense differed from that computed at the applicable statutory federal income tax rate (35%) as follows.

	Year ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Income before income taxes, minority interests and cumulative effect of change in accounting principle	$28,951	$9,453	$14,618

Income tax expense on income before income taxes, minority interests and cumulative effect of change in accounting principle at statutory rate	$10,133	$3,309	$5,116
Tax effect of:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	(2,606)	(2,607)	(2,607)
State income taxes	(233)	(201)	(151)
Dividends received deduction	(41)	(100)	—
Other	46	(68)	27

Income tax expense	$7,299	$333	$2,385

              The tax effect of individual temporary differences at December 31, 2002 and 2001, is as follows:

	December 31,
	2002	2001
	(Dollars in thousands)
Deferred income tax assets:
Policy benefit reserves	$207,651	$143,648
Unrealized depreciation on available-for-sale fixed maturity securities and equity securities	6,431	18,055
Deferred compensation	534	408
Net operating loss carryforwards	5,830	4,586
Net capital loss carryforward	—	5,614
Amounts due to reinsurers	3,818	4,773
Other	570	298

	224,834	177,382
Deferred income tax liabilities:
Accrued discount on fixed maturity securities	(6,888)	(10,348)
Deferred policy acquisition costs	(166,856)	(115,359)
Value of insurance in force acquired	(109)	(145)
Other	(270)	(286)

	(174,123)	(126,138)

Deferred income tax asset	$50,711	$51,244

              The Company regularly reviews its need for a valuation allowance against its deferred income tax assets. At December 31, 2002, no valuation allowance against its deferred income taxes has been established due to the Company's adoption of plans and policies relative to future taxable income or loss of non-life entities.

              At December 31, 2002, the Company has non-life net operating loss carryforwards for tax purposes of $14.4 million which expire in 2010 through 2022.

7. Notes Payable and Amounts Due Under Repurchase Agreements

              The Company has a credit agreement with three banks. The amount outstanding under this agreement was $43.3 million at December 31, 2002, of which $10.0 million was borrowed in December, 2002 and contributed to the surplus of American Equity Life. The amount outstanding under this agreement at December 31, 2001 was $46.7 million. Principal and interest under this agreement are paid quarterly. The notes bear interest (4.36% at December 31, 2002) at prime or LIBOR plus a specified margin of up to 2.25%. Under this agreement, the Company is required to maintain minimum capital and surplus levels at American Equity Life and meet certain other financial and operating ratio requirements. The Company is also prohibited from incurring other indebtedness for borrowed money without obtaining a waiver from the lenders and from paying dividends on its capital stock in excess of 25% of consolidated net income for the prior fiscal year. At December 31, 2002, the annual maturities of the notes payable are as follows: 2003—$15.3 million; 2004—$15.3 million; 2005—$8.7 million; 2006—$2.0 million; 2007—$2.0 million.

              As part of its investment strategy, the Company enters into securities repurchase agreements (short-term collateralized borrowings). These borrowings are collateralized by investment securities with fair market values approximately equal to the amount due. Such borrowings averaged approximately $137.8 million, $100.0 million, $50.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. The weighted average interest rate on amounts due under repurchase agreements was 1.59%, 6.51% and 6.49% for the years ended December 31, 2002, 2001 and 2000, respectively.

8. General Agency Commission and Servicing Agreement

              The Company has a General Agency Commission and Servicing Agreement with American Equity Investment Service Company (the Service Company), wholly-owned by the Company's chairman, whereby, the Service Company acts as a national supervisory agent with responsibility for paying commissions to agents of the Company. Under the terms of the original agreement, the Service Company was required to pay the greater of (a) 5% of the premiums collected by the Company on the sale of certain annuity products, or (b) 50% of the agent's commissions payable by the Company on the sale of those same policies. In return, the Company agreed to pay quarterly renewal commissions to the Service Company equal to .3875% of the premiums received by the Company on policies that still remain in force.

              On December 31, 1997, the Service Company and the Company amended the Agreement to provide for the payment of 100% of the agents' commissions by the Service Company for policies issued from July 1, 1997 through December 31, 1997. In return, the Company agreed to pay the Service Company quarterly renewal commissions of .7% of the premiums received by the Company before January 1, 1998 that still remain in force, and .325% for in-force amounts received thereafter. The revised quarterly renewal commission schedule commenced December 31, 1997. For policies issued from January 1, 1998 through August 30, 1999, the original agreement remains in effect and, accordingly, the Company pays renewal commissions of .325% of the premiums received on such policies which remain in force.

              On June 30, 1999, the Service Company and the Company amended the Agreement to provide for the payment of 30% of agents' commissions by the Service Company for policies issued on or after September 1, 1999, and the Company agreed to pay the Service Company quarterly renewal commissions of .25% for in force amounts received thereafter.

              On October 1, 2002, the Service Company and the Company amended their agreement to provide for the payment of 35% of the agents' commissions payable by the Service Company for policies issued from October 1, 2002 through December 31, 2002, and the Company agreed to pay the Service Company quarterly renewal commissions of .325% of in-force amounts received thereafter. Effective October 1, 2002, the Company also agreed to pay the Service Company quarterly renewal commissions of .325% of in-force amounts on policies issued from January 1, 1998 through August 31, 1999 and .7% of in-force amounts on policies issued prior to January 1, 1998. The termination date of the agreement was extended to December 31, 2008.

              In connection with the General Agency Commission and Servicing Agreement, the Company records commissions and a related payable for amounts paid by the Service Company. Interest expense is recorded based upon estimated future payments to the Service Company based upon an imputed interest rate (approximately 9.0%) for each of the periods presented. Estimated future payments are evaluated regularly and the imputed interest rate will be adjusted when deemed necessary. During the years ended December 31, 2002 and 2000, the Service Company paid $11.8 million and $28.4 million, respectively, to agents of the Company. The Company paid renewal commissions to the Service Company of $21.7 million, $23.2 million, and $20.5 million during the years ended December 31, 2002, 2001 and 2000, respectively.

              Estimated future payments under the General Agency Commission and Servicing Agreement at December 31, 2002 are as follows (Dollars in thousands):

Year ending December 31:
2003	$25,247
2004	14,887
2005	4,106
2006	255

44,495
Amounts representing interest	(4,150)

Net amount	$40,345

              As a source of funding its portion of producing agents' commission payments, the Service Company borrowed funds from David J. Noble, Chairman, Chief Executive Officer and President of the Company. The amount payable to Mr. Noble by the Service Company at December 31, 2002 and 2001 was $24.1 million and $22.4 million, respectively. As an alternate source of funds for such first year commissions, the Service Company borrowed funds from the Company. At December 31, 2002 and 2001, amounts receivable from the Service Company totaled $20.5 million and $29.1 million, respectively. Principal and interest on all loans to the Service Company are payable quarterly over five years from the date of each advance. The Service Company repays the above described indebtedness from the renewal commissions paid to it under the General Agency Commission and Servicing Agreement. Interest on such indebtedness accrues at "reference rate" of the financial institution that is the Company's principal lender. This rate averaged 8.70% in 2002, and 8.64% in 2001 and 2000.

9. Minority Interests in Subsidiary Trusts

              During 1999, American Equity Capital Trust I ("Trust I"), a wholly-owned subsidiary of the Company, issued $26.0 million of 8% Convertible Trust Preferred Securities (the "8% Trust Preferred Securities"). In connection with Trust I's issuance of the 8% Trust Preferred Securities and the related purchase by the Company of all of Trust I's common securities, the Company issued $26.8 million in principal amount of its 8% Convertible Junior Subordinated Debentures, due September 30, 2029 (the "8% Debentures") to Trust I. The sole assets of Trust I are the 8% Debentures and any interest accrued thereon. Each 8% Trust Preferred Security is convertible into shares of common stock of the Company at a conversion price equal to the lesser of (i) $10 per share or (ii) 90% of the initial price per share to the public of the Company's common stock sold in connection with its initial public offering of such common stock. The interest payment dates on the 8% Debentures correspond to the distribution dates on the 8% Trust Preferred Securities. The 8% Trust Preferred Securities, which have a liquidation value of $10 per share plus accrued and unpaid distributions, mature simultaneously with the 8% Debentures. At December 31, 2002, 863,671 shares of 8% Trust Preferred Securities were outstanding, all of which are unconditionally guaranteed by the Company to the extent of the assets of Trust I.

              Also during 1999, American Equity Capital Trust II ("Trust II"), a wholly-owned subsidiary of the Company, issued 97,000 shares of 5% Trust Preferred Securities (the "5% Trust Preferred Securities") to Iowa Farm Bureau Federation, which owns more than 50% of the voting capital stock of FBL Financial Group, Inc. ("FBL"), parent company of Farm Bureau.

              The 5% Trust Preferred Securities, which have a liquidation value of $100 per share ($97.0 million in the aggregate), have been assigned a fair value of $78.6 million (based upon an effective 7% yield-to-maturity). The consideration received by Trust II in connection with the issuance of the 5% Trust Preferred Securities consisted of fixed income trust preferred securities of equal value which were issued by FBL.

              In connection with Trust II's issuance of the 5% Preferred Securities and the related purchase by the Company of all of Trust II's common securities, the Company issued $100.0 million in principal amount of its 5% Subordinated Debentures, due June 1, 2047 (the "5% Debentures") to Trust II. The sole assets of Trust II are the 5% Debentures and any interest accrued thereon. The interest payment dates on the 5% Debentures correspond to the distribution dates on the 5% Trust Preferred Securities. The 5% Trust Preferred Securities mature simultaneously with the 5% Debentures. All of the 5% Trust Preferred Securities are unconditionally guaranteed by the Company to the extent of the assets of Trust II.

10. Retirement and Stock Compensation Plans

              The Company has adopted a contributory defined contribution plan which is qualified under Section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time employees of the Company, subject to minimum eligibility requirements. Employees can contribute up to 15% of their annual salary (with a maximum contribution of $11,000 in 2002 and $10,500 in 2001 and 2000) to the plan. The Company contributes an additional amount, subject to limitations, based on the voluntary contribution of the employee. Further, the plan provides for additional employer contributions based on the discretion of the Board of Directors. Plan contributions charged to expense were $0.1 for each of the years ended December 31, 2002, 2001 and 2000.

              The Company has entered into deferred compensation arrangements with certain officers, directors, and consultants, whereby these individuals agreed to take common stock of the Company at a future date in lieu of cash payments. The common stock is to be issued in conjunction with a "trigger event", as that term is defined in the individual agreements. At December 31, 2002 and 2001, these individuals have earned, and the Company has reserved for future issuance, 288,329 shares of common stock pursuant to these arrangements. The Company has also accrued $1.2 million as an other liability at December 31, 2002 and 2001, representing the value associated with the shares earned.

              During 1997, the Company established the American Equity Investment NMO Deferred Compensation Plan whereby agents can earn common stock in addition to their normal commissions.

Awards are calculated using formulas determined annually by the Company's Board of Directors and are generally based upon new annuity deposits. For the years ended December 31, 2002, 2001 and 2000, agents earned the right to receive 692,439, 563,637 and 262,395 shares, respectively. These shares will be awarded at the end of the vesting period of 4 years. A portion of the awards may be subject to forfeiture if certain production levels are not met over the remaining vesting period. The Company recognizes commission expense as the awards vest. For the years ended December 31, 2002, 2001 and 2000, agents vested in 476,918; 351,717 and 216,402 shares of common stock, respectively, and the Company recorded commission expense (which was subsequently capitalized as deferred policy acquisition costs) of $2.6 million, $2.5 million and $1.6 million, respectively, under these plans. Amounts accrued are reported as other liabilities until the stock has been issued. At December 31, 2002, the Company has reserved 2,086,000 shares for future issuance under the plans. One of the Company's national marketing organizations accounted for more than 10% of the annuity deposits and insurance premium collections during 2002 and 2001. Two of the Company's national marketing organizations each accounted for more than 10% of the annuity deposits and insurance premium collections during 2000.

              As there is no publicly quoted market value for the Company's stock, the Company performs an internal valuation which involves estimates by management to determine a market value. Those estimates are based upon various factors including past stock transactions with third parties, growth in the Company's revenues, comparison of the Company's growth pattern to other companies and annual valuations completed by investment bankers familiar with the operations of the Company. The results of the internal valuation affect the amount of commission expense recognized (which is capitalized as deferred policy acquisition costs) in connection with the American Equity Investment NMO Deferred Compensation Plan as described in the preceding paragraph. The results of the internal valuation of the Company's stock also affect the calculation of earnings (loss) per common share—assuming dilution by affecting the number of dilutive securities used in the calculation (see Note 13).

              The Company has a Stock Option and Warrant Agreement with the Company's Chairman (and owner of 10% of its outstanding common stock at December 31, 2002) which allows the purchase of 1,200,000 shares of the Company's common stock. Included in this amount are warrants to purchase 240,000 shares of common stock at $3.33 per share that were exercised in 2000 and options expiring in 2007 to purchase 600,000 shares of common stock at $3.33 per share and 360,000 shares of common stock at $7.33 per share.

              During 2000, as a separate deferred compensation agreement, the Company loaned the Chairman $0.8 million pursuant to a forgivable loan agreement. The forgivable loan agreement is with full recourse, and although the proceeds of the loan were used for the exercise of warrants described in the preceding paragraph, the loan is not collateralized by the shares issued in connection with the exercise of these warrants. Further, these warrants were not issued in connection with the Company's employee stock option plan, but were issued to Mr. Noble, the Company's founding shareholder, as part of his initial capitalization of the Company. This loan is repayable in five equal annual installments of principal and interest, each of which may be forgiven if Mr. Noble remains continuously employed by the Company in his present capacity, subject to specified exceptions.

              The Company's 1996 Stock Option Plan authorizes the grants of options to officers, directors and employees for up to 1,200,000 shares of the Company's common stock. All 1996 options granted have 10 year terms, and vest and become fully exercisable immediately. In 2000, the Company adopted the 2000 Employee Stock Option Plan which authorizes grants of options to officers and employees on up to 1,800,000 shares of the Company's common stock. Also in 2000, the Company adopted the 2000 Directors Stock Option Plan which authorizes grants of options to directors on up to 225,000 shares. All 2000 options granted have 10 year terms, and have a six month vesting period after which they become fully exercisable immediately.

              Changes in the number of stock options outstanding during the years ended December 31, 2002, 2001 and 2000 are as follows:

	Number of Shares	Weighted- Average Exercise Price per Share	Total Exercise Price
	(Dollars in thousands, except per share data)
Outstanding at January 1, 2000	2,292,435	$4.72	$10,817
Granted	456,344	9.67	4,413
Cancelled	(118,575)	6.29	(746)
Exercised	(52,650)	3.68	(194)

Outstanding at December 31, 2000	2,577,554	5.54	14,290
Granted	87,500	9.67	846
Cancelled	(15,050)	7.91	(119)
Exercised	(5,052)	7.69	(39)

Outstanding at December 31, 2001	2,644,952	5.67	14,978
Granted	—		—
Cancelled	(15,547)	9.13	(142)
Exercised	(103)	9.67	(1)

Outstanding at December 31, 2002	2,629,302	5.64	$14,835

              Stock options outstanding at December 31, 2002 (all currently exercisable) are as follows:

	Number of Shares	Weighted- Average Remaining Life (in Years)
Exercise price:
$3.33	1,069,500	4.19
$4.00	347,250	4.56
$5.33	114,000	5.64
$7.33	569,760	5.16
$8.67	18,000	6.92
$9.67	510,792	8.15

	2,629,302

              At December 31, 2002, the Company had no shares of common stock available for future grant under the 1996 Stock Option Plan; 1,449,458 shares of common stock available for future grant under the 2000 Employee Stock Option Plan; and 225,000 shares of common stock available for future grant under the 2000 Directors Stock Option Plan.

              On December 1, 1997, in connection with a rights offering of shares of the Company's common stock, the Company issued subscription rights to purchase an aggregate of 2,157,375 shares of the Company's common stock to certain officers and directors. The subscription rights have an exercise price of $5.33 per share, were fully exercisable immediately, and expire on December 1, 2005. The subscription rights originally were to expire on December 1, 2002. The expiration was extended during 2002 to December 1, 2005 and the Company recognized compensation expense of $0.2 million.

11. Life Insurance Subsidiaries

              Prior approval of regulatory authorities is required for the payment of dividends to the Company by its life insurance subsidiaries which exceed an annual limitation. During 2003, American Equity Life could pay dividends to its parent of $25.9 million, without prior approval from regulatory authorities.

              Statutory accounting practices prescribed or permitted by regulatory authorities for the Company's life insurance subsidiary differ from generally accepted accounting principles. Combined net income (loss) for the Company's life insurance subsidiaries as determined in accordance with statutory accounting practices was $26.0 million, $(17.2) million and $10.4 million in 2002, 2001 and 2000, respectively, and total statutory capital and surplus of the Company's life insurance subsidiaries was $227.2 million and $177.9 million at December 31, 2002 and 2001, respectively.

              The National Association of Insurance Commissioners (NAIC) revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual was effective January 1, 2001. Statutory capital and surplus increased $2.4 million during 2001 due to the adoption of accounting changes resulting from the codification of statutory accounting principles.

              Life and health insurance companies are subject to certain risk-based capital (RBC) requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on the various risk factors related to it. At December 31, 2002, the Company's life subsidiaries meet the RBC requirements.

12. Commitments and Contingencies

              The Company leases its home office space and certain equipment under operating leases which expire through June 2007. During the years ended December 31, 2002, 2001 and 2000, rent expense totaled $1.0 million, $0.5 million and $0.6 million, respectively. At December 31, 2002, minimum rental payments due under all noncancellable operating leases with initial terms of one year or more are (dollars in thousands):

Year ending December 31:
2003	$1,026
2004	1,005
2005	924
2006	493
2007	70

$3,518

              Assessments are, from time to time, levied on the Company by life and health guaranty associations in most states in which the Company is licensed to cover losses to policyholders of insolvent or rehabilitated companies. In some states, these assessments can be partially recovered through a reduction in future premium taxes. Management believes that assessments against the Company for failures known to date will be minimal.

              In recent years, companies in the life insurance and annuity business have faced increased litigation, including class action lawsuits alleging improper design, improper sales practices and similar claims. The Company is currently a defendant in a purported class action lawsuit alleging improper sales practices. The Company's motion for dismissal of this claim was recently granted and class certification was denied. However, the plaintiff may re-file the claim within a specified period of time.

              In addition, the Company is from time to time subject to other legal proceedings and claims in the ordinary course of business, none of which management believe are likely to have a material adverse effect on our financial position, results of operations or cash flows. There can be no assurance that such litigation, or any future litigation, will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

13. Earnings Per Share

              The following table sets forth the computation of earnings per common share and earnings per common share—assuming dilution:

	Year ended December 31,
	2002	2001	2000
	(Dollars in thousands, except per share data)
Numerator:
Income before cumulative effect of change in accounting principle	$14,207	$1,671	$4,784
Cumulative effect of change in accounting for derivatives	—	(799)	—

Net income—numerator for earnings per common share	14,207	872	4,784
Dividends on convertible stock of subsidiary trust (net of income tax benefit)	1,348	—	—

Numerator for earnings per common share—assuming dilution	$15,555	$872	$4,784

Denominator:
Weighted average common shares outstanding and issuable	14,528,387	14,530,978	14,365,267
Participating preferred stock	1,875,000	1,875,000	1,875,000

Denominator for earnings per common share	16,403,387	16,405,978	16,240,267
Effect of dilutive securities:
Convertible stock of subsidiary trust	2,592,514	—	—
Warrants	3,179	17,330	105,344
Stock options and management subscription rights	377,845	1,361,409	1,705,364
Deferred compensation agreements	1,015,924	737,601	537,059

Denominator for earnings per common share—assuming dilution	20,392,849	18,522,318	18,588,034

Earnings per common share:
Income before cumulative effect of change in accounting principle	$0.87	$0.10	$0.29
Cumulative effect of change in accounting for derivatives	—	(0.05)	—

Earnings per common share	$0.87	$0.05	$0.29

Earnings per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.76	$0.09	$0.26
Cumulative effect of change in accounting for derivatives	—	(0.04)	—

Earnings per common share—assuming dilution	$0.76	$0.05	$0.26

              The effect of the convertible stock of the subsidiary trust has not been included in the computation of dilutive earnings per common share for 2001 and 2000 as the effect is antidilutive.

14. Quarterly Financial Information (Unaudited)

              Unaudited quarterly results of operations are summarized below.

	2002
Quarter ended
	March 31	June 30	September 30	December 31
	(Dollars in thousands, except per share data)
Premiums and product charges	$5,954	$7,842	$7,316	$7,928
Net investment income	67,586	76,592	77,878	86,492
Realized gains (losses) on sales of investments	(1,087)	569	608	(212)
Change in fair value of derivatives	(9,672)	(34,314)	(12,482)	(1,285)
Total revenues	62,781	50,689	73,320	92,923
Net income	3,258	4,251	2,901	3,797
Earnings per common share	$0.20	$0.26	$0.18	$0.23

Earnings per common share—assuming dilution	$0.18	$0.22	$0.16	$0.20

	2001
Quarter ended
	March 31	June 30	September 30	December 31
	(Dollars in thousands, except per share data)
Premiums and product charges	$5,943	$6,518	$6,554	$6,646
Net investment income	41,630	50,724	60,260	56,472
Realized gains (losses) on sales of investments	156	583	69	(21)
Change in fair value of derivatives	(25,848)	(4,934)	(27,119)	2,743
Total revenues	21,881	52,891	39,764	65,840
Net income (loss)	(483)	3,251	2,030	(3,926)
Earnings (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.02	$0.19	$0.12	$(0.27)
Cumulative effect of change in accounting for derivatives	(0.05)	—	—	—

Earnings (loss) per common share	$(0.03)	$0.19	$0.12	$(0.27)

Earnings (loss) per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.02	$0.17	$0.11	$(0.27)
Cumulative effect of change in accounting for derivatives	(0.05)	—	—	—

Earnings (loss) per common share—assuming dilution	$(0.03)	$0.17	$0.11	$(0.27)

              The differences between the change in fair value of derivatives by quarter primarily corresponds to the performance of the indices upon which our call options are based. Earnings (loss) per common share for each quarter is computed independently of earnings (loss) per common share for the year. As a result, the sum of the quarterly earnings (loss) per common share amounts may not equal the earnings (loss) per common share for the year due primarily to the inclusion or exclusion of common shares based upon whether their effect is dilutive or antidilutive in each quarter.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2003	December 31, 2002
Assets
Cash and investments:
Fixed maturity securities:
Available for sale, at market (amortized cost: 2003—$3,456,256; 2002—$3,796,914)	$3,401,864	$3,753,144
Held for investment, at amortized cost (market: 2003—$1,672,713; 2002—$1,151,337)	1,757,469	1,149,510
Equity securities, available for sale, at market (cost: 2003—$32,238; 2002—$18,051)	31,728	17,006
Mortgage loans on real estate	527,383	334,339
Derivative instruments	87,083	52,313
Policy loans	313	295
Cash and cash equivalents	11,005	21,163

Total cash and investments	5,816,845	5,327,770
Premiums due and uncollected	1,572	1,371
Accrued investment income	38,235	36,716
Receivables from related parties	13,953	20,949
Property, furniture, and equipment, less allowances for depreciation of $4,221 in 2003 and $4,011 in 2002	1,650	1,675
Deferred policy acquisition costs	669,570	595,450
Deferred income tax asset	54,117	50,711
Other assets	35,313	4,814
Assets held in separate account	3,141	2,810

Total assets	$6,634,396	$6,042,266

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2003	December 31, 2002
Liabilities and Stockholders' Equity
Liabilities:
Policy benefit reserves:
Traditional life and accident and health insurance products	$41,819	$33,089
Annuity and single premium universal life products	6,137,738	5,419,276
Other policy funds and contract claims	55,545	35,644
Amounts due to related party under General Agency Commission and Servicing Agreement	26,171	40,345
Other amounts due to related parties	10,334	4,363
Notes payable	31,833	43,333
Company-obligated mandatorily redeemable preferred securities of American Equity Capital Trust II	74,959	—
Amounts due to reinsurer	—	10,908
Amounts due under repurchase agreements	48,341	241,731
Federal income taxes payable	5,378	8,187
Other liabilities	79,789	24,616
Liabilities related to separate account	3,141	2,810

Total liabilities	6,515,048	5,864,302
Minority interests in subsidiaries:
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts:
American Equity Capital Trust I	25,910	25,910
American Equity Capital Trust II	—	74,576
Stockholders' equity:
Series Preferred Stock, par value $1 per share, 2,000,000 shares authorized; 625,000 shares of 1998 Series A Participating Preferred Stock issued and outstanding	625	625
Common Stock, par value $1 per share, 75,000,000 shares authorized; issued and outstanding: 2003—14,594,035 shares; 2002—14,438,452 shares	14,594	14,438
Additional paid-in capital	57,871	56,811
Accumulated other comprehensive loss	(13,895)	(11,944)
Retained earnings	34,243	17,548

Total stockholders' equity	93,438	77,478

Total liabilities and stockholders' equity	$6,634,396	$6,042,266

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Revenues:
Traditional life and accident and health insurance premiums	$11,088	$10,714
Annuity and single premium universal life product charges	15,504	10,398
Net investment income	264,060	222,056
Realized gains on investments	6,881	90
Change in fair value of derivatives	25,141	(56,468)

Total revenues	322,674	186,790
Benefits and expenses:
Insurance policy benefits and change in future policy benefits	8,846	7,040
Interest credited to account balances	176,318	126,704
Change in fair value of embedded derivatives	40,947	(16,962)
Interest expense on company-obligated mandatorily redeemable preferred securities of American Equity Capital Trust II	1,335	—
Interest expense on notes payable	1,131	1,526
Interest expense on General Agency Commission and Servicing Agreement	2,411	2,847
Interest expense on amounts due under repurchase agreements	685	—
Other interest expense	138	1,106
Amortization of deferred policy acquisition costs	40,435	27,686
Other operating costs and expenses	19,808	15,593

Total benefits and expenses	292,054	165,540

Income before income taxes and minority interests	30,620	21,250
Income tax expense	9,152	5,256

Income before minority interests	21,468	15,994
Minority interests in subsidiaries:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts:
American Equity Capital Trust I	1,555	1,555
American Equity Capital Trust II	2,685	4,029

Net income	$17,228	$10,410

Earnings per common share	$1.05	$0.64

Earnings per common share—assuming dilution (as restated for the nine months ended September 30, 2002 from previously reported amount of $0.57)	$0.90	$0.55

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands, except per share data)
(Unaudited)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders' Equity
Balance at January 1, 2002	$625	$14,517	$57,452	$(33,531)	$3,504	$42,567
Comprehensive income:
Net income for period	—	—	—	—	10,410	10,410
Change in net unrealized investment gains/losses	—	—	—	26,198	—	26,198

Total comprehensive income						36,608
Issuance of 34,228 shares of common stock	—	34	103	—	—	137
Acquisition of 102,750 shares of common stock	—	(103)	(684)	—	—	(787)

Balance at September 30, 2002	$625	$14,448	$56,871	$(7,333)	$13,914	$78,525

Balance at January 1, 2003	$625	$14,438	$56,811	$(11,944)	$17,548	$77,478
Comprehensive income:
Net income for period	—	—	—	—	17,228	17,228
Change in net unrealized investment gains/losses	—	—	—	(1,951)	—	(1,951)

Total comprehensive income						15,277
Acquisition of 1,435,500 shares of common stock	—	(1,435)	(7,879)	—	—	(9,314)
Issuance of 1,591,083 shares of common stock to the NMO Deferred Compensation Trust	—	1,591	8,939	—	(533)	9,997

Balance at September 30, 2003	$625	$14,594	$57,871	$(13,895)	$34,243	$93,438

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2003	2002
Operating activities
Net income	$17,228	$10,410
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Adjustments related to interest sensitive products:
Interest credited to account balances	176,318	126,704
Annuity and single premium universal life product charges	(15,504)	(10,398)
Change in fair value of embedded derivatives	40,947	(16,962)
Increase in traditional life insurance and accident and health reserves	8,730	5,180
Policy acquisition costs deferred	(81,936)	(130,616)
Amortization of deferred policy acquisition costs	40,435	27,686
Provision for depreciation and other amortization	979	821
Amortization of discount and premiums on fixed maturity securities	(117,072)	(92,087)
Realized gains on investments	(6,881)	(90)
Change in fair value of derivatives	(25,141)	56,468
Deferred income taxes	(2,355)	(1,739)
Reduction of amounts due to related party under General Agency Commission and Servicing Agreement	(14,174)	(13,398)
Changes in other operating assets and liabilities:
Accrued investment income	(1,519)	(1,625)
Receivables from related parties	6,996	(14,145)
Other assets	(875)	259
Federal income taxes payable	(2,809)	3,521
Other policy funds and contract claims	19,901	11,111
Amount due to related party	11,283	3,242
Other amounts due to related parties	—	(104)
Other liabilities	15,166	15,884
Other	(302)	21

Net cash provided (used in) by operating activities	69,415	(19,857)
Investing Activities
Sales, maturities, or repayments of investments:
Fixed maturity securities—available for sale	2,097,038	2,638,159
Fixed maturity securities—held for investment	869,205	—
Equity securities—available for sale	32,317	10,525
Mortgage loans on real estate	7,073	1,874
Derivative instruments	34,693	7,301

	3,040,326	2,657,859
Acquisition of investments:
Fixed maturity securities—available for sale	(1,670,114)	(3,287,204)
Fixed maturity securities—held for investment	(1,419,534)	(215,161)
Equity securities—available for sale	(46,670)	(7,554)
Mortgage loans on real estate	(200,117)	(146,635)
Derivative instruments	(49,634)	(74,081)
Policy loans	(18)	(1)

	(3,386,087)	(3,730,636)
Purchases of property, furniture and equipment	(667)	(1,004)

Net cash used in investing activities	(346,428)	(1,073,781)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2003	2002
Financing activities
Receipts credited to annuity and single premium universal life policyholder account balances	$846,080	$1,254,495
Return of annuity and single premium universal life policyholder account balances	(354,021)	(232,740)
Financing fees incurred and deferred	(92)	—
Decrease in amounts due under repurchase agreements	(193,390)	—
Repayments of notes payable	(11,500)	(10,000)
Amounts due to reinsurer	(10,908)	(2,046)
Net acquisition of common stock	(9,314)	(650)

Net cash provided by financing activities	266,855	1,009,059

Decrease in cash and cash equivalents	(10,158)	(84,579)
Cash and cash equivalents at beginning of period	21,163	184,130

Cash and cash equivalents at end of period	$11,005	$99,551

Supplemental disclosures of cash flow information
Cash paid during period for:
Interest on notes payable and repurchase agreements	$1,994	$2,847
Income taxes—life subsidiary	14,315	3,474
Non-cash financing and investing activities:
Bonus interest deferred as policy acquisition costs	24,636	20,680
Issuance of 1,591,083 shares of common stock to NMO Deferred Compensation Trust	9,997	—

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003

(Unaudited)

1.    Basis of Presentation

              The accompanying unaudited consolidated financial statements of American Equity Investment Life Holding Company (the Company) have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required by GAAP for complete financial statements. The unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring items, which are necessary to present fairly our financial position and results of operations on a basis consistent with the prior audited financial statements. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. For further information, refer to the consolidated financial statements and notes for the year ended December 31, 2002 included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002.

              In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51". This Interpretation provides guidance for determining when a variable interest entity, as defined in the Interpretation, should be consolidated in an issuer's financial statements. The Interpretation is effective for periods ending after December 15, 2003. The subsidiary trusts which have issued the company-obligated mandatorily redeemable preferred securities and are currently included in the Company's consolidated financial statements, will be deconsolidated upon adoption of the Interpretation. The effect of such deconsolidation will be to replace the obligations of the trusts to the preferred security holders with the Company's subordinated debt obligations to the trusts and the Company's equity investments in the trusts. Similarly, the earnings attributable to company-obligated mandatorily redeemable preferred securities of American Equity Capital Trust I will be replaced in the Company's consolidated statements of income with the interest expense on the Company's subordinated debt obligations to the trusts and the dividends the Company receives from the trusts on its equity investments in them. The obligations of the subsidiary trust with respect to their trust preferred securities are more fully described in Note 9 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002. The adoption of the Interpretation with respect to these subsidiary trusts will have no impact on net income or earnings per common share.

              The adoption of the Interpretation will also result in the consolidation of one or two variable interest entities in which the Company currently has investments recorded as fixed maturity securities. For instance, the Company owns all of the mandatorily redeemable trust preferred securities issued by FBL Capital Trust I, a trust sponsored by FBL Financial Group, Inc. (FBL), with a carrying value of $75.7 million at September 30, 2003. Upon adoption of the Interpretation, the Company will be required to consolidate this trust and report FBL's ownership of the common equity of this trust as a minority interest. The adoption of the Interpretation with respect to this trust will have no impact on net income or earnings per common share. The Company is currently evaluating one other fixed maturity security with a carrying value of $13.9 million at September 30, 2003, to determine if it is required to consolidate such variable interest entity upon adoption of the Interpretation.

              In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer that have characteristics of both liabilities and equity. Statement No. 150 must be applied immediately to instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of the beginning of the third quarter of 2003. The company-obligated mandatorily redeemable preferred securities of American Equity Capital Trust II, with an aggregate carrying amount of $75.0 million at September 30, 2003, were reclassified to liabilities upon adoption of this statement. There was no adjustment to the carrying amount of these instruments upon adoption of this statement. Amounts previously classified as earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts (approximately $1.3 million per quarter) are now recorded as interest expense on a prospective basis as reclassification is not permitted. The adoption of Statement No. 150 had no impact on net income or earnings per common share. The company-obligated mandatorily redeemable preferred securities of American Equity Capital Trust I are classified as mezzanine equity as these securities are convertible into shares of common stock at the option of the holder. These securities are more fully described in Note 9 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002.

              In June 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for the Separate Accounts". The SOP provides guidance on the presentation of sales inducements ("bonus interest"). The Company expects to adopt this SOP when it becomes effective in the first quarter of 2004 and will change its presentation of deferred expenses relating to bonus interest at that time. The SOP requires that sales inducements be recognized as an asset and amortized with the amortization being included as a component of interest credited to account balances. The Company currently includes bonus interest as a component of deferred policy acquisition costs and the related amortization expense. The amount of bonus interest included as a component of deferred policy acquisition costs at September 30, 2003 and December 31, 2002 was $84.1 million and $62.9 million, respectively. The adoption of this SOP will have no impact on net income or earnings per common share.

              Certain amounts in the unaudited consolidated financial statements for the period ended September 30, 2002 have been reclassified to conform to the financial statement presentation for September 30, 2003 and December 31, 2002.

2.    General Agency Commission and Servicing Agreement

              The Company has a General Agency Commission and Servicing Agreement with American Equity Investment Service Company (the Service Company), wholly-owned by the Company's chairman, whereby the Service Company acts as a national supervisory agent with responsibility for paying commissions to agents of the Company. This Agreement is more fully described in Note 8 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002.

              During the nine months ended September 30, 2003 and 2002, the Company paid renewal commissions to the Service Company of $16.6 million and $16.2 million, respectively, which were used to reduce the amount due under the General Agency Commission and Servicing Agreement, and amounts attributable to imputed interest.

              As one of its sources of funds, the Service Company borrowed money from the Company. At September 30, 2003 and December 31, 2002, the amounts receivable from the Service Company totaled $13.4 million and $20.5 million, respectively. Principal and interest are payable quarterly over the five years from the date of the advance.

3.    Reinsurance

              On September 30, 2003 the Company terminated and recaptured all reserves subject to a reinsurance agreement with a subsidiary of Swiss Reinsurance Company (Swiss Re). This agreement is more fully described in Note 5 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002. The termination of the Swiss Re agreement resulted in the full repayment of the expense allowance allowed under the agreement which was previously being repaid ratably over a five-year period and was reported in the consolidated balance sheets as "Amounts due to Reinsurer".

              The Company entered into a reinsurance transaction with Hannover Life Reassurance Company (Hannover) effective on September 30, 2003. This agreement includes a coinsurance segment and a yearly renewable term segment reinsuring a portion of death benefits payable on certain annuities issued from January 1, 2003 to September 30, 2003. The coinsurance segment provides reinsurance to the extent of 13.39% of all risks associated with our annuity policies covered by the reinsurance agreement.

              Each of these transactions is treated as reinsurance under statutory accounting practices and as financial reinsurance under GAAP. The statutory surplus benefit that was eliminated by the termination of the Swiss Re agreement was replaced by the statutory surplus benefit provided by the new Hannover agreement.

4.    Notes Payable

              The Company amended its credit agreement on August 14, 2003 to require that the financial strength ratings for American Equity Investment Life Insurance Company issued by A.M. Best and Standard & Poor's may not be less than the current financial strength ratings of B++ and BBB+, respectively. The Company also amended its credit agreement on October 24, 2003 to provide that it (and not its subsidiaries) must own cash equivalents (as defined in the credit agreement) having a market value of at least $30.0 million from the consummation of an initial public offering being completed during the fourth quarter of 2003 through and including the time of payment in full of the installments of the loans under the credit agreement due on June 30, 2004. Subsequent to an initial public offering being completed during the fourth quarter of 2003 quarterly principal payments for the next three quarters would be deferred until June 30, 2004. The line of credit agreement is more fully described in Note 7 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002.

5.    Retirement and Stock Compensation Plans

              During the second quarter of 2003, the Company created a Rabbi Trust, the NMO Deferred Compensation Trust (the "Trust") and issued 1,262,136 shares of its common stock to the Trust to fund the vested share liability as of January 1, 2003 established under the American Equity Investment NMO Deferred Compensation Plan. The Company issued an additional 328,947 shares of its common stock to the Trust during the third quarter of 2003 to fund the estimated vested share liability as of September 30, 2003. This Plan is more fully described in Note 10 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002. In accordance with FASB's Emerging Issues Task Force Issue No. 97-14, "Accounting for Deferred Compensation Arrangements where Amounts Earned are Held in a Rabbi Trust and Invested", the stock held in the Trust is included as part of common stock issued and outstanding. In the September 30, 2003 consolidated balance sheet, the common shares held in the rabbi trust and the related Trust obligation funded by such shares are included in the common stock and additional paid-in capital components as a respective deduction and addition, with no impact on the reported amount of total stockholders' equity, as the Plan does not permit diversification and must be settled by the delivery of a fixed number of shares of the Company's stock.

6.    Earnings Per Share

              The following table sets forth the computation of earnings per common share and earnings per common share—assuming dilution:

	Nine months Ended September 30,
	2003	2002
	(Dollars in thousands, except per share data)
Numerator:
Net income—numerator for earnings per common share	$17,228	$10,410
Dividends on convertible preferred stock of American Equity Capital Trust I (net of income tax benefit)	1,011	1,011

Numerator for earnings per common share—assuming dilution	$18,239	$11,421

Denominator:
Weighted average common shares outstanding	14,455,124	14,495,022
Participating preferred stock	1,875,000	1,875,000

Denominator for earnings per common share	16,330,124	16,370,022
Effect of dilutive securities:
Convertible preferred stock of American Equity Capital Trust I	2,591,014	2,593,014
Stock options, management subscription rights and warrants	377,812	826,137
Deferred compensation agreements	856,046	1,088,354

Denominator for earnings per common share—assuming dilution	20,154,996	20,877,527

Earnings per common share	$1.05	$0.64

Earnings per common share—assuming dilution (as restated for the nine months ended September 30, 2002 from previously reported amount of $0.57)	$0.90	$0.55

              Earnings per common share—assuming dilution for the 2002 period was previously reported without inclusion of the convertible preferred stock of American Equity Capital Trust I. Such stock has a dilutive effect now reflected in earnings per common share—assuming dilution, as restated.

              Through and including                        , 2003 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

18,700,000 Shares

American Equity
Investment Life Holding Company

Common Stock

P R O S P E C T U S

Merrill Lynch & Co.

Advest, Inc.

Raymond James

Sanders Morris Harris Inc.

                        , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

              The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of notes being registered. All amounts are estimates.

SEC registration fee	$22,000
Printing and engraving fees expenses	325,000
Legal fees and expenses	750,000
Accounting fees and expenses	225,000
NASD filing fee	25,000
NYSE listing fee	240,000
Blue Sky fees and expenses	10,000
Transfer agent and registrar fees and expenses	—
Miscellaneous fees and expenses	148,000

Total	$1,745,000

              We will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers.

              Section 490.202(e) of the Iowa Business Corporation Act authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification and reimbursement of expenses incurred by directors for liabilities arising under the Securities Act.

              Our amended articles of incorporation provide that each individual who was or is a director of the company who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, shall be indemnified and held harmless by the company to the fullest extent permitted by applicable law, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the company or its shareholders; (3) an unlawful distribution to shareholders; and (4) an intentional violation of criminal law.

              Our bylaws also provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil or criminal action or proceeding by reason of the fact that such person is or was a director of the company or is or was serving at our request as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us to the fullest extent permitted by Iowa law. This right to indemnification shall also include the right to be paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Iowa law. This right to indemnification shall be a contract right. We may, by action of our board of directors, provide indemnification to our officers, employees and agents to such extent and to such effect as the board of directors determines to be appropriate and authorized by Iowa law.

              Our bylaws also authorize us to purchase insurance for our directors, officers and employees and persons who serve at our request as directors, officers, members, employees, fiduciaries or agents of other enterprises, against any expense, liability or loss incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the bylaws. We maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs for indemnification of directors and officers.

Item 15. Recent Sales of Unregistered Securities.

              We sold 625,000 shares of 1998 Series A Participating Preferred Stock in December 1998 to an institutional investor for total consideration of $10,000,000. These shares have participating dividend rights with the shares of common stock, when and as such dividends are declared. The preferred shares are convertible into 1,875,000 shares of common stock upon the earlier of our initial public offering of our common stock or December 31, 2003.

              During 1997 and 1998, we issued an aggregate of 2,700 shares of common stock to three employees pursuant to the exercise of options under our employee stock option plan. The total consideration received from these option exercises was $10,200.

              All of our shareholders will have a right of co-sale in the event of any transfer of a controlling interest in us (excluding certain involuntary transfers in the event of death or disability).

              In September 1999, American Equity Capital Trust I, or Trust I, issued $25,970,000 of the 8% trust preferred securities to approximately 100 accredited investors. In connection with Trust I's issuance of the 8% trust preferred securities and the related purchase by us of all of Trust I's common securities, we issued $26,773,000 in principal amount of our 8% debentures to Trust I. The sole assets of Trust I are the 8% debentures and any interest accrued thereon. The 8% trust preferred securities are convertible, at the option of the holder, at any time, into shares of our common stock at a conversion price equal to the lesser of (i) $10 per share or (ii) 90% of the price per share of our common stock sold to the public in connection with this offering.

              The interest payment dates on the 8% debentures correspond to the distribution dates on the 8% trust preferred securities. The 8% trust preferred securities, which have a liquidation value of $30 per share plus accrued and unpaid distributions, mature simultaneously with the 8% debentures. As of September 30, 2003, 863,671 shares of 8% trust preferred securities were outstanding, all of which are unconditionally guaranteed by us to the extent of the assets of Trust I.

              In October, 1999, American Equity Capital Trust II, or Trust II, issued 97,000 shares of the 5% trust preferred securities to the Iowa Farm Bureau Federation, a non-profit organization. The 5% trust preferred securities have a liquidation value of $100 per share ($97,000,000 in the aggregate). The consideration received by Trust II in connection with the issuance of the 5% trust preferred securities consisted of fixed income trust preferred securities of equal value which were issued by the parent of Farm Bureau Life Insurance Company, or Farm Bureau. Farm Bureau beneficially owned 32% of our common stock as of September 30, 2003.

              In connection with Trust II's issuance of the 5% trust preferred securities and the related purchase by us of all of Trust II's common securities, we issued $100,000,000 in principal amount of our 5% debentures to Trust II. The sole assets of Trust II are the 5% debentures and any interest accrued thereon. The interest payment dates on the 5% debentures correspond to the distribution dates on the 5% trust preferred securities. The 5% trust preferred securities mature simultaneously with the 5% debentures. As of September 30, 2003, 97,000 shares of 5% trust preferred securities were outstanding, all of which are unconditionally guaranteed by us to the extent of the assets of Trust II.

              During 1999, 2000, 2001 and 2002, we issued an aggregate of 34,030 shares of common stock to 12 employees pursuant to the exercise of options under our employee stock option plans. The total consideration received from these option exercises was $0.2 million.

              We believe that the sale and issuance of securities in all the above transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof, or Regulation D thereunder, as transactions by an issuer not involving a public offering. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. In addition, the foregoing transactions were consummated without the use of underwriters and public offering documents and involved a very small number of purchasers.

Item 16. Exhibits and Financial Statement Schedules.

(a)   Exhibits:

Exhibit No.	Description
1.1	Form of Underwriting Agreement with respect to the Common Stock***
3.1	Articles of Incorporation, including Articles of Amendment**++
3.2	Articles of Amendment to Articles of Incorporation filed on September 23, 2003****
3.3	Amended and Restated Bylaws+
4.1	Agreement dated December 4, 1997 between American Equity Investment Life Holding Company and Farm Bureau Life Insurance Company re Right of First Refusal*
4.2	Stockholders' Agreement dated April 30, 1997 among American Equity Investment Life Holding Company and stockholders*
4.3	Registration Rights Agreement dated April 30, 1997 between American Equity Investment Life Holding Company and stockholders*
4.4	Amended and Restated Declaration of Trust of American Equity Capital Trust I dated September 7, 1999+
4.5	Indenture dated September 7, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.16)****
4.6
Trust Preferred Securities Guarantee Agreement dated September 7, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.17)****
4.7
Trust Common Securities Guarantee Agreement dated September 7, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.18)****
4.8	Indenture dated October 29, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.19)****
4.9
Trust Preferred Securities Guarantee Agreement dated October 29, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.20)****
4.10
Trust Common Securities Guarantee Agreement dated October 29, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.21)****
4.11	Form of Common Stock certificate****
5.1	Opinion of Wendy L. Carlson, General Counsel of American Equity***

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)***
9
Voting Trust Agreement dated December 30, 1997 among Farm Bureau Life Insurance Company, American Equity Investment Life Holding Company and David J. Noble, David S. Mulcahy and Debra J. Richardson (Voting Trustees)*
10.1	Restated and Amended General Agency Commission and Servicing Agreement dated June 30, 1997 between American Equity Investment Life Insurance Company and American Equity Investment Service Company*
10.1-A	1999 General Agency Commission and Servicing Agreement dated as of June 30, 1999 between American Equity Investment Life Insurance Company and American Equity Investment Service Company+
10.1-B
Second Restated and Amended General Agency Commission and Servicing Agreement dated as of October 1, 2002 between American Equity Investment Life Insurance Company and American Equity Investment Service Company++++++
10.2	1996 Stock Option Plan*
10.3	Restated and Amended Stock Option and Warrant Agreement dated April 30, 1997 between American Equity Investment Life Holding Company and David J. Noble*
10.4	Warrant to Purchase Common Stock dated May 12, 1997 issued to Sanders Morris Mundy Inc.*
10.5
Deferred Compensation Agreements between American Equity Investment Life Holding Company and
          (a) James M. Gerlach dated June 6, 1996*
          (b) Terry A. Reimer dated November 11, 1996*
(c) David S. Mulcahy dated December 31, 1997*
10.6	Forgivable Loan Agreement dated April 30, 2000 between American Equity Investment Life Holding Company and David J. Noble++
10.7	2000 Employee Stock Option Plan++
10.8	2000 Director Stock Option Plan++
10.9	Coinsurance and Yearly Renewable Term Reinsurance Agreement dated January 1, 2001 between American Equity Investment Life Holding Company and Atlantic International Reinsurance Company LTD.++++
10.10	Coinsurance Agreement dated December 19, 2001 between American Equity Investment Life Holding Company and Equitrust Life Insurance Company+++++
10.11
Amended and Restated Credit Agreement dated December 30, 2002 among American Equity Investment Life Holding Company, West Des Moines State Bank, as co-agent, Fleet National Bank, as documentation agent and U.S. Bank National Association, as agent++++++
10.12	2002 Coinsurance and Yearly Renewable Term Reinsurance Agreement dated November 1, 2002 between American Equity Investment Life Holding Company and Hannover Life Reassurance Company of America+++++++
10.13	2003 Coinsurance and Yearly Renewable Term Reinsurance Agreement dated September 30, 2003 between American Equity Investment Life Holding Company and Hannover Life Reassurance Company of America****

10.14	Form of Change in Control Agreement between American Equity Investment Life Holding Company and each of John M. Matovina, Kevin R. Wingert, Debra J. Richardson and Wendy L. Carlson****
10.15	Form of Change in Control Agreement between American Equity Investment Life Holding Company and each of James M. Gerlach and Terry A. Reimer****
10.16
First Amendment dated August 14, 2003 to Amended and Restated Credit Agreement dated December 30, 2002 among American Equity Investment Life Holding Company, West Des Moines State Bank, as co-agent, Fleet National Bank, as documentation agent and U.S. Bank National Association, as agent****
10.17
Second Amendment dated October 24, 2003 to Amended and Restated Credit Agreement dated December 30, 2002 among American Equity Investment Life Holding Company, West Des Moines State Bank, as co-agent, Fleet National Bank, as documentation agent and U.S. Bank National Association, as agent****
21.1	Subsidiaries of American Equity Investment Life Holding Company****
23.1	Consent of Ernst & Young LLP
23.2	Consent of Wendy L. Carlson (included in Exhibit 5.1)***
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.2)***
24.1	Power of Attorney****

*	Incorporated by reference to American Equity Investment Life Holding Company's Registration Statement on Form 10 dated April 29, 1999
**	Incorporated by reference to the Registration Statement on Form 10 dated April 29, 1999 and Post-Effective Amendment No. 1 to the Registration Statement on Form 10 dated July 20, 1999
***	To be filed by amendment
****	Previously filed
+	Incorporated by reference to Form 10-K for the period ended December 31, 1999
++	Incorporated by reference to Form 10-Q for the period ended June 30, 2000
+++	Incorporated by reference to Form 10-K for the period ended December 31, 2000
++++	Incorporated by reference to Form 10-Q for the period ended September 30, 2001
+++++	Incorporated by reference to Form 10-K for the period ended December 31, 2001
++++++	Incorporated by reference to Form 10-K for the period ended December 31, 2002
+++++++	Incorporated by reference to Form 10-Q for the period ended June 30, 2003

(b)   Financial Statement Schedules:

Report of Independent Auditors

Schedule I.    Summary of Investments—Other than Investments in Related Parties

Schedule II.    Condensed Financial Information of Registrant (Parent Company)

Schedle III.    Supplementary Insurance Information

Schedule IV.    Reinsurance

              All other schedules to the consolidated financial statements required by Article 7 of Regulation S-X are omitted because they are not applicable, not required, or because the information is included elsewhere in the consolidated financial statements or notes thereto.

Report of Independent Auditors on Schedules

The Board of Directors and Stockholders
American Equity Investment Life Holding Company

We have audited the consolidated financial statements of American Equity Investment Life Holding Company (the Company) as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and have issued our report thereon dated March 14, 2003, except for paragraph 38 of Note 1 and Note 13, as to which the date is September 10, 2003 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP
Des Moines, Iowa March 14, 2003

Schedule I—Summary of Investments—Other

Than Investments in Related Parties

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Column A	Column B	Column C	Column D
Type of Investment	Amortized Cost(1)	Fair Value	Amount at which shown in the balance sheet(2)
	(Dollars in thousands)
Fixed maturity securities:
Available for sale
United States Government and agencies	$3,116,562	$3,134,003	$3,134,003
State, municipal and other governments	5,621	5,631	5,631
Public utilities	52,308	51,023	51,023
Corporate securities	354,071	338,070	338,070
Redeemable preferred stocks	11,882	12,822	12,822
Mortgage and asset-backed securities	256,470	211,595	211,595

	3,796,914	3,753,144	3,753,144
Held for investment
United States Government and agencies	1,073,837	1,075,664	1,073,837
Corporate securities	75,673	75,673	75,673

	1,149,510	1,151,337	1,149,510

Total fixed maturity securities	4,946,424	$4,904,481	4,902,654

Equity securities, available for sale:
Non-redeemable preferred stocks	11,218	$11,379	11,379
Common stocks	6,833	5,627	5,627

Total equity securities	18,051	$17,006	17,006

Mortgage loans on real estate	334,339		334,339
Derivative instruments	46,485		52,313
Policy loans	295		295
Cash and cash equivalents	21,163		21,163

Total investments	$5,366,757		$5,327,770

(1)
On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturity securities, derivative instruments, and short-term investments, and unpaid principal balance for mortgage loans.

(2)
Derivative instruments are carried at estimated fair value.

Schedule II—Condensed Financial Information of Registrant

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)

Condensed Balance Sheets

(Dollars in thousands)

	December 31,
	2002	2001
Assets
Cash and cash equivalents	$791	$3,755
Receivable from subsidiary (eliminated in consolidation)	480	500
Receivables from related party	20,462	29,139
Property, furniture and equipment, less allowances for depreciation of $1,031 in 2002 and $992 in 2001	68	107
Federal income tax recoverable	558	—
Deferred income tax asset	5,943	4,590
Other assets	2,301	2,664

	30,603	40,755
Investment in and advances to subsidiaries (eliminated in consolidation)	196,815	153,256

Total assets	$227,418	$194,011

Liabilities and Stockholders' Equity
Liabilities:
Notes payable	$43,333	$46,667
Payable to subsidiaries (eliminated in consolidation)	104,807	103,429
Amounts due to related party	100	—
Other liabilities	1,700	1,348

Total liabilities	149,940	151,444
Stockholders' equity:
Series preferred stock	625	625
Common stock	14,438	14,517
Additional paid-in capital	56,811	57,452
Accumulated other comprehensive loss	(11,944)	(33,531)
Retained earnings	17,548	3,504

Total stockholders' equity	77,478	42,567

Total liabilities and stockholders' equity	$227,418	$194,011

See accompanying note to condensed financial statements.

Schedule II—Condensed Financial Information of Registrant (Continued)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)

Condensed Statements of Income

(Dollars in thousands)

	Year ended December 31,
	2002	2001	2000
Revenues:
Net investment income	$20	$1,017	$3,479
Dividends from subsidiary (eliminated in consolidation)	5,000	—	1,500
Interest from subsidiary (eliminated in consolidation)	214	214	214
Investment advisory fees (eliminated in consolidation)	1,994	—	—
Surplus note interest from subsidiary (eliminated in consolidation)	2,780	3,076	2,006
Interest on note receivable from related party	2,379	3,386	2,053

Total revenues	12,387	7,693	9,252
Expenses:
Interest expense on notes payable	1,901	2,881	2,339
Interest expense on debentures issued to subsidiary trusts (eliminated in consolidation)	7,660	7,663	7,663
Other operating costs and expenses	2,453	1,147	620

Total expenses	12,014	11,691	10,622

Income (loss) before income tax benefit, equity in undistributed income of subsidiaries and minority interests	373	(3,998)	(1,370)
Income tax benefit	1,912	1,590	1,037

Income (loss) before equity in undistributed income of subsidiaries and minority interests	2,285	(2,408)	(333)
Equity in undistributed income of subsidiaries (eliminated in consolidation)	19,367	10,729	12,566

Income before minority interests in subsidiaries	21,652	8,321	12,233
Minority interests in subsidiaries:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	(7,445)	(7,449)	(7,449)

Net income	$14,207	$872	$4,784

See accompanying note to condensed financial statements.

Schedule II—Condensed Financial Information of Registrant (Continued)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)

Condensed Statements of Cash Flows

(Dollars in thousands)

	Year ended December 31,
	2002	2001	2000
Operating activities
Net income	$14,207	$872	$4,784
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation and amortization	159	198	199
Accrual of discount on fixed maturity security	—	59	(334)
Equity in undistributed income of subsidiaries	(19,367)	(10,729)	(12,566)
Minority interests in subsidiaries—earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	7,445	7,449	7,449
Accrual of discount on debenture issued to subsidiary trust	521	521	521
Deferred income tax benefit	(1,353)	(1,590)	(1,037)
Changes in operating assets and liabilities:
Receivable from subsidiary	20	—	2,695
Receivable from related party	8,677	13,234	3,416
Accrued investment income	—	—	547
Federal income tax recoverable	(558)	—	—
Other assets	343	(126)	(673)
Payable to subsidiaries	857	178	180
Amounts due to related parties	100	(4,000)	1,409
Other liabilities	352	(77)	197

Net cash provided by operating activities	11,403	5,989	6,787
Investing activities
Capital contributions to subsidiaries	(50)	(10,025)	(60)
Sales of preferred stock	—	16,942	—
Purchases of property, plant and equipment	—	(177)	—
Purchase of surplus notes from subsidiary	(10,000)	(16,000)	—
Purchase of note receivable from related party	—	—	(27,000)

Net cash used in investing activities	(10,050)	(9,260)	(27,060)
Financing activities
Financing fees incurred and deferred	$(100)	$—	$(216)
Proceeds from notes payable	10,000	6,000	23,400
Repayments of notes payable	(13,334)	(3,333)	—
Issuance of common stock	137	39	1,956
Acquisition of common stock	(857)	(177)	(619)
Dividends paid	(163)	(164)	(152)

Net cash provided by (used in) financing activities	(4,317)	2,365	24,369

Increase (decrease) in cash and cash equivalents	(2,964)	(1,024)	4,096
Cash and cash equivalents at beginning of year	3,755	4,779	683

Cash and cash equivalents at end of year	$791	$3,755	$4,779

Supplemental disclosures of cash flow information
Cash paid during the year for interest:
Notes payable	$1,763	$2,881	$2,339
Debentures issued to subsidiary trusts	7,660	7,663	7,663
Non-cash investing and financing activities:
Fixed maturity security contributed to subsidiary	—	19,962	10,157

See accompanying note to condensed financial statements.

Schedule II—Condensed Financial Information of Registrant (Continued)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)

Note to Condensed Financial Statements

1.     Basis of Presentation

              The accompanying condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of American Equity Investment Life Holding Company.

              In the parent company financial statements, the Company's investment in and advances to subsidiaries (which includes surplus notes issued by one of the Company's life insurance subsidiaries) is stated at cost plus equity in undistributed income (losses) of subsidiaries since the date of acquisition and net unrealized gains/losses on the subsidiaries' fixed maturity securities classified as "available for sale" and equity securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities.

              See Note 7 to the consolidated financial statements for a description of the parent company's notes payable.

              Certain amounts in the 2001 condensed financial statements have been reclassified to conform to the 2002 condensed financial statement presentation.

Schedule III—Supplementary Insurance Information

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums	Other policy claims and benefits payable acquisition costs
	(Dollars in thousands)
As of December 31, 2002:
Life insurance	$595,450	$5,452,365	$—	$35,644

As of December 31, 2001:
Life insurance	$492,757	$3,993,945	$—	$22,046

As of December 31, 2000:
Life insurance	$289,609	$2,099,915	$—	$16,669

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
	(Dollars in thousands)
Year ended December 31, 2002:
Life insurance	$29,040	$308,548	$181,923	$39,930	$28,909

Year ended December 31, 2001:
Life insurance	$25,661	$209,086	$120,606	$23,040	$27,277

Year ended December 31, 2000:
Life insurance	$19,372	$100,060	$65,257	$8,574	$26,166

Schedule IV—Reinsurance

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2002:
Life insurance in force, at end of year	$2,084,417	$807	$133,745	$2,217,355	6.03%

Insurance premiums and other considerations:
Annuity and single premium universal life product charges	$15,376	$—	$—	$15,376	—%
Traditional life and accident and health insurance premiums	10,421	362	3,605	13,664	26.38%

	$25,797	$362	$3,605	$29,040	12.41%

Year ended December 31, 2001:
Life insurance in force, at end of year	$2,366,765	$260,675	$209,647	$2,315,737	9.05%

Insurance premiums and other considerations:
Annuity and single premium universal life product charges	$12,555	$35	$—	$12,520	—%
Traditional life and accident and health insurance premiums	9,043	156	4,254	13,141	32.37%

	$21,598	$191	$4,254	$25,661	16.58%

Year ended December 31, 2000:
Life insurance in force, at end of year	$2,365,190	$171,704	$161,793	$2,355,279	6.87%

Insurance premiums and other considerations:
Annuity and single premium universal life product charges	$8,338	$—	$—	$8,338	—%
Traditional life and accident and health insurance premiums	8,600	182	2,616	11,034	23.71%

	$16,938	$182	$2,616	$19,372	13.50%

Item 17. Undertakings.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned Registrant hereby undertakes that:

                  (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2)   For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on November 14, 2003.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
By:	/s/ D. J. NOBLE
Name:	David J. Noble
Title:	President

              Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities indicated below on November 14, 2003:

Signature	Title

/s/ D. J. NOBLE David J. Noble	Chairman of the Board and President (Principal Executive Officer)
/s/ WENDY L. CARLSON Wendy L. Carlson	Chief Financial Officer and General Counsel (Principal Financial Officer)
/s/ TED M. JOHNSON Ted M. Johnson	Vice President—Accounting (Principal Accounting Officer)
* John C. Anderson	Director
* James M. Gerlach	Director
* Robert L. Hilton	Director
* John M. Matovina	Director

* Ben T. Morris	Director
* David S. Mulcahy	Director
* A. J. Strickland, III	Director
* Harley A. Whitfield	Director
* Kevin R.Wingert	Director
*By:	/s/ D. J. NOBLE David J. Noble
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement with respect to the Common Stock***
3.1	Articles of Incorporation, including Articles of Amendment**++
3.2	Articles of Amendment to Articles of Incorporation filed on September 23, 2003****
3.3	Amended and Restated Bylaws+
4.1	Agreement dated December 4, 1997 between American Equity Investment Life Holding Company and Farm Bureau Life Insurance Company re Right of First Refusal*
4.2	Stockholders' Agreement dated April 30, 1997 among American Equity Investment Life Holding Company and stockholders*
4.3	Registration Rights Agreement dated April 30, 1997 between American Equity Investment Life Holding Company and stockholders*
4.4	Amended and Restated Declaration of Trust of American Equity Capital Trust I dated September 7, 1999+
4.5	Indenture dated September 7, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.16)****
4.6
Trust Preferred Securities Guarantee Agreement dated September 7, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.17)****
4.7
Trust Common Securities Guarantee Agreement dated September 7, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.18)****
4.8	Indenture dated October 29, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.19)****
4.9
Trust Preferred Securities Guarantee Agreement dated October 29, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.20)****
4.10
Trust Common Securities Guarantee Agreement dated October 29, 1999 between American Equity Investment Life Holding Company and West Des Moines State Bank, as trustee (previously filed as Exhibit 10.21)****
4.11	Form of Common Stock certificate****
5.1	Opinion of Wendy L. Carlson, General Counsel of American Equity***
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)***
9
Voting Trust Agreement dated December 30, 1997 among Farm Bureau Life Insurance Company, American Equity Investment Life Holding Company and David J. Noble, David S. Mulcahy and Debra J. Richardson (Voting Trustees)*
10.1	Restated and Amended General Agency Commission and Servicing Agreement dated June 30, 1997 between American Equity Investment Life Insurance Company and American Equity Investment Service Company*

10.1-A	1999 General Agency Commission and Servicing Agreement dated as of June 30, 1999 between American Equity Investment Life Insurance Company and American Equity Investment Service Company+
10.1-B
Second Restated and Amended General Agency Commission and Servicing Agreement dated as of October 1, 2002 between American Equity Investment Life Insurance Company and American Equity Investment Service Company++++++
10.2	1996 Stock Option Plan*
10.3	Restated and Amended Stock Option and Warrant Agreement dated April 30, 1997 between American Equity Investment Life Holding Company and David J. Noble*
10.4	Warrant to Purchase Common Stock dated May 12, 1997 issued to Sanders Morris Mundy Inc.*
10.5
Deferred Compensation Agreements between American Equity Investment Life Holding Company and
          (a) James M. Gerlach dated June 6, 1996*
          (b) Terry A. Reimer dated November 11, 1996*
(c) David S. Mulcahy dated December 31, 1997*
10.6	Forgivable Loan Agreement dated April 30, 2000 between American Equity Investment Life Holding Company and David J. Noble++
10.7	2000 Employee Stock Option Plan++
10.8	2000 Director Stock Option Plan++
10.9	Coinsurance and Yearly Renewable Term Reinsurance Agreement dated January 1, 2001 between American Equity Investment Life Holding Company and Atlantic International Reinsurance Company LTD.++++
10.10	Coinsurance Agreement dated December 19, 2001 between American Equity Investment Life Holding Company and Equitrust Life Insurance Company+++++
10.11
Amended and Restated Credit Agreement dated December 30, 2002 among American Equity Investment Life Holding Company, West Des Moines State Bank, as co-agent, Fleet National Bank, as documentation agent and U.S. Bank National Association, as agent++++++
10.12	2002 Coinsurance and Yearly Renewable Term Reinsurance Agreement dated November 1, 2002 between American Equity Investment Life Holding Company and Hannover Life Reassurance Company of America+++++++
10.13	2003 Coinsurance and Yearly Renewable Term Reinsurance Agreement dated September 30, 2003 between American Equity Investment Life Holding Company and Hannover Life Reassurance Company of America****
10.14	Form of Change in Control Agreement between American Equity Investment Life Holding Company and each of John M. Matovina, Kevin R. Wingert, Debra J. Richardson and Wendy L. Carlson****
10.15	Form of Change in Control Agreement between American Equity Investment Life Holding Company and each of James M. Gerlach and Terry A. Reimer****
10.16
First Amendment dated August 14, 2003 to Amended and Restated Credit Agreement dated December 30, 2002 among American Equity Investment Life Holding Company, West Des Moines State Bank, as co-agent, Fleet National Bank, as documentation agent and U.S. Bank National Association, as agent****

10.17
Second Amendment dated October 24, 2003 to Amended and Restated Credit Agreement dated December 30, 2002 among American Equity Investment Life Holding Company, West Des Moines State Bank, as co-agent, Fleet National Bank, as documentation agent and U.S. Bank National Association, as agent****
21.1	Subsidiaries of American Equity Investment Life Holding Company****
23.1	Consent of Ernst & Young LLP
23.2	Consent of Wendy L. Carlson (included in Exhibit 5.1)***
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.2)***
24.1	Power of Attorney****

*	Incorporated by reference to American Equity Investment Life Holding Company's Registration Statement on Form 10 dated April 29, 1999
**	Incorporated by reference to the Registration Statement on Form 10 dated April 29, 1999 and Post-Effective Amendment No. 1 to the Registration Statement on Form 10 dated July 20, 1999
***	To be filed by amendment
****	Previously filed
+	Incorporated by reference to Form 10-K for the period ended December 31, 1999
++	Incorporated by reference to Form 10-Q for the period ended June 30, 2000
+++	Incorporated by reference to Form 10-K for the period ended December 31, 2000
++++	Incorporated by reference to Form 10-Q for the period ended September 30, 2001
+++++	Incorporated by reference to Form 10-K for the period ended December 31, 2001
++++++	Incorporated by reference to Form 10-K for the period ended December 31, 2002
+++++++	Incorporated by reference to Form 10-Q for the period ended June 30, 2003

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. SHAREHOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued) (Dollars in thousands) (Unaudited)
Report of Independent Auditors on Schedules
SIGNATURES
EXHIBIT INDEX